As filed with the Securities and Exchange Commission on September 29, 2014

Registration No. 333-193942

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 6

TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SWK Holdings Corporation

(Exact name of registrant as specified in its charter)

Delaware	6159	77-0435679
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15770 North Dallas Parkway, Suite 1290
Dallas, Texas 75248
(972) 687-7250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Brett Pope
Chief Executive Officer
15770 North Dallas Parkway, Suite 1290
Dallas, Texas 75248
(972) 687-7250

(Name, address including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Tammy Knight, Esq.
Holland & Knight LLP
515 East Las Olas Boulevard, Suite 1200
Fort Lauderdale, Florida 33301
(954) 525-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, $0.001 par value	14,534,884	$0.86	$12,500,000	$1,610	(5)
Rights to Purchase Shares of Common Stock(4)	—	—	—	—

(1)	Assumes exercise of 100% of the subscription rights.
(2)	This estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Represents the aggregate gross proceeds from the issuance of the maximum number of shares of common stock, which may be issued pursuant to the exercise of rights. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(4)	Evidencing non-transferable rights to subscribe for 14,534,884 shares of common stock, which are being issued without consideration. Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the rights because the rights are being registered in the same registration statement as the common stock of the registrant underlying the rights.
(5)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 29, 2014

PRELIMINARY PROSPECTUS

Rights to Purchase Up to 14,534,884 Shares of Common Stock

We are distributing to holders of our common stock, at no charge, non-transferable subscription rights to purchase up to 14,534,884 shares of our common stock. We refer to this offering as the “rights offering.” In the rights offering, you will receive one subscription right for each whole share of common stock you owned at 5:00 p.m., Eastern time, on     , 2014, the record date of the rights offering. As of the date of this prospectus, 99,082,894 shares of our common stock were outstanding.

Each subscription right will entitle you to purchase 0.345662431 shares of our common stock at a subscription price of $0.86 per share, which we refer to as the “basic subscription right.” If you fully exercise all of your basic subscription rights you will be entitled to exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same price of $0.86 per share, subject to proration and to the subscription limitation described in this prospectus. Funds affiliated with Carlson Capital L.P. have agreed that they will not exercise the rights associated with the 55,908,000 shares recently issued to them, as described in this prospectus, and we have agreed that these funds may nonetheless exercise their over-subscription privilege with respect to shares other than these 55,908,000 shares. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares available to you, any excess subscription payments will be returned to you within 10 business days after the closing of the rights offering, without interest or penalty.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern time, on      , 2014. We may extend the rights offering for additional periods at our sole discretion. Once made, all exercises of subscription rights are irrevocable.

We have entered into a standby purchase agreement with Double Black Diamond, L.P., whom we refer to as the “Standby Purchaser.” The Standby Purchaser is affiliated with Carlson Capital which serves as the investment manager to funds that collectively constitute our largest stockholder. The Standby Purchaser also is a significant lender to us under a senior secured credit facility. The Standby Purchaser has agreed to acquire from us all of the unsubscribed shares (other than shares issued under the rights associated with the 55,908,000 shares recently issued to funds affiliated with Carlson Capital, as described in this prospectus), up to the entire rights offering amount ($12.5 million of gross proceeds or 14,534,884 shares), at the same subscription price of $0.86 per share as all other stockholders. The purchase of any shares by the Standby Purchaser resulting from unexercised rights, which we refer to as the “standby offering,” will be effected in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, or the Securities Act, and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part. We refer to the rights offering together with the standby offering as the “offerings.”

In addition to the commitments by the Standby Purchaser, certain of our directors and executive officers have expressed their intention to purchase up to approximately 219,555 shares, collectively, by exercising their basic subscription rights in the rights offering.

Computershare Inc. and Computershare Trust Company, N.A. have agreed to serve as the subscription agent for the rights offering. The subscription agent will hold the funds we receive from subscribers until we complete or terminate the rights offering. Georgeson Inc. has agreed to serve as information agent for the rights offering. If you want to participate in this rights offering and you are the record holder of your shares, we recommend that you submit your subscription documents to the subscription agent before the expiration date of the rights offering. If you want to participate in this rights offering and you hold shares through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee. For a detailed discussion, see “The Rights Offering — The Subscription Rights.”

We are not requiring an overall minimum subscription to complete the rights offering. We entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however, our board of directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering. If we terminate the rights offering, all subscription payments received will be returned within 10 business days, without interest or penalty. We expect to close the rights offering on or about      , 2014.

Our common stock is listed on the OTCQB Marketplace under the symbol “SWKH.” On September 4, 2014, the last reported sale price of our common stock was $1.44 per share. The subscription rights are non-transferrable and therefore will not be listed for trading on the OTCQB or any other stock exchange or market. Our principal executive offices are located at 15770 North Dallas Parkway, Suite 1290, Dallas, Texas 75248, and our telephone number is (972) 687-7250.

Investing in our common stock involves risks. You should read the “Risk Factors” section beginning on page 16 before making your investment decision.

	Per Share	Total(1)
Subscription price	$0.86	$12,500,000
Estimated expenses	$0.03	$475,000
Net proceeds to SWK Holdings Corporation	$0.83	$12,025,000

(1)	Assumes the rights offering is fully subscribed.

Our board of directors is making no recommendation regarding your exercise of the subscription rights. You should carefully consider whether to exercise your subscription rights before the expiration date. You may not revoke or revise any exercises of subscription rights once made unless we terminate the rights offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is      , 2014.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other or different information. If anyone provides you with information that is different from, or inconsistent with, the information in this prospectus, you should not rely on it. This document may only be used where it is legal to sell these securities. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sales of our shares of common stock.

Neither we, nor any of our officers, directors, agents or representatives, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus to be legal, business, investment or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction where it would not be lawful or where the person making the offer is not qualified to do so.

No action is being taken in any jurisdictions outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in those jurisdictions. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions that apply in those jurisdictions to this offering or the distribution of this prospectus.

As used in this prospectus, “SWK Holdings Corporation,” “Company,” “we,” “us,” and “our” refer to SWK Holdings Corporation and its subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We may, from time to time, make written or oral “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements contained in our filings with the Securities and Exchange Commission, or the SEC, our reports to stockholders and in other communications by us. These statements can often be identified by the use of forward-looking terminology such as “believe,” “expect,” “intend,” “may,” “will,” “should,” “planned” or “anticipate” or similar terminology.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	our ability to deploy capital such that we maximize our portfolio total return;

•	our future operating results;

•	our business prospects and the prospects of the current and prospective products underlying the royalty streams and debt backed by royalty streams in which we invest;

•	our ability to access debt markets and equity markets;

•	the adequacy of our cash resources and working capital;

•	the impact of fluctuations in interest rates on our business;

•	our ability to recover unrealized losses;

•	our substantial capital requirements and absence of liquidity from our partner company holdings;

•	competition from better capitalized specialty lenders;

•	our ability to attract and retain qualified employees;

•	our ability to execute our strategy;

•	market valuations in sectors in which our partner companies operate;

•	our inability to control our partner companies;

•	our need to manage our assets to avoid registration under the Investment Company Act of 1940;

•	our ability to use our net operating loss carryforwards to offset taxable income and capital gains;
•	risks associated with our royalties and debt backed by royalties, including the fact that most of our partner companies to which we advance royalty backed debt have a limited history and a history of operating losses, face intense competition, may face patent, regulatory, business or legal issues and may never be profitable;

•	the variability of our partner companies from period to period; and

•	compliance with government regulation and legal liabilities.

Forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

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QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, the shares of our common stock offered hereby and our business. We urge you to read this entire prospectus.

What is the rights offering?

We are distributing, at no charge, to holders of shares of our common stock, non-transferable subscription rights to purchase shares of our common stock at a price of $0.86 per share. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern time, on      , 2014, the record date for the rights offering. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege.

What is the basic subscription right?

The basic subscription right gives our stockholders the opportunity to purchase up to an aggregate of 14,534,884 shares of our common stock at a subscription price of $0.86 per share. Funds affiliated with Carlson Capital have agreed that they will not exercise their subscription rights with respect to the 55,908,000 shares recently issued to them. For each whole share you owned as of the record date for the rights offering, your basic subscription right gives you the opportunity to purchase 0.345662431 shares of our common stock. For example, if you owned 1,000 shares of common stock as of the record date, you would have received 1,000 subscription rights and would have the right to purchase 346 (rounded up from 345.7) shares of our common stock for $0.86 per share (or a total payment of $297.56). You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights at all. Except for the funds affiliated with Carlson Capital that own our common stock, if you exercise less than all of your basic subscription rights, you will not be entitled to purchase shares under your over-subscription privilege.

Funds affiliated with Carlson Capital together constitute our largest stockholder. In addition, the Standby Purchaser is affiliated with Carlson Capital. On August 18, 2014, certain funds affiliated with Carlson Capital purchased an additional 55,908,000 shares of our common stock in a private placement, or the Initial Share Issuance. As a result of the Initial Share Issuance, affiliates of Carlson Capital own (including the 1,000,000 shares of common stock underlying a warrant, or the Warrant, held by the Standby Purchaser) in the aggregate 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant. In connection with the Initial Share Issuance, funds affiliated with Carlson Capital that own our common stock agreed not to exercise rights to participate in the rights offering with respect to the 55,908,000 shares received in the Initial Share Issuance. As a result of this agreement, our stockholders, including funds affiliated with Carlson Capital that own our common stock, will participate in the rights offering pro rata based on common stock ownership prior to the Initial Share Issuance. Consequently, the exchange ratio was calculated without taking into account the shares issued to funds affiliated with Carlson Capital in the Initial Share Issuance. Funds affiliated with Carlson Capital that own our common stock are entitled to participate in the over-subscription privilege if they exercise all of their subscription rights, other than the subscription rights not exercised with respect to the 55,908,000 shares received in the Initial Share Issuance.

Fractional shares will not be issued upon the exercise of the rights. Accordingly, the number of shares to be issued to a stockholder upon exercise of the rights will be rounded up to the nearest whole number of shares.

If you are a holder of record, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, bank or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a rights certificate. Instead, DTC will issue the subscription right to your nominee record holder for each share of our common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

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What is the over-subscription privilege?

If you purchase all of the shares available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares that our other stockholders do not purchase through the exercise of their basic subscription rights, subject to the subscription limitation described below. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares are available, we will seek to honor your over-subscription request in full. However, if over-subscription requests exceed the number of shares available, we will allocate the available shares pro rata among the stockholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription rights, subject to the subscription limitation described below. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed, subject to the subscription limitation described below. We will allocate the remaining shares among all other stockholders exercising the over-subscription privilege. If you are not allocated the full amount of shares for which you over-subscribe, any excess subscription payments will be returned to you within 10 business days after the closing of the rights offering, without interest or penalty.

Computershare Inc. and Computershare Trust Company, N.A., our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privilege). For a detailed discussion, see “The Rights Offering — The Subscription Rights — Over-Subscription Privilege.”

Fractional shares will not be issued upon the exercise of the rights. Accordingly, the number of shares to be issued to a stockholder upon exercise of the rights will be rounded up to the nearest whole number of shares.

Funds affiliated with Carlson Capital that own our common stock are entitled to participate in the over-subscription privilege if they exercise all of their subscription rights, other than the subscription rights with respect to the 55,908,000 shares received in the Initial Share Issuance.

Are there any limits on the number of shares I may purchase?

Yes. Our stockholder rights agreement prohibits ownership by stockholders that exceeds 4.9% of the total issued and outstanding shares in order to protect our ability to carry forward our net operating loss carryforwards, or NOLs. Accordingly, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any stockholder whose beneficial ownership we determine, in our sole discretion, would exceed 4.9% of the total outstanding shares of common stock, upon completion of the rights offering, excluding unvested shares of restricted stock. The foregoing restriction is referred to in this prospectus as the “subscription limitation.” The “subscription limitation” will not apply to the Standby Purchaser and its affiliates, including funds affiliated with Carlson Capital.

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Any subscription rights exercised for common stock that would cause a stockholder (other than affiliates of Carlson Capital, including the Standby Purchaser) to exceed the subscription limitation will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, within 10 business days after closing of the rights offering.

We will also require each rights holder exercising its rights to represent to us in the rights certificate that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock, calculated based on the 112,492,778 shares potentially outstanding after the consummation of the rights offering if all rights are exercised, excluding unvested shares of restricted stock. Affiliates of Carlson Capital, including the Standby Purchaser will not be required to make this representation.

For a detailed discussion, see “The Rights Offering — The Subscription Limitation.”

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital in a cost-effective manner that allows all stockholders to participate. We expect proceeds from the rights offering to be used to fund additional financing transactions and for general corporate purposes. For a detailed discussion, see “Use of Proceeds.”

Our board of directors has chosen the structure of the rights offering to raise capital because it provides existing stockholders the opportunity to limit their ownership dilution from a sale of common stock to other investors. By pursuing a rights offering, we also are limiting the impact of the issuance of additional shares on our NOLs, by allowing all stockholders the opportunity to maintain their current ownership percentage of the Company. Further, on August 18, 2014, we entered into a securities purchase agreement with Carlson Capital concerning the Initial Share Issuance, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering.

Why is there a standby purchaser?

We entered into a standby purchase agreement with the Standby Purchaser to ensure that, if the rights offering is consummated, at least 14,534,884 shares of our common stock are issued in the rights offering at the same purchase price at which the rights were exercisable. Through this arrangement, we have a greater degree of certainty that we will raise gross proceeds of at least $12.5 million through the rights offering and the standby offering. Additionally, the standby offering minimizes the potential impact of the rights offering on the Company’s NOLs because we have determined that the increase in the ownership position of the Standby Purchaser and its affiliates will not impair our ability to potentially use our NOLs even if no stockholders other than the Standby Purchaser participate in the offerings. In addition, in connection with the Initial Share Issuance, we agreed that the Standby Purchaser would have the exclusive right to backstop the rights offering.

How many shares will the Standby Purchaser and its affiliates own after the offerings?

Funds affiliated with Carlson Capital together constitute our largest stockholder. On August 18, 2014, funds affiliated with Carlson Capital purchased an additional 55,908,000 shares of our common stock in the Initial Share Issuance. As a result of the Initial Share Issuance, funds affiliated with Carlson Capital own (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) in the aggregate 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant.

In connection with the Initial Share Issuance, funds affiliated with Carlson Capital that own our common stock agreed not to exercise rights to participate in the rights offering with respect to the 55,908,000 shares received in the Initial Share Issuance. As a result of this agreement, our stockholders, including funds affiliated with Carlson Capital that own our common stock, will participate in the rights offering pro rata based on common stock ownership prior to the Initial Share Issuance. Consequently, the exchange ratio was calculated without taking into account the shares issued to funds affiliated with Carlson Capital in the Initial Share Issuance. Funds affiliated with Carlson Capital that own our common stock are entitled to participate in the over-subscription privilege if they exercise all of their subscription rights, other than the rights not exercised with respect to the 55,908,000 shares received in the Initial Share Issuance.

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The Standby Purchaser also holds the Warrant to purchase 1,000,000 shares of our common stock at an exercise price of $1.3875 per share. The Warrant contains anti-dilution provisions that are triggered upon the occurrence of certain events, including this rights offering. Assuming a fully subscribed rights offering, the Warrant will become exercisable into 1,000,000 shares of common stock at an exercise price of $1.349 per share.

If the rights offering is completed and each of our stockholders as of the record date purchases the full number of shares to which it is entitled, we will issue an additional 14,534,884 shares of common stock in the rights offering, as a result of which we will have an aggregate of 113,617,778 shares of common stock issued and outstanding (including unvested shares of restricted stock). In such an event, funds affiliated with Carlson Capital would beneficially own (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) in the aggregate approximately 63.9% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant.

However, following the closing of the rights offering, we are required to sell to certain funds affiliated with Carlson Capital an additional number of shares of our common stock so that they own (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) an aggregate of 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant. If the rights offering is fully subscribed (including through the exercise of over-subscription privileges, but assuming no exercises of over-subscription privileges by affiliates of Carlson Capital), in addition to the shares issued in the offerings, we will issue an additional 18,805,416 shares to affiliates of Carlson Capital, for a total of 132,423,194 shares of common stock outstanding (excluding the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser).

If none of our stockholders as of the record date purchases shares in the rights offering but we consummate the rights offering, then the Standby Purchaser will purchase, pursuant to the standby purchase agreement, 14,534,884 shares in the rights offering and, together with other affiliates of Carlson Capital, would own (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) in the aggregate approximately 72.9% of our combined issued and outstanding of common stock, unvested restricted stock, and common stock underlying the Warrant. In this case, Carlson Capital would not purchase additional shares of our common stock after completion of the rights offering as its aggregate ownership would be above 69%. Carlson Capital is limited by the stockholder rights agreement and a stockholders’ agreement from owning more than 76% of our outstanding common stock. Under the stockholder rights agreement, without prior approval of our board of directors, Carlson Capital and its affiliates cannot own over 76% of our issued and outstanding shares without triggering the exercisability of the purchase rights. See “Description of Capital Stock—Rights Agreement.” In addition, in connection with the securities purchase agreement, we entered into a stockholders’ agreement. Pursuant to the stockholders’ agreement, the funds affiliated with Carlson Capital that own our common stock agreed that until the earlier of the fifth anniversary of the Initial Share Issuance or the date such funds and their affiliates own less than 40% of the outstanding shares of our common stock, such funds and their affiliates will not increase their voting percentage of common stock to greater than 76% or cause us to engage in any buybacks in excess of 3% of the then outstanding shares of common stock without offering to acquire all of the then-outstanding common stock at the same price and on the same terms and conditions. See “Description of Capital Stock—Stockholders’ Agreement.”

In view of the large percentage of our common stock currently owned and controlled by affiliates of Carlson Capital, together with additional common stock that may be acquired by the Standby Purchaser if the rights offering is consummated, the right of affiliates of Carlson Capital to purchase additional shares after the rights offering to maintain a 69% ownership interest, and the Standby Purchaser’s position as a secured lender to us, Carlson Capital and its affiliates, including the Standby Purchaser, will continue to have the ability to exert significant influence over our management and policies.

We entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however, our board of directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering.

How does the standby offering work?

Subject to certain conditions, the Standby Purchaser has committed to purchase up to the entire rights offering amount ($12.5 million of gross proceeds or 14,534,884 shares) at the same subscription price of $0.86 per share as all other stockholders, to the extent that such shares are not subscribed for pursuant to the exercise of basic subscription rights and over-subscription privileges in the rights offering, which we refer to as the unsubscribed shares. If all 14,534,884 shares are sold pursuant to the exercise of basic subscription rights and over-subscription privileges in the rights offering, there will be no unsubscribed shares, and no shares will be sold to the Standby Purchaser in the standby offering.

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Is the Standby Purchaser receiving any compensation for its standby commitment?

No. The Standby Purchaser is not receiving compensation for its standby commitment. However, as described above, the Standby Purchaser will be entitled to certain adjustments under its Warrant.

How was the subscription price determined?

The subscription price was determined by the board of directors based on the recommendation of a special committee of our board of directors and represents a 20.4% discount to the average closing price of our common stock on the OTCQB over the twenty trading days prior to April 10, 2014 and a 23.9% discount to the closing price of our common stock on August 18, 2014, which is the date of the Initial Share Issuance. The subscription price is based on a variety of factors, including the following:

•	the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock;

•	historical and current trading prices for our common stock;

•	general conditions in the financial services industry;

•	our need for capital;

•	alternatives available to us for raising capital;

•	potential market conditions; and

•	the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis.

In conjunction with the special committee’s review of these factors, it also reviewed:

•	our history and prospects, including our past and present earnings;

•	our prospects for future earnings;

•	the outlook for our industry;

•	our current financial condition; and

•	a range of discounts to market value, the theoretical ex-rights price and book value, represented by the subscription prices in prior rights offerings.

The subscription price does not necessarily bear any relationship to any established criteria for value. You should not consider the subscription price as an indication of the value of the Company or our common stock. No valuation consultant or investment banker has passed upon the fairness or adequacy of the subscription price. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased in the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. Once made, all exercises of subscription rights are irrevocable.

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Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, subject to the subscription limitation, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change. However, if you choose not to exercise your subscription rights or you choose to not exercise your subscription rights in full, your ownership interest in the Company will be diluted by other stockholders, including the Standby Purchaser.

In addition, if you do not exercise all of your basic subscription rights in full, you will not be entitled to participate in the over-subscription privilege. Funds affiliated with Carlson Capital that own our common stock are entitled to participate in the over-subscription privilege if they exercise all of their subscription rights (other than the rights with respect to the 55,908,000 shares received in the Initial Share Issuance).

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment, including final clearance of any uncertified check, before the rights offering expires on      , 2014, at 5:00 p.m., Eastern time. If you hold your shares in the name of a broker, dealer, bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights, along with the required subscription payment. Although our board of directors may, in its discretion, extend the expiration date of the rights offering, we currently do not intend to do so. We entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however, our board of directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering. If we terminate the rights offering, all subscription payments received will be returned within 10 business days of such termination, without interest or penalty. We will notify stockholders if the rights offering is terminated or extended by issuing a press release.

Although we will make reasonable attempts to provide this prospectus to our stockholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed on the OTCQB Marketplace or any other stock exchange or market. Rights certificates may be completed only by the stockholder who receives the certificate. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the OTCQB Marketplace.

Are we requiring a minimum overall subscription to complete the rights offering?

No. We are not requiring an overall minimum subscription to complete the rights offering. We entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however, our board of directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering.

Can the board of directors terminate or extend the rights offering?

Yes. We entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however, our board of directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering. We do not presently intend to extend the rights offering. We will notify stockholders if the rights offering is terminated or extended by issuing a press release. Any decision to terminate the offering will be made by the special committee of the board of directors.

The consummation of any sales of our common stock to the Standby Purchaser is conditioned on the completion of the rights offering and upon the number of unsubscribed shares available. Therefore, if the special committee terminates the rights offering, the Standby Purchaser will have no rights to purchase shares of our common stock in the standby offering. For a detailed discussion, see “The Standby Offering.”

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Has the board of directors made a recommendation to stockholders regarding the rights offering?

No. Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. We cannot predict the price at which our shares of common stock will trade after the rights offering. The market price for our common stock may decrease to an amount below the subscription price, and if you exercise your subscription rights at the subscription price, you may not be able to sell the underlying shares of our common stock in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus. See “Risk Factors” for discussion of some of the risks involved in investing in our shares of common stock.

Will our directors and executive officers participate in the rights offering?

Certain of our directors and executive officers have indicated that they intend to participate in the rights offering, although they are not required to do so. Collectively, we expect our directors and executive officers, together with their affiliates, to purchase approximately 219,555 shares in the rights offering pursuant to the exercise of their basic subscription rights. For a detailed discussion, see “The Rights Offering — Insider Participation.” Our directors and executive officers are entitled to participate in the rights offering on the same terms and conditions applicable to all stockholders. Following the offerings, our directors and executive officers, together with their affiliates, and exclusive of over subscription commitments are expected to own an aggregate of approximately 854,725 shares of common stock, or less than 1% of our total outstanding shares of common stock if we sell 14,534,884 shares. Some of our directors are affiliates of Carlson Capital, but we have not counted shares owned by affiliates of Carlson Capital other than the above-mentioned directors in the above calculations.

How do I exercise my subscription rights?

If you are a stockholder of record (i.e., you hold a common stock certificate) and you wish to participate in the rights offering, you must deliver a properly completed and signed rights certificate, together with payment of the purchase price, to the subscription agent before 5:00 p.m., Eastern time, on       , 2014. If you are exercising your subscription rights through your broker, dealer, bank or other nominee, you should promptly contact your broker, dealer, bank or other nominee and submit your subscription documents and payment for the common stock subscribed for in accordance with the instructions and within the time period provided by your broker, dealer, bank or other nominee.

What if my shares are held in “street name”?

If you hold your shares of our common stock in the name of a broker, dealer, bank or other nominee, then your broker, dealer, bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase shares of our common stock, please promptly contact the record holder of your shares. We will ask the record holder of your shares, who may be your broker, dealer, bank or other nominee, to notify you of this rights offering.

What form of payment is required?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in U.S. currency, by:

•	a personal check draft on a U.S. bank;
•	a certified check drawn on a U.S. bank; or
•	a wire transfer.

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Checks must be payable to “Computershare” (acting as the subscription agent for the rights offering). If you send payment by uncertified check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. In certain cases, you may be required to provide signature guarantees. If you wish to pay by wire transfer, you must contact the information agent for instructions.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privileges, and the subscription limitation.

When will I receive my new shares?

If you purchase stock in the rights offering you will receive your new shares as soon as practicable after the closing of the rights offering. We anticipate that the offerings will close on or about            , 2014.

After I send in my payment and rights certificate to the subscription agent, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price of $0.86 per share.

What effects will the rights offering have on our outstanding common stock?

Assuming no other transactions by us involving our common stock prior to the expiration of the rights offering, and if the offering is fully subscribed through the exercise of the subscription rights, or if the Standby Purchaser purchases all unsubscribed shares, an additional 14,534,884 shares of our common stock will be issued and outstanding after the closing of the offerings, for a total of 113,617,778 shares of common stock outstanding (including unvested shares of restricted stock). As a result of the offerings, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription rights will be diluted in the amount of $0.06 per share. The exact number of shares that we will issue in this offering will depend on the number of shares that are subscribed for in the rights offering by our stockholders or purchased by the Standby Purchaser.

In addition, the subscription price of the shares will likely be at a discount to the market price of our common stock and may reduce the market price per share of shares you already hold.

How much will the Company receive from the offerings?

If all of the subscription rights (including all over-subscription privileges) are exercised in full by our stockholders or the Standby Purchaser purchases all unsubscribed shares, we estimate that we will receive gross proceeds (before expenses) of approximately $12.5 million.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and you should consider this investment as carefully as you would consider any other investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” beginning on page 16 of this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If we do not complete the rights offering, all subscription payments received by the subscription agent will be returned within 10 business days after the termination or expiration of the rights offering, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive your subscription payment because the subscription agent will return payments through the record holder of your shares.

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How do I exercise my rights if I live outside the United States and Canada?

The subscription agent will hold rights certificates for stockholders having addresses outside the United States and Canada. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering — Foreign Stockholders.”

What fees or charges apply if I purchase shares in the rights offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, bank or other nominee, you are responsible for paying any fees your broker, dealer, bank or other nominee may charge you.

What are the U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss in connection with the receipt or exercise of subscription rights in the rights offering. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material United States Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, bank or other nominee, then you should send your subscription documents and subscription payment to that broker, dealer, bank or other nominee. If you are the record holder, then you should send your subscription documents, rights certificate and subscription payment by mail or overnight courier to:

If Delivering by Mail: Computershare Trust Company, N.A. Attn: Reorganization Department P.O. Box 43011 Providence, RI 02940-3011	If Delivering by Courier: Computershare Trust Company, N.A. Attn: Reorganization Department 250 Royall Street, Suite V Canton, MA 02021

You or, if applicable, your nominee are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering at 5:00 p.m. Eastern time on      , 2014.

Whom should I contact if I have other questions?

If you have any questions about the rights offering or wish to request another copy of a document, please contact our information agent, Georgeson Inc., at:

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Banks and Brokers Call:	All Others:
(800) 223-2064	United States and Canada: 1 (888) 658-5755
Outside United States and Canada: (800) 223-2064

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PROSPECTUS SUMMARY

This summary highlights specific information contained elsewhere. However, this summary is not complete and does not contain all of the information you should consider before investing in our common stock, and it is qualified in its entirety by the more detailed information included in this prospectus. To understand this offering fully, you should carefully read this entire prospectus, including the risks discussed under the “Risk Factors” section and our financial statements and related notes.

Our Business

We are engaged in investing in the pharmaceutical and biotechnology royalty securitization market. Our strategy is to provide capital to a broad range of life science companies, institutions and inventors. These life science companies are primarily engaged in selling products that directly or indirectly cure diseases and/or improve people’s or animals’ wellness, or they receive royalties paid on the sales of such products. For example, our biotechnology and pharmaceutical business partners manufacture medication that directly treat disease states, whereas our life science tools partners sell a wide variety of research instrumentation to help other companies conduct research into disease states.

We are currently focused on monetizing cash flow streams derived from commercial-stage products and related intellectual property through royalty purchases and financings, as well as through the creation of synthetic revenue interests in commercialized products. We intend to fill a niche that we believe is underserved in the sub-$50 million transaction size. Since many of our competitors that provide longer term, royalty-related financing options have much greater financial resources than us, they tend to not focus on transaction sizes below $50 million as it is generally inefficient for them to do so. In addition, we do not believe that a sufficient number of other companies offer similar types of long-term financing options to fill the demand of the sub-$50 million market. As such, we believe we face less competition from such longer term, royalty investors in transactions that are less than $50 million. Our goal is to redeploy our existing assets to earn interest, fee, and other income pursuant to this strategy, and we continue to identify and review financing and similar opportunities on an ongoing basis.

In addition, through our wholly-owned subsidiary, SWK Advisors LLC, we are also engaged in the business of providing investment advisory services to institutional clients.

We have NOLs and believe that the ability to utilize these NOLs is an important and substantial asset. We believe that the foregoing business strategies can create value for our stockholders, and produce prospective taxable income (or the ability to generate capital gains) that might permit us to utilize the NOLs. We are unable to assure investors that we will find suitable financing opportunities or that we will be able to utilize our existing NOLs.

Our common stock is traded on the OTCQB Marketplace under the ticker symbol “SWKH.” Our principal executive offices are located at 15770 North Dallas Parkway, Suite 1290, Dallas, Texas 75248, and our telephone number is (972) 687-7250. Our internet address is www.swkhold.com. The information contained on our website is not part of, and is not incorporated into or included in, this prospectus.

Reasons for the Offerings

We are conducting the rights offering to raise capital in a cost-effective manner. We have chosen to pursue a rights offering so that our stockholders have the opportunity to avoid or limit dilution of their ownership interests in our common stock. By pursuing a rights offering, we also are limiting the impact of the issuance of additional shares on our NOLs by allowing all stockholders to maintain their current ownership percentage of the Company. In addition, we intend to conduct a standby offering of any shares not subscribed for in the rights offering. Further, on August 18, 2014, we entered into a securities purchase agreement with Carlson Capital concerning the Initial Share Issuance, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering.

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The Rights Offering

Securities to be offered by us	We are distributing to you, at no charge, one non-transferable subscription right for every share of our common stock that you owned on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, banks or other nominees, on your behalf, as a beneficial owner of such shares.
Subscription Price	The subscription price per share shall be equal to $0.86. You may pay the purchase price for the shares by check or wire transfer, or if you hold your shares in “street name,” as instructed by your broker, dealer, bank or other nominee. Your exercise of subscription rights will not be considered effective until your payment has cleared. In the case of immediately available funds, such as a wire transfer, funds will be deemed to clear upon receipt, but in the case of a check, up to five business days may be required for clearing and the check must clear prior to the expiration of the rights offering period.
Common stock outstanding before this offering	99,082,894 shares outstanding as of September 2, 2014
Common stock to be outstanding after this offering	If all of our shares of common stock being offered are sold, 113,617,778 shares will be outstanding (including unvested shares of restricted stock) following closing of the offerings.
Basic subscription right

Each basic subscription right will entitle you to purchase 0.345662431 of a share of common stock at a subscription price of $0.86 per share. Fractional shares will not be issued upon the exercise of the rights. Accordingly, the number of shares to be issued to a stockholder upon the exercise of rights will be rounded up to the nearest whole number of shares.

You may exercise all or a portion of your basic subscription rights, or you may choose not to exercise any subscription rights at all. However, if you do not fully exercise your basic subscription rights, you will not be entitled to purchase shares of common stock under your over-subscription privilege.

Funds affiliated with Carlson Capital that own our common stock are entitled to participate in the over-subscription privilege if they exercise all of their subscription rights, other than the rights not exercised with respect to the 55,908,000 shares received in the Initial Share Issuance.

Over-subscription privilege	In the event that you purchase all of the shares of our common stock available to you pursuant to your basic subscription rights, you may also choose to subscribe for a portion of any shares of our common stock that are not purchased by our stockholders through the exercise of their basic subscription rights, subject to the subscription limitation described below under the heading “Subscription limitation.”
Subscription limitation

We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any stockholder (other than affiliates of Carlson Capital, including the Standby Purchaser) whose beneficial ownership we determine, in our sole discretion, would exceed 4.9% of total outstanding shares of common stock, upon completion of the rights offering, excluding unvested shares of restricted stock. Any subscription rights exercised for common stock that would cause the holder to exceed the subscription limitation will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, within 10 business days after closing of the rights offering. The subscription limitation shall not apply to affiliates of Carlson Capital, including the Standby Purchaser.

We will also require each rights holder exercising its rights to represent to us in the rights certificate that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock, calculated based on the approximately 112,492,778 shares potentially outstanding after the consummation of the rights offering if all rights are exercised, excluding unvested shares of restricted stock. Affiliates of Carlson Capital, including the Standby Purchaser, will not be required to make this representation.

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Minimum subscription	There is no minimum subscription amount. We entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however, our board of directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering.
No fractional shares

Fractional shares will not be issued upon the exercise of the subscription rights. Accordingly, the number of shares to be issued to a stockholder upon exercise of the subscription rights will be rounded up to the nearest whole number of shares.

Record date	, 2014
Expiration date	The subscription rights will expire at 5:00 p.m., Eastern time, on , 2014. We reserve the right to extend the expiration date and the rights offering period at our sole discretion.
Procedures for exercising subscription rights

To exercise your subscription rights, you must take the following steps:

If you are a record holder of our common stock, you must deliver payment and a properly completed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern time, on      , 2014. You may deliver the documents and payments by first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, bank or other nominee, you should instruct your broker, dealer, bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern time, on      , 2014.

Non-transferability of rights	The subscription rights may not be sold, transferred or assigned and will not be quoted on the OTCQB Marketplace or listed on any stock exchange or market.
Participation of directors and officers	Certain of our directors and executive officers, together with their affiliates, have indicated that they will participate in the rights offering and, collectively, we expect our directors and executive officers to purchase up to approximately 219,555 shares in the rights offering, by exercising basic subscription rights.
No board recommendation	Our board of directors is not making a recommendation regarding your exercise of the subscription rights. You are urged to make your decision to invest based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

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No revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $0.86 per share.
Standby Purchaser	In connection with the rights offering, we have entered into a standby purchase agreement with the Standby Purchaser. Subject to certain conditions, the Standby Purchaser has committed to purchase from us an aggregate of 14,534,884 shares at a price of $0.86 per share, if such shares are available after the exercise of the basic subscription rights and over-subscription privileges in the rights offering. For a detailed discussion, see “The Standby Offering.”
Use of proceeds	The net proceeds to us will depend on the number of subscription rights that are exercised. We expect the net proceeds from the offerings to be approximately $12.0 million, if all 14,534,884 shares are sold in the rights offering or to the Standby Purchaser. We intend to use the net proceeds we receive from the offerings to fund additional financing transactions and for general corporate purposes. For a detailed discussion, see “Use of Proceeds.”
U.S. Federal income tax consequences	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the subscription rights in light of your particular circumstances.
Closing	We expect to close the offerings on or about , 2014.
Extension and termination	Although we do not presently intend to do so, we have the option to extend the rights offering for additional periods or terminate the rights offering at our discretion. We entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however, our board of directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering. We will notify stockholders if the rights offering is terminated or extended by issuing a press release.
Subscription agent	Computershare Trust Company, N.A. and Computershare Inc.
Information agent Questions

Georgeson Inc.

Questions regarding the rights offering should be directed to the information agent, Georgeson Inc., toll-free in the United States and Canada at 1 (888) 658-5755, or outside the United States and Canada or if you are a bank or broker, (800) 223-2064.

Risk factors	In addition to general investment risks, purchasing our common stock in this offering will involve other specific investment considerations related to us and our business. Those matters are described in this prospectus under the heading “Risk Factors” beginning on page 16. You should carefully review and consider those risks before you purchase any shares.
Market for common stock	Our common stock is currently traded on the OTCQB Marketplace under the symbol “SWKH.” See “Market Price of Common Stock and Dividend Policy.”

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RISK FACTORS

An investment in our common stock involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC and the risks described below before you make an investment decision regarding the common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to the Rights Offering

When the rights offering is completed, your ownership interest will be diluted if you do not exercise all of your basic subscription rights.

To the extent that you do not exercise all of your basic subscription rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after the rights offering will be diluted in the amount of $0.06 per share.

Funds affiliated with Carlson Capital, including the Standby Purchaser, are not subject to a subscription limitation and may be able to significantly increase their proportional ownership interest in the Company.

The Standby Purchaser holds the Warrant to purchase 1,000,000 shares of our common stock at an exercise price of $1.3875 per share. The Warrant contains anti-dilution provisions that are triggered upon the occurrence of certain events, including this rights offering. Assuming a fully subscribed rights offering, the Warrant will become exercisable into 1,000,000 shares of common stock at a reduced exercise price of $1.349 per share.

If the Standby Purchaser purchases 14,534,884 shares in the standby offering because no other stockholder exercises it rights in the rights offering, funds affiliated with Carlson Capital, including the Standby Purchaser, would own (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) in the aggregate 72.9% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant.

Our stockholder rights agreement prohibits ownership by stockholders that exceeds 4.9% of the total issued and outstanding shares in order to protect our ability to carry forward our NOLs. Accordingly, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any stockholder whose beneficial ownership we determine, in our sole discretion, would exceed 4.9% of the total outstanding shares of common stock, upon completion of the rights offering, excluding unvested shares of restricted stock. The “subscription limitation” will not apply to funds affiliated with Carlson Capital that own our common stock or the Standby Purchaser. Under the stockholder rights agreement without prior approval of our board of directors, Carlson Capital and its affiliates cannot own over 76% of our issued and outstanding shares without triggering the exercisability of the purchase rights.

In view of the large percentage of our common stock currently owned and controlled by funds affiliated with Carlson Capital, together with additional common stock that may be acquired by the Standby Purchaser if the rights offering is consummated, the additional shares that may be acquired by funds affiliated with Carlson Capital to maintain their 69% ownership level following the offerings, and the Standby Purchaser’s position as a secured lender to us, Carlson Capital and its affiliates, including the Standby Purchaser, will continue to have the ability to exert significant influence over our management and policies.

We entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however, our board of directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our shares.

The subscription price is $0.86 per share. The subscription price was determined by the board of directors based on the recommendation of a special committee of our board of directors and represents a 20.4% discount to the average closing price of our common stock on the OTCQB over the twenty trading days prior to April 10, 2014 and a 23.9% discount to the closing price of our common stock on August 18, 2014, which is the date of the Initial Share Issuance. Factors considered by the special committee included the strategic alternatives to us for raising capital, the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices of our common stock, and our business prospects and the general condition of the securities markets. No valuation consultant or investment banker has opined upon the fairness or adequacy of the subscription price. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the common stock purchased in the rights offering at a price equal to or greater than the subscription price.

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You may not revoke your exercise of subscription rights and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. We cannot assure that, following the exercise of your rights, you will be able to sell your common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until the shares are delivered to you, you will not be able to sell the common stock that you purchase in the rights offering. Stockholders who purchase stock in the rights offering will receive new shares as soon as practicable after the rights offering. Unless you request a stock certificate, shares will be issued in book-entry form or your account with your nominee will be credited with the shares. If you request a stock certificate, we will mail you a stock certificate as soon as practicable after the rights offering.

Our common stock is traded on the OTCQB Marketplace under the symbol “SWKH,” and the last reported sales price of our common stock on the OTCQB on the record date of      , 2014, was $ per share.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Subscription rights holders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5:00 p.m. Eastern time, on      , 2014, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for our common stock.

The sale of substantial amounts of our common stock could adversely affect the price of our common stock. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, could adversely affect the prevailing market price of our common stock and could cause the market price of our common stock to remain low for a substantial amount of time. More specifically, common stock available for future sale includes up to 14,534,884 shares of our common stock to be issued in the rights offering, and 4,670,000 shares of common stock issuable as of September 2, 2014, upon exercise of outstanding options to acquire shares of our common stock under our stock incentive plans and outstanding warrants. Funds affiliated with Carlson Capital have beneficial ownership of 69,057,100 shares of our common stock, including 1,000,000 shares of our common stock under the Warrant. We entered into a registration rights agreement with Carlson Capital and certain of its affiliates, which sets forth their rights to have their shares of common stock registered with the SEC for public resale. As of the date of this prospectus, no registration statement has been filed. No shares of common stock are subject to a lock-up or similar arrangement. As of September 2, 2014, the Company had outstanding 1,125,000 shares of common stock issued to prior management which are subject to performance-based vesting criteria in transactions exempt from the registration requirements of the Securities Act. As of September 2, 2014, affiliates of the Company, including affiliates of Carlson Capital, collectively owned 67,567,270 shares of common stock, excluding (i) shares issuable to the Standby Purchaser in connection with the exercise of the Warrant; (ii) 1,125,000 shares of unvested restricted stock; and (iii) 3,670,000 shares of common stock issuable upon exercise of outstanding options under our stock incentive plans.

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We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares were attempted to be sold within a short period of time, the market for our shares would be adversely affected. It is also unclear whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and our ability to raise additional capital. In addition, because the public float of our common stock is relatively small, our common stock has limited trading volume, the market price is likely to be highly volatile and could be subject to extreme fluctuations.

We may use the proceeds of this rights offering in ways with which you may disagree.

We intend to use the net proceeds of this offering to fund additional financing transactions and for general corporate purposes. We will have significant discretion in the use of the net proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled “Use of Proceeds.”

We may terminate the rights offering at any time, and neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

We may, in our sole discretion, decide to terminate the rights offering, including the Standby Offering. If the rights offering is terminated, all subscription payments received by the subscription agent will be returned within 10 business days, without interest or penalty.

The subscription rights are not transferable, and there is no market for the subscription rights.

You may not sell, give away, or otherwise transfer your subscriptions rights. The subscription rights are only transferable by operation of law. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

You will not receive interest on subscription funds, including any funds ultimately returned to you.

You will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering. In addition, if we terminate the rights offering, or if you exercise your over-subscription privilege and are not allocated all of the shares of common stock for which you over-subscribe, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments to you.

You may not receive all of the shares you subscribe for pursuant to the over-subscription privilege.

If an insufficient number of shares are available to fully satisfy all over-subscription privilege requests, the available shares will be distributed proportionately among stockholders who exercised their over-subscription privileges based on the number of shares each stockholder subscribed for under their basic subscription rights. In addition, we will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any stockholder (other than funds affiliated with Carlson Capital, including the Standby Purchaser) whose beneficial ownership we determine, in our sole discretion, would exceed 4.9% of total outstanding shares of common stock, upon completion of the rights offering, excluding unvested shares of restricted stock.

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The issuance of additional shares of our common stock could limit our ability to apply our NOLs to offset our taxable income (if any) in any future year.

The issuance of shares of our common stock to funds affiliated with Carlson Capital pursuant to their exercise of over-subscription privileges and to the Standby Purchaser in connection with its participation in the standby offering may, when considered with other changes in ownership, constitute a change in ownership as defined under Section 382 of the United States Internal Revenue Code of 1986, as amended. For purposes of Section 382 of the Code, a change in ownership will occur if any 5% stockholders (within the meaning of Section 382), in the aggregate, acquire more than 50% of the value of our stock during the three-year period that ends with the date of the acquisition. If a change in ownership is deemed to have occurred, our NOLs that could be applied to offset our taxable income (if any) in any future year would be limited. We cannot determine what effect, if any, these factors would have on the trading price of our common stock.

Risks Related To Our Business And Structure

We have a limited operating history executing our new strategy.

While we have been in existence for a number of years, we only commenced implementing the new business strategy in May 2012. As a result, we are subject to many of the business risks and uncertainties associated with any new business, including the risk that we may not achieve our investment objectives and that, as a result, the value of our common stock could decline substantially. However, we have determined that an increase in the ownership position of the Standby Purchaser and its affiliates will not cause impairment to our ability to carry forward NOLs even if no stockholders other than the Standby Purchaser participate in the offerings.

We may suffer losses on our principal invested in credit and royalty transactions.

Most of our assets are expected to be royalty streams or debt backed by royalty streams paid by small- and middle- market businesses, which are highly speculative and involve a high degree of risk of credit loss. In addition, we may own royalties or invest in debt backed by royalties that are derived by products that are early in their commercial launch, face intense competition or are subject to other risks, which similarly involve a high degree of risk of principal loss. These risks are likely to increase during volatile economic periods, such as what the U.S. and many other economies have recently been experiencing.

We operate in a highly competitive market for investment opportunities.

A large number of entities compete with us to advance capital to the companies we target. We compete with non-bank financial institutions, federal or state chartered banks, venture debt funds, venture capital funds, private equity funds, pharmaceutical royalty and other investment funds, business development companies, and investment banks. Additionally, because competition for investment opportunities generally has increased among alternative investment vehicles, particularly those seeking yield investments, such as hedge funds, those entities have begun to invest in areas they have not traditionally invested in, including investments in royalties and debt backed by royalties, which may overlap with our business strategy. As a result of these new entrants, competition for investment opportunities in our target markets has intensified, which is a trend we expect to continue.

Many of our existing and potential competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more or fuller relationships with potential business partners than us. Furthermore, many of our competitors are not subject to the maintenance of an exception or exemption from regulation as an investment company, which may allow them more flexibility in advancing capital to companies we may also target such as advancing debt capital that is not repaid by royalty streams. We cannot assure you that the competitive pressures we face will not have a materially adverse effect on our business, financial condition and results of operations. Also, as a result of existing and increasing competition and our competitor’s ability to provide a total financing package solution, we may not be able to take advantage of attractive business opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our business objectives.

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We do not seek to compete primarily based on the cost of the capital that we provide, and we believe that some of our competitors provide capital at rates that are comparable to or lower than the rates we offer. We may lose business opportunities if we do not match our competitors’ pricing, terms and structure. If we match our competitors’ pricing, terms and structure, we may experience decreased net interest and royalty income and increased risk of credit loss.

Our financial condition and results of operations will depend on our ability to manage our future growth effectively.

Our ability to achieve our business objectives depends on our ability to grow, which depends, in turn, on our ability to continue to identify, analyze, invest in royalties and/or debt backed by royalties that meet our investment criteria. Accomplishing this result on a cost-effective basis is largely a function of our structuring of transactions and our access to financing on acceptable terms. As we continue to grow, we will need to continue to hire, train, supervise and manage new employees. Failure to manage our future growth effectively could have a materially adverse effect on our business, financial condition and results of operations.

If we are unable to substantially utilize our NOL carryforwards, our future cash tax liability may increase .

As of June 30, 2014, we had NOL carryforwards for U.S. federal income tax purposes of approximately $433,000,000. The U.S. federal NOL carryforwards, if not offset against future income, will expire by 2032, with the majority of such NOLs expiring by 2021. Under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” may be subject to limitations on its ability to utilize its pre-change NOL carryforward amounts to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% stockholders, applying certain look-through and aggregation rules) increases by more than 50% over such stockholders’ lowest percentage ownership during the testing period (generally three years). New issuances of our common stock, which is within our control, and purchases of our common stock in amounts greater than specified levels, which are beyond our control, could create an additional limitation on our ability to utilize our NOL carryforward amounts for tax purposes in the future. Limitations imposed on our ability to utilize NOL carryforward amounts could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOL carryforward amounts to expire unused, in each case reducing or eliminating the expected benefit to us. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOL carryforward amounts before they expire. If any of these events occur, we may not derive some or all of the benefits from our NOL carryforward amounts. We do not anticipate that the Initial Share Issuance, the purchase of additional shares by funds affiliated with Carlson Capital to maintain their 69% ownership or the rights offering will limit our ability to utilize our NOL carryforward amounts.

We are dependent upon our key management personnel for our future success.

We depend on the diligence, skill and network of business contacts of our senior management and their access to the investment professionals and the information and deal flow generated by these investment professionals in the course of their investment and portfolio management activities. Our senior management team evaluates, negotiates, structures, closes, monitors and services our investments. We have very limited number of employees. We currently have three full-time and one part-time employee, which includes our senior management team, Brett Pope and Winston Black. Our success depends to a significant extent on the continued service of this senior management team,. The departure of either Mr. Pope or Mr. Black could have a materially adverse effect on our ability to achieve our business objectives.

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Our use of leverage may limit our operational flexibility and increase our overall risk, which may adversely affect our business and results of operations.

Although the use of leverage may create an opportunity for increased returns for us, it also results in additional risks and can magnify the effect of any losses and thus could negatively impact our business and results of operations and have important adverse consequences to our investments. The Standby Purchaser is our lender under our current senior secured credit facility. This credit facility contains covenants that restrict our operating flexibility, including covenants that, among others, limit our ability to: (i) make distributions in certain circumstances, (ii) incur additional debt, and (iii) engage in certain transactions. In addition, we secured our credit facility through the pledging of our assets and if we are unable to generate sufficient cash flow to meet principal and interest payments on such indebtedness, we will be subject to risk that the lender accelerates the maturity of debt owed under our credit facility and seizes collateral securing such debt, which could require the liquidation of pledged collateral at inopportune times or at prices that are not favorable to us and causes significant losses. If the lender seizes and liquidates pledged collateral, such collateral will likely be sold at distressed price levels. We will fail to realize the full value of such asset in a distressed sale. We expect any future debt we incur will contain similar restrictive conditions and protections for the benefit of a lender.

Our credit facility has customary affirmative covenants, negative covenants and default provisions. These provisions may prevent us from entering into transactions which we may otherwise determine are beneficial to us, which could negatively impact our business and results of operations.

Our investments in debt backed by royalty streams paid by our prospective partner companies and the products underlying the royalty streams in which we invest may be risky and we could lose all or part of our investment.

Most of our assets are expected to be royalty streams or debt backed by royalty streams paid by our partner companies. Some of our partner companies to which we advance debt, whether it be backed by royalties or be general obligations of the issuer, have relatively short or no operating histories. These companies are and will be subject to all of the business risk and uncertainties associated with any new business enterprise, including the risk that these companies may not reach their investment objectives and the value of our investment in them may decline substantially or fall to zero.

In addition, the middle-market companies to which we are targeting to advance debt are subject to a number of other significant risks, including:

•	these companies may have limited financial resources and may be unable to meet their obligations under their securities that we hold, which may be accompanied by a deterioration in the value of their securities or of any collateral with respect to any securities and a reduction in the likelihood of our realizing on any guarantees we may have obtained in connection with our investment;

•	they may have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	they are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a materially adverse impact on our partner company and, in turn, on us;

•	they may have less predictable operating results, may from time to time be parties to litigation, may be engaged in changing businesses with products subject to a risk of obsolescence and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•	changes in laws and regulations, as well as their interpretations, may adversely affect their business, financial structure or prospects; and

•	they may have difficulty accessing the capital markets to meet future capital needs.

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Similarly, the products underlying royalty streams in which we invest may have relatively short or no sales history, may be established products that face intense competition from newer, more innovative or better marketed products, or may be subject to additional risks. If these products do not achieve commercial success or attain lower sales than we estimate, we may lose value on our investments.

Currently, we have a limited number of assets, which subjects us to a greater risk of significant loss if any of our assets declines in value due to a default by partner companies on its obligations under any of its debt securities or if any of our royalty investments substantially underperforms our expectations.

A consequence of our currently limited number of assets is that the aggregate returns we realize may be significantly adversely affected if one or more of our significant partner company investments perform poorly or if we need to write down the value of any one significant investment.

We generally do not control our partner companies.

We generally only hold royalties or debt backed by royalties that is issued by our partner companies. As such, we do not, and do not expect to, control any of our partner companies, even though we may have board representation or board observation rights, and the royalty or debt agreements may contain certain restrictive covenants that limit the business and operations of our partner companies. As a result, we are subject to the risk that a partner company may make business decisions with which we disagree and the management of such company may take risks or otherwise act in ways that do not serve our interests as debt holders.

If we make investments in unsecured debt backed by royalties, those investments might not generate sufficient cash flow to service our debt obligations.

We may make investments in unsecured debt backed by royalties. Unsecured investments may be subordinated to other obligations of the obligor. Unsecured investments often reflect a greater possibility that adverse changes in the financial condition of the obligor or general economic conditions (including, for example, a substantial period of rising interest rates or declining earnings) or both may impair the ability of the obligor to make payment of principal and interest. If we make an unsecured investment in a partner company, that partner company may be highly leveraged, and its relatively high debt-to-equity ratio may increase the risk that its operations might not generate sufficient cash to service its debt obligations. In such cases we would not have any collateral to help secure repayment of the obligations owed to us.

We may have limited access to information about privately held royalty streams and companies in which we invest.

We invest primarily in privately-held royalties and debt backed by royalties issued by private companies. Generally, little public information exists about these royalty streams and private companies, and we are required to rely on the ability of our senior management to obtain adequate information to evaluate the potential returns from investing in these assets. If we are unable to uncover all material information about these assets, we may not make a fully informed investment decision, and we may lose money on our investment.

Prepayments of our debt investments by our partner companies could adversely impact our results of operations and reduce our return on equity.

We are subject to the risk that the debt we advance to our partner companies may be repaid prior to maturity. When this occurs, we will generally reinvest these proceeds in temporary investments, pending their future investment in new royalties or debt repaid by royalties issued by partner companies. These temporary investments will typically have substantially lower yields than the debt that was prepaid and we could experience significant delays in reinvesting these amounts. Any future asset may also have lower yields than the debt that was repaid. As a result, our results of operations could be materially adversely affected if one or more of our partner companies elect to prepay amounts owed to us. Additionally, prepayments could negatively impact our return on equity, which could result in a decline in the market price of our common stock.

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We may not be able to complete transactions without co-investments from third-parties.

We may co-invest with third parties through our registered investment advisory business or otherwise. In certain circumstances, we may not be able to fund transactions without the participations of such third parties. In the event that we are unable to find suitable third parties to co-invest with us or if such third party fails to close, our results of operations may be materially adversely impacted.

Our quarterly and annual operating results are subject to fluctuation as a result of the nature of our business, and if we fail to achieve our investment objective, the market price of our common stock may decline.

We could experience fluctuations in our quarterly and annual operating results due to a number of factors, some of which are beyond our control, including, but not limited to, the interest rate payable on the debt assets that we acquire, the default rate on such assets, the level of our expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, changes in our portfolio composition, the degree to which we encounter competition in our markets, market volatility in our publicly traded securities and the securities of our partner companies, and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods. In addition, any of these factors could negatively impact our ability to achieve our business objectives, which may cause the market price of our common stock to decline.

Our investments in royalty-related transactions depend on third parties to market royalty-generating products.

Royalties generally, and the royalty-related income we expect to receive in the future, will directly or indirectly depend upon the marketing efforts of third parties, particularly large pharmaceutical companies that license the right to manufacture and sell products from technology innovators in exchange for royalty payments from the licensees to the licensors, with whom we may transact. These licensees may be motivated to maximize income by allocating resources to other products and, in the future, may decide to focus less attention on the products that pay royalties in which we have an economic interest. In addition, there can be no assurance that any of the licensees has adequate resources and motivation to continue to produce, market and sell such products in which we have a royalty-related interest. Moreover, the license agreement creating the right to receive royalties may not have specific sales targets and the licensee typically has exclusive or substantial discretion in determining its marketing plans and efforts. As a result, the licensee may not be restricted from abandoning a licensed product or from developing or selling a competitive product. In addition, in the event that a license expires or is terminated, we would be dependent upon the licensor of the license to find another marketing partner. There can be no assurance that another licensee could be found on favorable terms, or at all, or that the licensor will be able to assume marketing, sales and distribution responsibility for its own account. These factors may materially adversely affect any of our future royalty-related assets.

Aside from any limited audit rights relating to the activities of the licensees that we may have in certain circumstances, we do not have the rights or ability to manage the operations of the licensees. Poor management of operations by the licensees could adversely affect the sales of products in which we have a royalty interest, and the payment of royalty-related income to us. In addition, we have limited information on the licensees’ operations. While we may be able to receive certain information relating to sales of the product in which we have a royalty-related interest through the exercise of the audit rights and review of royalty reports, we may not have the right to review or receive certain information relating to the marketed products, including the results of any studies conducted by the licensees or others or complaints from doctors or users of such products, that the licensees may have and that may impact sales levels. The market performance of such products, therefore, may be diminished by any number of factors relating to the licensees that are beyond our control.

Economic recessions or downturns could impair the ability of our partner companies to repay loans, which, in turn, could increase our non-performing assets, decrease the value of our assets, reduce our volume of new loans and have a material adverse effect on our results of operations.

Many of our partner companies may be susceptible to economic slowdowns or recessions in both the U.S. and foreign countries and may be unable to repay our loans during such periods. Adverse economic conditions also may decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us.

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A partner company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of the partner company’s loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the partner company’s ability to meet its obligations under the debt securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting partner company. In addition, if a partner company goes bankrupt, even though we may have structured our investment as senior debt or secured debt, depending on the facts and circumstances, including the extent to which we actually provided significant “managerial assistance,” if any, to that partner company, a bankruptcy court might re-characterize our debt holding and subordinate all or a portion of our claim to that of other creditors. These events could materially adversely affect our financial condition and operating results.

These companies may face intense competition, including competition from companies with greater financial resources, more extensive research and development, manufacturing, marketing and service capabilities and greater number of qualified and experienced managerial and technical personnel. They may need additional financing which they are unable to secure and which we are unable or unwilling to provide, or they may be subject to adverse developments unrelated to the technologies they acquire.

Risks Associated with Investments in the Life Science Industry

Healthcare and life science industries are subject to extensive government regulation, litigation risk and certain other risks particular to that industry.

We have invested and plan to continue investing in cash flow streams produced by life science products that are subject to extensive regulation by the Food and Drug Administration, or the FDA, similar foreign regulatory authorities, and to a lesser extent, other federal and state agencies. If any of these products and the companies which manage such products fails to comply with applicable regulations, they could be subject to significant penalties and claims that could materially and adversely affect their sales levels and operations. Medical devices and drugs are subject to the expense, delay and uncertainty of the regulatory approval process in order to reach the market and, even if approved, these products may not be accepted in the marketplace. In addition, governmental budgetary constraints effecting the regulatory approval process, new laws, regulations or judicial interpretations of existing laws and regulations might adversely affect a partner company or product in this industry.

Companies in the life science industry may also have a limited number of suppliers of necessary components or a limited number of manufacturers for their products, and therefore face a risk of disruption to their manufacturing process if they are unable to find alternative suppliers when needed. Any of these factors could materially and adversely affect the operations of a portfolio company in this industry or the licensee’s operations, which in turn, would impair our ability to timely collect principal and interest payments owed to us or decrease our royalty-related income.

The pharmaceutical industry is subject to numerous risks, including competition, extensive government regulation, product liability, patent exclusivity and commercial difficulties.

Our assets may include royalties and royalty linked debt that are paid on sales of pharmaceutical products, which are subject to numerous risks. The successful and timely implementation of the business model of our specialty pharmaceutical and drug discovery partner companies depends on their ability to adapt to changing technologies and introduce new products. As competitors continue to introduce competitive products, the ability of our partner companies to continue effectively marketing their existing product portfolio, and to develop and acquire innovative products and technologies that improve efficacy, safety, patient’s and clinician’s ease of use and cost-effectiveness is important to the success of such partner companies. The success of new product offerings will depend on many factors, including the ability to properly anticipate and satisfy customer needs, obtain regulatory approvals on a timely basis, develop and manufacture products in an economic and timely manner, obtain or maintain advantageous positions with respect to intellectual property, and differentiate products from competitors. Failure by our partner companies to successfully commercialize existing, planned products or acquire other new products could have a material adverse effect on our business, financial condition and results of operations. In addition, the ability of generic manufactures to invalidate a partner company’s patents protecting its products or to invalidate the patents supporting products in which we receive royalty-related income could have a material adverse effect on our business.

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The development of products by life science companies requires significant research and development, clinical trials and regulatory approvals.

The development of products by life science companies requires significant research and development, clinical trials and regulatory approvals. In addition, similar activities and costs may be required to support products that have already been commercialized. The results of product development efforts may be affected by a number of factors, including the ability to innovate, develop and manufacture new products, complete clinical trials, obtain regulatory approvals and reimbursement in the U.S. and abroad, or gain and maintain market approval of products. In addition, regulatory review processes by U.S. and foreign agencies may extend longer than anticipated as a result of decreased funding and tighter fiscal budgets. Further, patents attained by others can preclude or delay the commercialization of a product. There can be no assurance that any products now in development will achieve technological feasibility, obtain regulatory approval, or gain market acceptance. Failure can occur at any point in the development process, including after significant funds have been invested. Products may fail to reach the market or may have only limited commercial success because of efficacy or safety concerns, failure to achieve positive clinical outcomes, inability to obtain necessary regulatory approvals, failure to achieve market adoption, limited scope of approved uses, excessive costs to manufacture, the failure to establish or maintain intellectual property rights, or the infringement of intellectual property rights of others. Failure by our partner companies to successfully commercialize pipeline products in which we have an economic interest could have a material adverse effect on our business, financial condition and results of operations.

Future legislation, and/or regulations and policies adopted by the FDA or other U.S. or foreign regulatory authorities may increase the time and cost required by some of our partner companies to conduct and complete clinical trials for the product candidates that they develop, and there is no assurance that these companies will obtain regulatory approval to market and commercialize their products in the U.S. and in foreign countries.

The FDA and other foreign and U.S. regulatory authorities have established regulations, guidelines and policies to govern the drug development and approval process which affect some of our partner companies. Any change in regulatory requirements due to the adoption by the FDA and/or foreign or other U.S. regulatory authorities of new legislation, regulations, or policies may require some of our partner companies to amend existing clinical trial protocols or add new clinical trials to comply with these changes. Such amendments to existing protocols and/or clinical trial applications or the need for new ones, may significantly impact the cost, timing and completion of the clinical trials.

In addition, increased scrutiny by the U.S. Congress of the FDA’s and other authorities approval processes may significantly delay or prevent regulatory approval, as well as impose more stringent product labeling and post-marketing testing and other requirements. Foreign regulatory authorities may also increase their scrutiny of approval processes resulting in similar delays. Increased scrutiny and approval processes may limit the ability of our partner companies to market and commercialize their products in the U.S. and in foreign countries.

Changes in healthcare laws and other regulations applicable to some of our partner companies’ businesses may constrain their ability to offer their products and services.

Changes in healthcare or other laws and regulations applicable to the businesses of some of our partner companies may occur that could increase their compliance and other costs of doing business, require significant systems enhancements, or render their products or services less profitable or obsolete, any of which could have a material adverse effect on their results of operations. There has also been an increased political and regulatory focus on healthcare laws in recent years, and new legislation could have a material effect on the business and operations of some of our partner companies.

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Risks Associated with the Company and our Capital Structure

Our common stock is currently quoted on the Over the Counter Quotation Board, or the OTCQB, and we are subject to additional SEC regulation as a result of our current historical stock price.

Since October 2005, our common stock has been quoted on the OTCQB or its predecessor. The OTCQB is generally considered less efficient than exchanges such as The New York Stock Exchange and The NASDAQ Stock Market. Quotation of our common stock on the OTCQB may reduce the liquidity of our securities, limit the number of investors who trade in our securities, result in a lower stock price and larger spread in the bid and ask prices for shares of our common stock and could have an adverse effect on us. Additionally, we may become subject to the SEC rules that affect “penny stocks,” which are stocks below $5.00 per share that are not quoted on The NASDAQ Stock Market. These SEC rules would make it more difficult for brokers to find buyers for our securities and could lower the net sales prices that our stockholders are able to obtain. If our price of common stock remains low, we may not be able to raise equity capital.

Our listing on the OTCQB and our low stock price may greatly impair our ability to raise any future necessary capital through equity or debt financing and significantly increase the dilution to our current stockholders caused by any issuance of equity in financing or other transactions. The price at which we would issue shares in such transactions is generally based on the market price of our common stock, and a decline in the stock price could result in our need to issue a greater number of shares to raise a given amount of funding.

In addition, because our common stock is not listed on a principal national exchange, we are subject to Rule 15g-9 under the Exchange Act of 1934, as amended, or the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our common stock and affect the ability of our stockholders to sell their shares of our common stock in the secondary market. Moreover, investors may be less interested in purchasing low-priced securities because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such securities, and some investment funds will not invest in low-priced securities (other than those which focus on small-capitalization companies or low-priced securities).

Funds affiliated with Carlson Capital, including the Standby Purchaser, can control or exert significant influence over our management and policies through their ownership of a large amount of our common stock and the Standby Purchaser’s role as lender under our credit facility.

As of September 2, 2014, funds affiliated with Carlson Capital, including the Standby Purchaser, owned (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) in the aggregate 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant. In addition, the Standby Purchaser is a party to a $30 million senior secured credit facility with us. Michael Weinberg, the chairman of our board of directors, and Christopher W. Haga, a director, are employees of Carlson Capital. In view of the large percentage of ownership by funds affiliated with Carlson Capital, and the Standby Purchaser’s position as a secured lender to us, Carlson Capital and its affiliates, including the Standby Purchaser, have the ability to control or exert significant influence over our management and policies, such as the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation, a sale of all or substantially all of our assets or a merger or other significant transaction. The investment objectives of Carlson Capital and its affiliates, including the Standby Purchaser, may from time to time be different than or conflict with those of our other stockholders.

In addition, pursuant to the terms of a Stockholders’ Agreement entered into in connection with the Initial Share Issuance, funds affiliated with Carlson Capital have the right to approve specific transactions, including the incurrence of indebtedness over specified amounts, the sale of assets over specified amounts, declaration of dividends, loans, capital contributions to or investments in any third party over specified amounts, changes in the size of the board of directors and changes in our chief executive officer.

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We have adopted provisions in our certificate of incorporation and bylaws, and a stockholder rights plan that could delay or prevent an acquisition of the Company.

The board of directors has the authority to issue up to 5,000,000 shares of preferred stock. Without any further vote or action on the part of the stockholders, the board of directors has the authority to determine the price, rights, preferences, privileges, and restrictions of the preferred stock. This preferred stock, if issued, might have preference over and harm the rights of the holders of common stock. Although the ability to issue this preferred stock provides us with flexibility in connection with possible acquisitions and other corporate purposes, it can also be used to make it more difficult for a third party to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

Additionally, we have a stockholder rights plan that is intended to protect our ability to utilize our NOL carryforwards and which would also make it difficult for a third party to acquire a significant number of shares of our common stock.

Our certificate of incorporation and bylaws include provisions that may deter an unsolicited offer to purchase us. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest. Furthermore, the board of directors is divided into three classes, only one of which is elected each year. In addition, directors are only removable by the affirmative vote of at least two-thirds of all classes of voting stock. These factors may further delay or prevent a change of control of the Company.

If we were deemed an investment company under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

We have not been and do not intend to become registered as an “investment company” under the Investment Company Act of 1940, or the 40 Act, because we believe the nature of our assets and the sources of our income exclude us from the definition of an investment company pursuant to Section (3)(a)(1)(C) under the 40 Act. Accordingly, we are not subject to the provisions of the 40 Act, such as conflict of interest rules, requirements for disinterested directors and other substantive provisions which were enacted to protect investors in “investment companies.”

Generally, a company is an “investment company” if it is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities or owns or proposes to own investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis, unless an exception, exemption or safe harbor applies. We refer to this investment company definition test as the “40% Test.”

We monitor our compliance with the 40% Test and seek to conduct our business activities to comply with this test. It is not feasible for us to be regulated as an investment company because the restrictions imposed by the 40 Act rules are inconsistent with our strategy. In order to continue to comply with the 40% Test, we may need to take various actions which we might otherwise not pursue. The actions we may need to take to address these issues while maintaining compliance with the 40% Test (or another exception or exemption from regulation as an investment company), include restructuring or terminating the Company, could adversely affect our ability to create and realize stockholder value.

Because we operate through our subsidiaries, our ability to comply with the 40% Test is dependent on the ability of certain of our subsidiaries to rely on an exclusion or exemption from investment company registration. In this regard, one of our subsidiaries currently relies on the exclusion from investment company registration provided by Section 3(c)(5)(A) under the 1940 Act. Section 3(c)(5)(A), as interpreted by the staff of the SEC, requires us to invest at least 55% of our assets in “notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services” (or Qualifying Assets).

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In complying with Section 3(c)(5)(A), one of our subsidiaries, SWK Funding LLC, relies on an interpretation that royalty interests that entitle SWK Funding LLC to collect royalty receivables that are directly based on the sales price of specific biopharmaceutical products that use intellectual property covered by specific license agreements are Qualifying Assets under Section 3(c)(5)(A). This interpretation was promulgated by the SEC staff in a no-action letter issued to Royalty Pharma on August 13, 2010. The assets acquired by SWK Funding LLC therefore, are limited by the provisions of the 1940 Act and SEC staff interpretations thereunder. If the SEC or its staff in the future adopts a contrary interpretation or otherwise restricts the conclusions in the staff’s no-action letter such that royalty interests are no longer treated as Qualifying Assets for purposes of Section 3(c)(5)(A), SWK Funding LLC could be required to restructure its activities or sell certain of its assets, potentially negatively affecting our performance. As a result, our business will be materially and adversely affected if SWK Funding LLC fails to qualify for Section 3(c)(5)(A).

The rules and interpretations of the SEC and the courts, relating to the definition of “investment company” are highly complex in numerous respects. While, we intend to conduct our operations so that we will not be deemed an investment company, we can give no assurances that we will not be deemed an “investment company” and be required to register under the 40 Act. If we were to be deemed an “investment company,” restrictions imposed by the 40 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and would have a material adverse effect on our business and the price of our shares. In addition, we could be subject to legal actions by regulatory authorities and others and could be forced to dissolve. The costs of defending any such actions could constitute a material part of our assets and dissolution could have materially adverse effects on our company and the value of our common stock.

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USE OF PROCEEDS

Assuming all of the shares offered are sold, we estimate that the net proceeds from the offerings, after fees and estimated expenses, will be approximately $12.0 million. We intend to use the net proceeds we receive from the offerings for general corporate purposes. We require additional capital in order to grow our specialty finance business in which we provide capital to a broad range of life science companies, institutions and inventors. Once we deploy the proceeds from the rights offering and the expansion of our credit facility, if we are unable to enter into new debt or equity financing arrangements on commercially reasonable terms, our liquidity may be reduced significantly, and as a result, our ability to implement and grow our business strategy could be materially impacted. We intend to continue focusing on monetizing cash flow streams derived from commercial-stage products and related intellectual property through royalty purchases and financings, as well as through the creation of synthetic revenue interests in commercialized products.

We do not have specific plans, arrangements and/or understandings to make any specific financings or investment transactions at this time with the net proceeds of the offerings.

Our management will retain broad discretion in deciding how to allocate the net proceeds of the offerings. Until we designate the use of the net proceeds, we will invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon investment opportunities, market conditions and the availability of other funds, among other factors.

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MARKET PRICE OF COMMON STOCK

Our common stock trades on the OTCQB Marketplace, under the symbol “SWKH.” As of September 2, 2014, we had approximately 598 holders of record. This number does not include the number of persons or entities that hold stock in nominee or street name through various brokers, dealers, banks and other nominees. On September 4, 2014, the last closing sale price reported on the OTCQB Marketplace for our common stock was $1.44 per share.

The following table sets forth the high and low sale prices of our common stock on the OTCQB Marketplace during the periods indicated:

Calendar Period	High(1)	Low (1)

2012	$0.83	$0.74
First Quarter	$0.87	$0.62
Second Quarter	$0.85	$0.75
Third Quarter	$0.85	$0.74
Fourth Quarter

2013
First Quarter	$0.86	$0.73
Second Quarter	$1.01	$0.73
Third Quarter	$1.25	$0.87
Fourth Quarter	$1.19	$0.77
2014
First Quarter	$1.16	$1.00
Second Quarter	$1.20	$0.98
Third Quarter (through September 4, 2014)	$1.50	$1.12

(1)	The quotations set out herein reflect inter-dealer prices without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

DIVIDEND POLICY

To date, we have not paid any cash dividends on our capital stock. We intend to retain our cash and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

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CAPITALIZATION

The following table presents our capitalization as of June 30, 2014 (i) on an actual basis and (ii) as adjusted to give effect to the sale of shares of common stock, as if the Initial Share Issuance, the offerings, and a subsequent issuance to bring funds associated with Carlson Capital to a 69% interest in us post-offerings had all been completed as of June 30, 2014. We are presenting this information assuming that we sell 100% of the shares of our common stock in the rights offering pursuant to the exercise of basic subscription rights, resulting in net proceeds of approximately $12.0 million, after deducting estimated offering expenses of approximately $475,000. “As Adjusted” balances are subject to change based upon final participation in the offerings.

	June 30, 2014
Amounts in thousands, expect share and per share amounts	Actual	As Adjusted
Cash and cash equivalents:	$15,817	$130,199
Stockholders’ Equity:
Preferred Stock, $0.001 par value, 5,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	$—	$—
Common Stock, $0.001 par value, 250,000,000 shares authorized, 43,174,894 issued and outstanding actual, 57,709,778 as adjusted	43	132
Additional paid-in-capital	4,321,590	4,435,939
Accumulated deficit	(4,268,344)	(4,268,344)
Accumulated other comprehensive loss	—	—
Total stockholders’ equity	53,289	167,727
Non-controlling interests in consolidated entities	5,196	5,196
Total stockholders’ equity	$58,485	$172,923

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DETERMINATION OF SUBSCRIPTION PRICE

Our board of directors created a special committee comprised of independent directors to determine the subscription price. The special committee considered a number of factors, including the price at which our stockholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the special committee reviewed our history and prospects, including our prospects for future earnings, our current financial condition and regulatory status, and a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price will not necessarily be related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock to be offered in the rights offering. No valuation consultant or investment banker has opined upon the fairness or adequacy of the subscription price. The subscription price was determined by the board of directors based on the recommendation of a special committee of our board of directors and represents a 20.4% discount to the average closing price of our common stock on the OTCQB over the twenty trading days prior to April 10, 2014 and a 23.9% discount to the closing price of our common stock on August 18, 2014, which is the date of the Initial Share Issuance. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price and we cannot assure you that our common stock will trade at or above the subscription price in any given time period. We also cannot assure you that you will be able to sell common stock purchased in the rights offering at a price equal to or greater than the subscription price. Accordingly, we urge you to obtain a current quote for our common stock before exercising your subscription rights.

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PLAN OF DISTRIBUTION

We are offering 14,534,884 shares of common stock to our stockholders of record as of      , 2014, through the distribution to these stockholders of nontransferable rights to purchase 0.345662431 shares for every share of common stock beneficially owned on such date. The subscription price in the rights offering is $0.86 per share.

Stockholders who exercise their basic subscription rights in full may over-subscribe for additional shares. Funds affiliated with Carlson Capital that own our common stock are entitled to over-subscribe if they exercise their basic subscription rights on all their shares other than with respect to the 55,908,000 shares acquired in the Initial Share Issuance. If sufficient shares are available, we will seek to honor over-subscription requests, subject to the subscription limitation. If over-subscriptions exceed the shares available, the available shares will be allocated pro rata among the stockholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription rights.

Stockholders who purchase stock in the rights offering will receive new shares as soon as practicable after the rights offering. Unless you request a stock certificate, shares will be issued in book-entry form or your account with your nominee will be credited with the shares. If you request a stock certificate, we will mail you a stock certificate as soon as practicable after the rights offering.

The subscription price of the shares offered in the rights offering was determined by a special committee of our board of directors and is based on a variety of factors including the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the special committee also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings. No valuation consultant or investment banker has opined upon the fairness or adequacy of the subscription price. The subscription price reflects a 20.4% discount to the average closing price of our common stock on the OTCQB over the twenty trading days prior to April 10, 2014.

We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. Some of our employees and directors may solicit responses from you as a holder of subscription rights, but we will not pay our employees or directors any commissions or compensation for these services other than their normal employment compensation. We estimate that our total expenses in connection with the rights offering, together with the standby offering, will be approximately $475,000.

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THE RIGHTS OFFERING

Reasons for the Rights Offering

We are conducting the rights offering to raise capital in a cost-effective manner that allows all stockholders to participate. We expect proceeds from the rights offering to be used to fund additional financing transactions and for general corporate purposes. For a detailed discussion, see “Use of Proceeds.”

Our board of directors has chosen the structure of a rights offering to raise capital to allow existing stockholders to purchase additional shares of our common stock based on their pro rata ownership percentage, while giving existing stockholders the opportunity to limit their ownership dilution from a sale of common stock to other investors. By pursuing a rights offering, we also are limiting the impact of the issuance of additional shares on our NOLs by allowing all stockholders to maintain their current ownership percentage of the Company. Further, on August 18, 2014, we entered into a securities purchase agreement with Carlson Capital concerning the Initial Share Issuance, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering.

The Subscription Rights

Basic Subscription Rights

We are distributing to the record holders of our common stock as of 5:00 p.m., Eastern time, on,      , 2014, non-transferable subscription rights to purchase shares of our common stock at a price of $0.86 per share.

Each holder of record of our common stock will receive one subscription right for each whole share of our common stock owned by such holder as of 5:00 p.m., Eastern time, on,      , 2014. Each subscription right entitles the holder to a basic subscription right to purchase 0.345662431 shares of our common stock and an over-subscription privilege.

Over-Subscription Privilege

General. In addition to your basic subscription rights, you may subscribe for additional shares upon delivery of the required documents and payment of the subscription price of $0.86, before the expiration of the rights offering, subject to the subscription limitation. You may only exercise your over-subscription privilege if you exercised your basic subscription rights in full. Funds affiliated with Carlson Capital that own our common stock are entitled to participate in the over-subscription privilege if they exercise all of their subscription rights, other than the subscription rights not exercised with respect to the 55,908,000 shares received in the Initial Share Issuance.

Allocation. If sufficient shares are available, we will seek to honor your over-subscription request in full, subject to the subscription limitation. If over-subscription requests exceed the number of shares available, however, we will allocate the available shares pro rata among the stockholders exercising the over-subscription privilege in proportion to the number of shares of our common stock that you and the other subscription rights holders have agreed to purchase by exercising the basic subscription rights, subject to the subscription limitation. If this pro rata allocation results in any stockholder receiving a greater number of shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed. We will allocate the remaining shares among all other stockholders exercising the over-subscription privilege. If you are not allocated the full amount of shares for which you over-subscribe, any excess subscription payments will be returned to you within 10 business days after the closing of the rights offering, without interest or penalty.

Computershare Inc. and Computershare Trust Company, N.A., our subscription agent for the rights offering, will determine the over-subscription allocation based on the formula described above.

Full Exercise of Basic Subscription Rights. You may exercise your over-subscription privilege only if you exercise your basic subscription rights in full. To determine if you have fully exercised your basic subscription rights, we will consider only the basic subscription rights held by you in the same capacity. When you complete the portion of your subscription rights certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription rights as to shares of our common stock that you hold. You must exercise your over-subscription privilege at the same time you exercise your basic subscription rights in full. Funds affiliated with Carlson Capital that own our common stock will be entitled to over-subscribe if they exercise their basic subscription rights on all their shares other than with respect to the 55,908,000 shares acquired in the Initial Share Issuance.

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Return of Excess Payment. If you exercised your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned to you within 10 business days after the closing of the rights offering, without interest or deduction.

Rights Certificate. You should indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares you would like to purchase pursuant to your over-subscription privilege. To properly exercise your over-subscription privilege, you must deliver to the subscription agent the subscription payment related to your over-subscription privilege before the rights offering expires. If you send payment by personal check, payment will not be deemed to have been delivered to the subscription agent until the check has cleared. Because we will not know the total number of unsubscribed shares before the rights offering expires, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that may be available to you (i.e., the aggregate payment for both your basic subscription rights and for any additional shares you desire to purchase pursuant to your over-subscription privilege).

Delivery of Shares. We will issue shares in book-entry form, deliver certificates representing shares or, if you own shares in “street name,” credit your account at your broker, dealer, bank or other nominee with shares of our common stock that you purchased with your basic subscription rights and over-subscription privilege as soon as practicable following the expiration of the rights offering.

The Subscription Limitation

We will not issue shares of common stock pursuant to the exercise of basic subscription rights or over-subscription privileges to any stockholder (other than funds affiliated with Carlson Capital that own our common stock, including the Standby Purchaser) whose beneficial ownership, in our sole opinion, would exceed 4.9% of total outstanding shares of common stock, upon completion of the offerings, excluding unvested shares of restricted stock. Any subscription rights exercised for common stock that would cause a stockholder (other than funds affiliated with Carlson Capital that own our common stock, including the Standby Purchaser) to exceed the subscription limitation will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, within 10 business days after closing of the rights offering.

We will also require each rights holder exercising its rights to represent to us in the rights certificate that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock, calculated based on the approximately 112,492,778 shares potentially outstanding after the consummation of the rights offering if all rights are exercised, excluding shares of unvested restricted stock. Funds affiliated with Carlson Capital that own our common stock, including the Standby Purchaser, will not be required to make this representation.

Subscription Price

The subscription price under the subscription rights is $0.86 per share. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition or any other established criteria for value. No change will be made to the subscription price by reason of changes in the trading price of our common stock or other factors prior to the expiration of this rights offering.

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Determination of Subscription Price

The subscription price reflects a 20.4% discount to the average closing price of our common stock on the OTCQB over the twenty trading days prior to April 10, 2014. The subscription price was based on a variety of factors, including the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital, alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our stockholders to participate in the rights offering on a pro rata basis. In conjunction with the board of directors’ review of these factors, it also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in prior rights offerings.

The subscription price does not necessarily bear any relationship to any other established criteria for value. No valuation consultant or investment banker has opined upon the fairness or adequacy of the subscription price. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. On September 4, 2014, the closing sale price of our common stock on the OTCQB Marketplace was $1.44 per share.

Minimum Subscriptions

We are not requiring minimum subscriptions to complete the rights offering. We entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however, our board of directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering.

Expiration Date; Extension

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., Eastern time, on      , 2014, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. We have the option to extend the rights offering, although we do not presently intend to do so. We may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires. If we elect to extend the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., Eastern time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of common stock in the name of a broker, dealer, bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before 5:00 p.m., Eastern time,      , 2014, which is the expiration date that we have established for the rights offering.

Termination

Although we entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering, we may terminate the rights offering at any time and for any reason prior to the completion of the rights offering. If we terminate the rights offering, we will issue a press release notifying stockholders and the public of the termination, and all subscription payments will be returned to subscribers within 10 business days of such termination, without interest or penalty.

Non-Transferability of Subscription Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your subscription rights to anyone. The subscription rights will not be listed on the OTCQB Marketplace or any other stock exchange or market. The shares of our common stock issuable upon exercise of the subscription rights will be listed on the OTCQB Marketplace.

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Insider Participation

Most of our directors and executive officers have indicated that they will participate in the rights offering, although they are not required to do so. Collectively, we expect our directors and executive officers, together with their affiliates, to purchase approximately 219,555 shares in the rights offering pursuant to the exercise of their basic subscription rights. Any such purchases will be made for investment purposes and not with a view to resale and will be on the same terms and conditions as applicable to any other subscriber in the rights offering. Some of our directors are affiliates of Carlson Capital, but we have not counted shares owned by affiliates of Carlson Capital other than the above-mentioned directors in the above calculations.

Although directors and executive officers will be investing their own money in the rights offering, our board of directors is making no recommendation regarding your exercise of the subscription rights. You are urged to make your decision based on your own assessment of our common stock, our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Funds affiliated with Carlson Capital together constitute our largest stockholder. In addition, the Standby Purchaser is affiliated with Carlson Capital. On August 18, 2014, certain funds affiliated with Carlson Capital purchased an additional 55,908,000 shares of our common stock in the Initial Share Issuance. As a result of the Initial Share Issuance, affiliates of Carlson Capital own (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) in the aggregate 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant.

In connection with the Initial Share Issuance, funds affiliated with Carlson Capital that own our common stock agreed not to exercise rights to participate in the rights offering with respect to the 55,908,000 shares received in the Initial Share Issuance. As a result of this agreement, our stockholders, including funds affiliated with Carlson Capital that own our common stock, will participate in the rights offering pro rata based on common stock ownership prior to the Initial Share Issuance. Consequently, the exchange ratio was calculated without taking into account the shares issued to funds affiliated with Carlson Capital in the Initial Share Issuance. Funds affiliated with Carlson Capital that own our common stock are entitled to participate in the over-subscription privilege if they exercise all of their subscription rights, other than the subscription rights not exercised with respect to the 55,908,000 shares received in the Initial Share Issuance.

Following the closing of the rights offering, we are required to sell to certain funds affiliated with Carlson Capital an additional number of shares of our common stock so that affiliates of Carlson Capital own (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) an aggregate of 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant.

The Standby Purchaser also holds the Warrant to purchase 1,000,000 shares of our common stock at an exercise price of $1.3875 per share. The Warrant contains anti-dilution provisions that are triggered upon the occurrence of certain events, including this rights offering. Assuming a fully subscribed rights offering, the Warrant will become exercisable into 1,000,000 shares of common stock at a reduced exercise price of $1.349 per share. The Standby Purchaser is also a significant lender to us under a $30 million senior secured credit facility.

If the Standby Purchaser purchases 14,534,884 shares in the standby offering because no other stockholder exercises it rights in the rights offering, affiliates of Carlson Capital, including the Standby Purchaser, would own (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) in the aggregate 72.9% of our outstanding common stock, unvested restricted stock, and common stock underlying the Warrant.

In view of the large percentage of our common stock currently owned and controlled by affiliates of Carlson Capital, together with additional common stock that will be acquired by the Standby Purchaser if the standby offering is consummated, the additional shares that may be issued to affiliates of Carlson Capital in order to maintain their 69% ownership, and the Standby Purchaser’s position as a secured lender to us, Carlson Capital and its affiliates, including the Standby Purchaser, will continue to have the ability to exert significant influence over our management and policies.

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We entered into a securities purchase agreement with Carlson Capital, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however, our board of directors reserves the right to terminate the rights offering for any reason at any time before the closing of the rights offering, including if our board of directors believes that there is insufficient participation by our stockholders.

Effect of Offering on Existing Stockholders

The ownership interests and voting interests of the existing stockholders who do not exercise their basic subscription rights in full will be diluted in the amount of $0.06 per share.

Shares of Our Common Stock Outstanding After the Rights Offering

As of September 2, 2014, a total of 99,082,894 shares of our common stock were issued and outstanding. If the offering is fully subscribed (including through the exercise of over-subscription privileges), or if the Standby Purchaser purchases all unsubscribed shares, then an additional 14,534,884 shares of our common stock will be issued and outstanding after the closing of the offerings, for a total of 113,617,778 shares of common stock outstanding (including unvested shares of our restricted stock). The preceding sentence assumes that, during the offerings, we issue no other shares of our common stock. In addition, pursuant to the securities purchase agreement that we entered into with Carlson Capital on August 18, 2014, after the closing of the rights offering we are obligated to issue shares to certain affiliates of Carlson Capital so that affiliates of Carlson Capital hold (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) an aggregate of 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant. If the rights offering is fully subscribed (including through the exercise of over-subscription privileges, but assuming no exercises of over-subscription privileges by affiliates of Carlson Capital), in addition to the shares issued in the offerings, we will issue an additional 18,805,416 shares to affiliates of Carlson Capital, for a total of 132,423,194 shares of common stock outstanding (excluding the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser).

Return of Funds

The subscription agent will hold funds received in payment for shares in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is terminated. If the rights offering is terminated for any reason, all subscription payments received by the subscription agent will be returned within 10 business days, without interest or penalty.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Record Holders

If you hold a common stock certificate, the number of shares you may purchase pursuant to your basic subscription rights is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “Subscription Agent,” to be received before 5:00 p.m., Eastern time, on            , 2014.

Subscription by Beneficial Owners

If you are a beneficial owner of shares of our common stock that are registered in the name of a broker, dealer, bank or other nominee, you will not receive a rights certificate. Instead, the Company will issue one subscription right to such nominee record holder for all shares of our common stock held by such nominee at the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares in the rights offering and follow the instructions provided by your nominee.

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Payment Method

Payments must be made in full in U.S. currency by personal check or certified check drawn on a U.S. bank, and payable to “Computershare” or by wire transfer.

Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest, as soon as practicable. The subscription agent will be deemed to receive payment upon:

•	clearance of any uncertified check deposited by the subscription agent; or
•	receipt by the subscription agent of any certified check drawn on a U.S. bank; or
•	receipt by the subscription agent of monies through wire transfer.

If you elect to exercise your subscription rights, you should consider using a certified check drawn on a U.S. bank to ensure that the subscription agent receives your funds before the rights offering expires. If you send an uncertified check, payment will not be deemed to have been received by the subscription agent until the check has cleared. The clearinghouse may require five or more business days. Accordingly, holders who wish to pay the subscription price by means of an uncertified personal check should make payment sufficiently in advance of the expiration of the rights offering to ensure that the payment is received and clears by that date. If you send a certified check, payment will be deemed to have been received by the subscription agent immediately upon receipt of such instrument. If you wish to pay by wire transfer, you must contact the information agent for instructions.

You should read the instruction letter accompanying the rights certificate carefully and strictly follow it. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO US. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those certificates and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment before the rights offering expires.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or
•	you are an eligible institution.

Missing or Incomplete Subscription Forms or Payment

If you fail to complete and sign the required subscription forms or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it to the extent of the payment received. Neither we nor our subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form, nor are we under any obligation to correct such forms. We have the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

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If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege, and the subscription limitation. Any excess subscription payments received by the subscription agent will be returned, without interest or penalty, within 10 business days following the closing of the rights offering.

Subscription Agent

The subscription agent for this offering is Computershare Inc. and Computershare Trust Company, N.A. The address to which rights certificates and payments should be mailed or delivered by overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent and clearance or payment before the rights offering expires. Do not send or deliver these materials to us.

If Delivering by Mail: Computershare Trust Company, N.A. Attn: Reorganization Department P.O. Box 43011 Providence, RI 02940-3011	If Delivering by Courier: Computershare Trust Company, N.A. Attn: Reorganization Department 250 Royall Street, Suite V Canton, MA 02021

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

The information agent for this offering is Georgeson Inc. If you have any questions about the rights offering or wish to request another copy of a document, please contact Georgeson Inc. at:

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

Banks and Brokers Call:	All Others:
(800) 223-2064	United States and Canada: 1 (888) 658-5755
Outside United States and Canada: (800) 223-2064

No Fractional Shares

Fractional shares will not be issued upon the exercise of the rights. Accordingly, the number of shares to be issued to a stockholder upon exercise of the rights will be rounded up to the nearest whole number of shares.

Notice to Nominees

If you are a broker, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of our common stock. If a beneficial owner of our common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact our information agent to request a copy.

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Shares Held for Others

If you are a broker, dealer, bank or other nominee, or you otherwise hold shares of our common stock for the account of others as a nominee holder, you should promptly notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificate and submit it, together with any other required documentation and payment in full for the shares subscribed for, to the subscription agent.

If you are a beneficial owner of our common stock held by a nominee holder, such as a broker, dealer or bank, we will ask your broker, dealer, bank or other nominee to notify you of this rights offering. If you wish to subscribe for rights in this rights offering, you should promptly contact the nominee holder and ask him or her to effect transactions in accordance with your instructions.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions. We reserve the absolute right to reject any subscriptions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the expiration date of the rights offering, unless we waive them in our sole discretion. Neither we nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment including final clearance of any uncertified check. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock you purchase in the rights offering until shares are issued in book-entry form, certificates representing the shares of our common stock are issued to you, or your account at your broker, dealer, bank or other nominee is credited with the shares of our common stock purchased in the rights offering.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States and Canada or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent as soon as possible to allow adequate time to provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder and payment by a U.S. bank in U.S. dollars before the expiration of the offer.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares at the subscription price.

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U.S. Federal Income Tax Treatment of Rights Distribution

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of these subscription rights to purchase our shares for the reasons described below in “Material United States Federal Income Tax Consequences.”

No Recommendation to Rights Holders

Our board of directors is not making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on money invested. The market price for our common stock may decline to a price that is less than the subscription price and, if you purchase shares at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future and the terms of this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Fees and Expenses

We will pay all fees charged by the subscription agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights, and neither we, the subscription agent nor the information agent will pay those expenses.

Listing

The subscription rights are non-transferable and will not be listed for trading on the OTCQB or any other stock exchange or market. Shares of our common stock are, including the shares of common stock to be issued in the rights offering, traded on OTCQB under the symbol “SWKH.”

Important

DO NOT SEND SUBSCRIPTION RIGHTS CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION RIGHTS CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION RIGHTS CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION TIME.

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THE STANDBY OFFERING

We have offered to issue up to 14,534,884 shares of our shares of common stock in a private placement to Double Black Diamond, L.P., to act as standby purchaser in the rights offering. The Standby Purchaser is an affiliate of Carlson Capital, which controls funds that together constitute our largest stockholder. In the standby offering, subject to certain conditions, we have offered to the Standby Purchaser the opportunity to acquire from us, at $0.86 per share, the same subscription price that is being offered in the rights offering, shares of common stock that are not subscribed for pursuant to the exercise of basic subscription rights and over-subscription privileges in the rights offering, which we refer to as the unsubscribed shares. The commitment made by the Standby Purchaser is not revocable by it, subject to certain conditions.

On August 18, 2014, funds affiliated with Carlson Capital purchased 55,908,000 shares of our common stock in the Initial Share Issuance. As a result of the Initial Share Issuance, funds affiliated with Carlson Capital own (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) in the aggregate 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant.

Based on a Schedule 13D/A filed on August 19, 2014, with the SEC, funds affiliated with Carlson Capital reported beneficial ownership of 69,057,100 shares of our common stock, including the Standby Purchaser’s Warrant to acquire 1,000,000 shares, which as of September 2, 2014 represented an aggregate of 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant. Carlson Capital is the investment manager of the funds. Mr. Michael D. Weinberg, who serves as Chairman of our board of directors, and Mr. Christopher W. Haga, a director, are employed by Carlson Capital. Mr. Weinberg serves as its Managing Director -- Special Projects, and Mr. Haga is Carlson Capital’s Portfolio Manager and Head of Strategic Investments.

In connection with the Initial Share Issuance, funds affiliated with Carlson Capital that own our common stock agreed not to exercise rights to participate in the rights offering with respect to the 55,908,000 shares received in the Initial Share Issuance. As a result of this agreement, our stockholders, including funds affiliated with Carlson Capital that own our common stock, will participate in the rights offering pro rata based on common stock ownership prior to the Initial Share Issuance. Consequently, the exchange ratio was calculated without taking into account the shares issued to funds affiliated with Carlson Capital in the Initial Share Issuance. Funds affiliated with Carlson Capital that own our common stock are entitled to participate in the over-subscription privilege if they exercise all of their subscription rights, other than the rights not exercised with respect to the 55,908,000 shares received in the Initial Share Issuance.

Funds affiliated with Carlson Capital that own our common stock will be entitled to participate in the over-subscription privilege if they exercise all of their subscription rights, other than the rights they agreed not to exercise with respect to the 55,908,000 shares received in the Initial Share Issuance.

Pursuant to the securities purchase agreement that we entered into with Carlson Capital on August 18, 2014, after the closing of the rights offering we are obligated to issue shares to certain affiliates of Carlson Capital so that affiliates of Carlson Capital hold (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) an aggregate of 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant. If the rights offering is fully subscribed (including through the exercise of over-subscription privileges but assuming no exercises of over-subscription privileges by affiliates of Carlson Capital), in addition to the shares issued in the offerings, we will issue an additional 18,805,416 shares to affiliates of Carlson Capital.

We have entered into a standby purchase agreement with the Standby Purchaser, pursuant to which the Standby Purchaser has agreed to acquire from us all unsubscribed shares (other than shares issuable under the rights associated with the 55,908,000 shares issued in the Initial Share Issuance), up to the entire rights offering amount ($12.5 million of gross proceeds or 14,534,884 shares), at the same subscription price of $0.86 per share available to all other stockholders. However, we will not know the number of unsubscribed shares, and therefore the amount of our common stock available for the Standby Purchaser, until the expiration of the rights offering. If all shares are sold pursuant to the exercise of the basic subscription rights, and over-subscription privileges, in the rights offering, there will be no unsubscribed shares, and no shares will be sold to the Standby Purchaser pursuant to the standby offering. Through this arrangement, we have a greater degree of certainty that we will raise gross proceeds of at least $12.5 million through the offerings.

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We entered into a securities purchase agreement with Carlson Capital concerning the Initial Share Issuance, pursuant to which we are obligated to use our reasonable best efforts to conduct the rights offering; however we may terminate the rights offering at any time if we determine that it is not in our best interests and our stockholders to proceed with the rights offering. Accordingly, the consummation of any sales of our common stock to the Standby Purchaser is conditioned on the completion of the rights offering and upon the number of unsubscribed shares available. The Standby Purchaser may terminate the standby purchase agreement in its sole discretion if (1) there is a material adverse change to our financial condition, business, prospects, assets, properties or operations since the date of the standby purchase agreement, each a Material Adverse Change or (2) if trading in our common stock shall have been suspended by the SEC or OTCQB, each a Market Adverse Change, and such Material Adverse Change or Market Adverse Change, as applicable, has not been cured within twenty-one days after the occurrence thereof.

Conditions to Closing by the Standby Purchaser. The standby purchase agreement provides that the obligations of the Standby Purchaser to complete the purchase of our common stock are subject to satisfaction or waiver of the following conditions:

•	our representations and warranties must be true and correct in all material respects and we must have performed our obligations under the standby purchase agreement;
•	there has not been any Material Adverse Change;
•	there has not been any Market Adverse Change; and
•	we must have obtained required regulatory approvals on conditions reasonably satisfactory to the Standby Purchaser.

Conditions to Closing by the Company. The standby purchase agreement provides that our obligation to issue and sell our common stock to the Standby Purchaser is subject to satisfaction or waiver of the following condition:

•	the representations and warranties of the Standby Purchaser contained in the standby purchase agreement must be true and correct in all material respects and the Standby Purchaser must perform their obligations under the standby purchase agreement.

Conditions to Closing by Both the Standby Purchaser and the Company. The standby purchase agreement provides that our obligation to issue our common stock to the Standby Purchaser and the obligation of the Standby Purchaser to complete the purchase of our common stock are subject to satisfaction or waiver of the following conditions:

•	the rights offering shall have been consummated at the subscription price;
•	no judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the standby offering; and
•	all required approvals and consents required in connection with the standby offering shall have been obtained and are effective.

The purchase of shares by the Standby Purchaser will be effected in a transaction exempt from the registration requirements of the Securities Act, and, accordingly, will not be registered pursuant to the registration statement of which this prospectus forms a part.

We did not engage a selling or placement agent to assist us in the standby offering.

We expect the standby offering to close at the same time as the rights offering, on or about     , 2014, unless otherwise extended by us in our sole discretion.

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The following table sets forth the maximum share commitment of the Standby Purchaser and the percentage of common stock outstanding after the offering held by funds affiliated with Carlson Capital, including the Standby Purchaser:

Maximum Commitment(#)(1)	Percentage of Common Stock Outstanding After Offering
$12,500,000	72.9	%(2)

(1)	The maximum commitment is based upon the offering price of $0.86 per share, the same as the subscription price in the rights offering. The actual number of shares purchased is subject to reduction and our right to terminate the rights offerings and therefore may be less than the amount shown in this column, or may be zero.
(2)	Assuming the purchase of the maximum commitment by the Standby Purchaser, funds affiliated with Carlson Capital, including the Standby Purchaser, would own (including the 1,000,000 shares of common stock underlying the Warrant) in the aggregate 72.9% of our combined issued and outstanding common stock, unvested restricted stock and common stock underlying the Warrant.

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DESCRIPTION OF BUSINESS

Overview

We were incorporated in July 1996 in California and reincorporated in Delaware in September 1999. In December 2009, we sold substantially all of our assets to an unrelated third party, which sale we refer to as the Asset Sale. Since the date of the Asset Sale, we had been seeking to redeploy our cash to maximize value for our stockholders and were seeking, analyzing and evaluating potential acquisition candidates. Our goal was to redeploy our existing assets to acquire, or invest in, one or more operating businesses with existing or prospective taxable income, or from which we can realize capital gains, that can be offset by use of our net operating loss carryforwards, or NOLs.

In July 2012, we commenced our new corporate strategy of building a specialty finance and asset management business. Our strategy is to be a leading healthcare capital provider by offering sophisticated, customized financing solutions to a broad range of life science companies, institutions and inventors. We will initially focus on monetizing cash flow streams derived from commercial-stage products and related intellectual property through royalty purchases and financings, as well as through the creation of synthetic revenue interests in commercialized products. We expect to deploy our assets to earn interest, fees, and other income pursuant to this strategy, and we continue to identify and review financing and similar opportunities on an ongoing basis. In addition, through our wholly-owned subsidiary, SWK Advisors LLC, we provide non-discretionary investment advisory services to institutional clients in separately managed accounts to similarly invest in life science finance. SWK Advisors LLC is registered as an investment advisor with the Texas State Securities Board. We intend to fund transactions through our own working capital, as well as by building our asset management business by raising additional third party capital to be invested alongside our capital.

We intend to fill a niche that we believe is underserved in the sub-$50 million transaction size. Since many of our competitors that provide longer term, royalty-related financing options have much greater financial resources than us, they tend to not focus on transaction sizes below $50 million as it is generally inefficient for them to do so. In addition, we do not believe that a sufficient number of other companies offer similar types of long-term financing options to fill the demand of the sub-$50 million market. As such, we believe we face less competition from such longer term, royalty investors in transactions that are less than $50 million.

We will evaluate and invest in a broad range of healthcare related companies and products with innovative intellectual property, including, the biotechnology, medical device, medical diagnostics and related tools, animal health and pharmaceutical industries, referred to as life science, and to tailor our financial solutions to the needs of our business partners. Our business partners are primarily engaged in selling products that directly or indirectly cure diseases and/or improve people’s or animals’ wellness, or they receive royalties paid on the sales of such products. For example, our biotechnology and pharmaceutical business partners manufacture medication that directly treat disease states, whereas our life science tools partners sell a wide variety of research instrumentation to help other companies conduct research into disease states.

Our investment objective is to maximize our portfolio total return and thus increase our net income and net operating income by generating income from three sources:

1. primarily owning or financing through debt investments, royalties generated by the sales of life science products and related intellectual property;

2. to a lesser extent, receiving interest and other income by advancing capital in the form of secured debt to companies in the life science sector; and

3. to a lesser extent, realize capital appreciation from equity-related investments in the life science sector.

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In our portfolio we seek to achieve attractive risk-adjusted current yields and opportunities with the potential for equity-like returns.

The majority of our transactions are expected to be structured similarly to factoring transactions whereby we provide capital in exchange for an interest in an existing revenue stream. We do not anticipate providing capital in situations prior to the commercialization of a product. The existing revenue stream can take several forms, but is most commonly either a royalty derived from the sales of a life science product (1) from the marketing efforts of a third party, such as a royalty paid to an inventor on the sales of a medicine or (2) from the marketing efforts of a partner company, such as a medical device company that directly sells its own products. Our structured debt investments may include warrants or other features, giving us the potential to realize enhanced returns on a portion of our portfolio. Capital that we provide directly to our partners is generally used for growth and general working capital purposes, as well as for acquisitions or recapitalizations in select cases. We generally fund the full amount of transactions up to $10 million through our working capital.

Our investment advisory agreements are currently non-discretionary and each client determines individually if it wants to participate in a transaction. Each account receives its pro rata allocation for a transaction based on which clients opt into a transaction, and each account receives its pro rata allocation of income produced by a transaction in which they participate. Clients pay us management and incentive fees according to a written investment advisory agreement, and we negotiate fees based on each client’s needs and the complexity of the client’s requirements. Fees paid by clients may differ depending upon the terms negotiated with each client and are paid directly by the client upon receipt of an invoice from us. We may seek to raise discretionary capital from similar investors in the future.

In circumstances where a transaction is greater than $10 million, we seek to syndicate amounts in excess of $10 million to our investment advisory clients. In addition, we may participate in transactions in excess of $10 million with investors other than our investment advisory clients. In those instances, we do not expect to earn investment advisory income from the participations of such investors.

We source our investment opportunities through a combination of our senior management’s proprietary relationships within the industry, outbound business development efforts and inbound inquiry from companies, institutions and inventors interested in learning about our capital financing alternatives. Our investment advisory clients generally do not originate investment opportunities for us.

Execution of New Strategy

In the third quarter of 2012, we purchased an interest in three revenue-producing investment advisory client contracts from PBS Capital Management, LLC, a firm that our current chief executive officer, or CEO, and our current Managing Director control, for $150,000 plus earn out payments through 2016. Our interest in these contracts can be repurchased, for one dollar, by PBS Capital Management, LLC, in the event that the employment contracts of our current CEO and current Managing Director are not renewed. We generated approximately $96,000 and $43,000 for the three months ended June 30, 2014 and 2013, respectively, in revenue due to our interest in the advisory contracts. We generated approximately $138,000 and $99,000 for the six months ended June 30, 2014 and 2013, respectively, in revenue due to our interest in the advisory contracts. Going forward, we expect revenue generated from these contracts to be immaterial to our financials; however, we expect the investment advisory clients to continue to co-invest with us in future transactions.

On December 5, 2012, we consummated our first transaction under our specialty finance strategy by providing a $22.5 million term loan to Nautilus. The loan was repaid on December 17, 2013. Prior to repayment, interest and principal under the loan was paid by a tiered revenue interest that is charged on quarterly net sales and royalties of the borrower applied in the following priority (i) first, to the payment of all accrued but unpaid interest until paid in full; and (ii) second to the payment of all principal of the loans. The loan accrued interest at either a base rate or the LIBOR rate, as determined by the borrower, plus an applicable margin; the base rate and LIBOR rate were subject to minimum floor values such that the minimum interest rate was 16%. We syndicated $16 million of the loan to our investment advisory clients and retained the remainder. Upon repayment, we received our proportionate share of a $2,000,000 exit fee which amounted to $578,000.

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Including the Nautilus transaction, as of August 10, 2014, we have executed eleven transactions under our new strategy, deploying approximately $70 million across a variety of opportunities:

     ●     $15 million in four transactions where we purchased or financed through a debt investment, royalties generated by the sales of life science products and related intellectual property;

     ●     $49 million in six transactions where we receive interest and other income by advancing capital in the form of secured debt backed by royalties paid by companies in the life science sector; and

     ●     $6 million in one transaction where we acquired an indirect interest in the U.S. marketing authorization rights to a pharmaceutical product where we ultimately receive cash flow distributions from the product.

In six of the transactions we participated alongside other investors; our investment advisory clients co-invested in two of these transactions. We completed the other five transactions by ourselves. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a table that provides an overview of the transactions.

Credit Facility

In order to expand our capital base, we entered into a credit facility with the Standby Purchaser on September 6, 2013. The credit facility provides us financing, primarily for the purchase of eligible investments. The facility works as a delayed draw credit facility where we have the ability to draw down, as necessary, for a period of 18 months, or the Draw Period, up to $30 million, based on certain conditions. The credit facility provides for an initial $15 million to be available at closing. On or before the last day of the Draw Period, we can request the loan amount to be increased to $30 million upon us realizing net proceeds of at least $10 million in cash through the issuance of new equity securities. Following the Initial Closing, we repaid $11 million previously drawn under the credit facility, which cannot be redrawn, and requested that the loan amount be increased to $30 million. As a result, we now have a maximum of up to $19 million available under the credit facility, subject to our compliance with the credit facility. As of August 21, 2014, no amounts were outstanding under the credit facility.

Repayment of the facility is due upon maturity, four years from the closing date. The Standby Purchaser has received a security interest in substantially all of our assets as collateral for the facility. In conjunction with the credit facility, we issued the Warrant to the Standby Purchaser for 1,000,000 shares of our common stock at a strike price of $1.3875. In connection with the credit agreement, we and the Standby Purchaser entered into a voting rights agreement restricting the Standby Purchaser and its affiliates voting rights under certain circumstances and providing the Standby Purchaser and its affiliates a right of first offer on certain future share issuances. In connection with the Purchase Agreement, the voting rights agreement was terminated on August 18, 2014; however, provisions of the voting agreement providing the Standby Purchaser and its affiliates a right of first offer on certain future share issuances were incorporated into the stockholders’ agreement described in this prospectus.

Rights Agreement

We have viewed our ability to carry forward our NOLs as an important and substantial asset. On January 26, 2006, in order to preserve stockholder value by protecting our ability to carry forward our NOLs, we entered into a rights agreement that provided for a dividend distribution of one preferred share purchase right for each outstanding share of our common stock. The purchase rights become exercisable after the acquisition or attempted acquisition of 4.9% or more of our outstanding common stock without the prior approval of our board of directors. On February 2, 2012, we amended and restated the rights agreement to extend the expiration date from February 3, 2012 to February 3, 2015. On August 18, 2014, we amended the Second Amended and Restated Rights Agreement to designate Carlson Capital and its affiliates as Exempt Persons (as defined in the Second Amended and Restated Rights Agreement) unless they own more than 76% of the outstanding shares of our common stock in the aggregate.

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Competition

Our markets are very competitive. We face competition in the pursuit of outside investors, investment management clients and opportunities to deploy our capital in attractive healthcare related companies. Our primary competitors provide financing to prospective companies and include non-bank financial institutions, federal or state chartered banks, venture debt funds, venture capital funds, private equity funds, investment funds and investment banks. Many of these entities have greater financial and managerial resources than we have. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create a competitive disadvantage for us. As a result, we tend not to compete on price, but instead focus on our industry experience, flexible financing options and speed to evaluating and completing a transaction. In addition, since many of our competitors that provide longer term, royalty-related financing options have much greater financial resources than us, they tend to not focus on transaction sizes below $50 million as it is generally inefficient for them to do so. As such, we believe we face less competition from such longer term, royalty investors in transactions that are less than $50 million.

Employees

As of September 2, 2014, including Messrs. Pope and Black, we had three full-time employees and one part-time employee. We believe that the relationship with our employees is satisfactory.

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DESCRIPTION OF PROPERTIES

In 2012, we moved our corporate headquarters to Dallas, Texas, where we lease approximately 1,300 square feet of space. The lease expires on December 31, 2014. We believe these facilities are adequate for our business requirements.

LEGAL PROCEEDINGS

We are involved in, or have been involved in, arbitrations or various other legal proceedings that arise from the normal course of our business. We cannot predict the timing or outcome of these claims and other proceedings. The ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material negative impact on our results of operations, balance sheets and cash flows due to defense costs, and divert management resources. Currently, we are not involved in any arbitration and/or other legal proceeding that we expect to have a material effect on our business, financial condition, results of operations and cash flows.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the related notes. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Special Note Regarding Forward-Looking Statements and Business sections in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We were incorporated in July 1996 in California and reincorporated in Delaware in September 1999. In December 2009, we sold substantially all of our assets to an unrelated third party, the Asset Sale. Since the date of the Asset Sale, we had been seeking to redeploy our cash to maximize value for our stockholders and were seeking, analyzing and evaluating potential acquisition candidates. Our goal was to redeploy our existing assets to acquire, or invest in, one or more operating businesses with existing or prospective taxable income, or from which we can realize capital gains, that can be offset by use of our net operating loss carryforwards, or NOLs.

In July 2012, we commenced our new corporate strategy of building a specialty finance and asset management business. Our strategy is to be a leading healthcare capital provider by offering sophisticated, customized financing solutions to a broad range of life science companies, institutions and inventors. We will initially focus on monetizing cash flow streams derived from commercial-stage products and related intellectual property through royalty purchases and financings, as well as through the creation of synthetic revenue interests in commercialized products. We expect to deploy our assets to earn interest, fees, and other income pursuant to this strategy, and we continue to identify and review financing and similar opportunities on an ongoing basis. In addition, through our wholly-owned subsidiary, SWK Advisors LLC, we provide non-discretionary investment advisory services to institutional clients in separately managed accounts to similarly invest in life science finance. SWK Advisors LLC is registered as an investment advisor with the Texas State Securities Board. We intend to fund transactions through our own working capital, as well as by building our asset management business by raising additional third party capital to be invested alongside our capital.

We intend to fill a niche that we believe is underserved in the sub-$50 million transaction size. Since many of our competitors that provide longer term, royalty-related financing options have much greater financial resources than us, they tend to not focus on transaction sizes below $50 million as it is generally inefficient for them to do so. In addition, we do not believe that a sufficient number of other companies offer similar types of long-term financing options to fill the demand of the sub-$50 million market. As such, we believe we face less competition from such longer term, royalty investors in transactions that are less than $50 million.

We will evaluate and invest in a broad range of healthcare related companies and products with innovative intellectual property, including, the biotechnology, medical device, medical diagnostics and related tools, animal health and pharmaceutical industries, referred to as life science, and to tailor our financial solutions to the needs of our business partners. Our business partners are primarily engaged in selling products that directly or indirectly cure diseases and/or improve people’s or animals’ wellness, or they receive royalties paid on the sales of such products. For example, our biotechnology and pharmaceutical business partners manufacture medication that directly treat disease states, whereas our life science tools partners sell a wide variety of research instrumentation to help other companies conduct research into disease states.

Our investment objective is to maximize our portfolio total return and thus increase our net income and net operating income by generating income from three sources:

1. primarily owning or financing through debt investments, royalties generated by the sales of life science products and related intellectual property;

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2. to a lesser extent, receiving interest and other income by advancing capital in the form of secured debt to companies in the life science sector; and

3. to a lesser extent, realize capital appreciation from equity-related investments in the life science sector.

In our portfolio we seek to achieve attractive risk-adjusted current yields and opportunities with the potential for equity-like returns.

The majority of our transactions are expected to be structured similarly to factoring transactions whereby we provide capital in exchange for an interest in an existing revenue stream. We do not anticipate providing capital in situations prior to the commercialization of a product. The existing revenue stream can take several forms, but is most commonly either a royalty derived from the sales of a life science product (1) from the marketing efforts of a third party, such as a royalty paid to an inventor on the sales of a medicine or (2) from the marketing efforts of a partner company, such as a medical device company that directly sells its own products. Our structured debt investments may include warrants or other features, giving us the potential to realize enhanced returns on a portion of our portfolio. Capital that we provide directly to our partners is generally used for growth and general working capital purposes, as well as for acquisitions or recapitalizations in select cases. We generally fund the full amount of transactions up to $10 million through our working capital.

Our investment advisory agreements are currently non-discretionary and each client determines individually if it wants to participate in a transaction. Each account receives its pro rata allocation for a transaction based on which clients opt into a transaction, and each account receives its pro rata allocation of income produced by a transaction in which they participate. Clients pay us management and incentive fees according to a written investment advisory agreement, and we negotiate fees based on each client’s needs and the complexity of the client’s requirements. Fees paid by clients may differ depending upon the terms negotiated with each client and are paid directly by the client upon receipt of an invoice from us. We may seek to raise discretionary capital from similar investors in the future.

In circumstances where a transaction is greater than $10 million, we seek to syndicate amounts in excess of $10 million to our investment advisory clients. In addition, we may participate in transactions in excess of $10 million with investors other than our investment advisory clients. In those instances, we do not expect to earn investment advisory income from the participations of such investors.

We source our investment opportunities through a combination of our senior management’s proprietary relationships within the industry, outbound business development efforts and inbound inquiry from companies, institutions and inventors interested in learning about our capital financing alternatives. Our investment advisory clients generally do not originate investment opportunities for us.

Execution of New Strategy

In the third quarter of 2012, we purchased an interest in three revenue-producing investment advisory client contracts from PBS Capital Management, LLC, a firm that our current chief executive officer, or CEO, and our current Managing Director control, for $150,000 plus earn out payments through 2016. Our interest in these contracts can be repurchased, for one dollar, by PBS Capital Management, LLC, in the event that the employment contracts of our current CEO and current Managing Director are not renewed. We generated approximately $96,000 and $43,000 for the three months ended June 30, 2014 and 2013, respectively, in revenue due to our interest in the advisory contracts. We generated approximately $138,000 and $99,000 for the six months ended June 30, 2014 and 2013, respectively, in revenue due to our interest in the advisory contracts. Going forward, we expect revenue generated from these contracts to be immaterial to our financials; however, we expect the investment advisory clients to continue to co-invest with us in future transactions.

On December 5, 2012, we consummated our first transaction under our specialty finance strategy by providing a $22.5 million term loan to Nautilus. The loan was repaid on December 17, 2013. Prior to repayment, interest and principal under the loan was paid by a tiered revenue interest that is charged on quarterly net sales and royalties of the borrower applied in the following priority (i) first, to the payment of all accrued but unpaid interest until paid in full; and (ii) second to the payment of all principal of the loans. The loan accrued interest at either a base rate or the LIBOR rate, as determined by the borrower, plus an applicable margin; the base rate and LIBOR rate were subject to minimum floor values such that the minimum interest rate was 16%. We syndicated $16 million of the loan to our investment advisory clients and retained the remainder. Upon repayment, we received our proportionate share of a $2,000,000 exit fee which amounted to $578,000.

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Including the Nautilus transaction, as of August 10, 2014, we have executed eleven transactions under our new strategy, deploying approximately $70 million across a variety of opportunities:

●	$15 million in four transactions where we purchased or financed through a debt investment, royalties generated by the sales of life science products and related intellectual property;

●	$49 million in six transactions where we receive interest and other income by advancing capital in the form of secured debt backed by royalties paid by companies in the life science sector; and

●	$6 million in one transaction where we acquired an indirect interest in the U.S. marketing authorization rights to a pharmaceutical product where we ultimately receive cash flow distributions from the product.

In six of the transactions we participated alongside other investors; our investment advisory clients co-invested in two of these transactions. We completed the other five transactions by ourselves.

The table below provides an overview of the transactions.

	Amount Funded by SWK at June 30, 2014	Total Transaction Amount (including contingent consideration)		Material Terms	Income Recognized during the three and six months ended June 30, 2014
Royalty Purchases and Financings

Besivance®	$6,000,000	$16,000,000	●	Closed on April 2, 2013	$263,000 and
			●	Purchased a royalty stream paid on the net sales of Besivance®, an ophthalmic antibiotic marketed by Bausch & Lomb	$523,000 in interest income
			●	SWK owns 40.3% of the royalty; Bess Royalty, LP owns 59.7%
			●	Annual payments to be retained by the royalty seller once aggregate royalty payments received exceed certain thresholds

Tissue Regeneration	$2,000,000	$2,000,000	●	Closed on June 12, 2013	$87,000 and
Therapeutics (“TRT”)			●	Purchased two royalty streams derived from the licensed use of TRT’s technology in the family cord banking services sector	$178,000 in interest income
			●	$1,250,000 additional payable by us to TRT, contingent upon aggregate royalty payments reaching a certain threshold
			●	Annual sharing payments due TRT once aggregate royalty payments received by us exceed the purchase price paid by us

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	Amount Funded by SWK at June 30, 2014	Total Transaction Amount (including contingent consideration)		Material Terms	Income Recognized during the three and six months ended June 30, 2014

Cambia®(1)	$4,000,000	$4,000,000	●	Closed on July 31, 2014	No interest income
			●	Purchased a royalty stream paid on the net sales of Cambia®, an NSAID marketed by Depomed, Inc. and Tribute
			●	Up to $0.5 million additional payable by us to the royalty seller, contingent upon aggregate net sales levels achieving certain thresholds
			●	Annual payments to be retained by the royalty seller once aggregate royalty payments received exceed certain thresholds

Senior Secured Debt

Royalty Financing	$3,000,000	$100,000,000	●	Closed on July 9, 2013	$88,000 and
			●	Purchased senior secured notes (first lien) due November 2026	$178,000 in interest income
			●	Pay interest quarterly at a 11.5% annual interest rate
			●	Secured only by certain royalty and milestone payments associated with the sales of pharmaceutical products

Term Loans

Tribute	$8,000,000	$8,000,000	●	Closed on August 8, 2013	$284,000 and
Pharmaceuticals Canada Inc. (“Tribute”)			●	Entered into senior secured first lien loan that matures on August 8, 2018	$561,000 in interest income
			●	Repaid by tiered revenue interest that is charged on quarterly net sales and royalties
			●	Bears interest at a floating interest rate, subject to a 13.5% per annum minimum
			●	Earned an origination fee at closing, and entitled to an exit fee upon the maturity of the loan
			●	Received 1,103,222 warrants to purchase shares of Tribute common stock

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	Amount Funded by SWK at June 30, 2014	Total Transaction Amount (including contingent consideration)		Material Terms	Income Recognized during the three and six months ended June 30, 2014

SynCardia Systems,	$4,000,000	$16,000,000	●	Closed on December 13, 2013	$167,000 and
Inc. (“SynCardia”)			●	Entered into senior secured first lien credit facility loan due on March 5, 2018; expansion of SynCardia’s existing facility	$330,000 in interest income
			●	At the option of the lenders, the term loan can be increased to $22,000,000; we have the right but not the obligation to advance $1,500,000 under the expansion facility
			●	Repaid with principal due upon maturity and bears interest at a rate of 13.5% per annum
			●	Original issue discount of $60,000 and an arrangement fee of $40,000 paid to us at closing
			●	Entitled to an exit fee upon the maturity of the loan
			●	Purchased an aggregate of 40,000 shares of SynCardia’s common stock, reflecting an ownership percentage in SynCardia of less than 0.05%

SynCardia	$6,000,000	$10,000,000	●	Closed on December 13, 2013	$422,000 and
			●	Entered into senior secured second lien loan which matures on December 13, 2021	$830,000 in interest income
			●	Repaid by a tiered revenue interest that is charged on quarterly net sales and royalties of, and any other income and revenue actually received by SynCardia
			●	Earned origination fee of $90,000 at closing

Private Dental Products	$6,000,000	$6,000,000	●	Closed December 10, 2013	$218,000 and
Company (the “Dental Products Company”)			●	Entered into senior secured first lien loan that matures on December 10, 2018	$439,000 in interest income
			●	Repaid by a tiered revenue interest that is charged on quarterly net sales and royalties of the Dental Products Company.
			●	Bears interest at a floating interest rate, subject to a 14% per annum minimum
			●	Earned an arrangement fee of $60,000 at closing
			●	We are entitled to an exit fee upon the maturity of the loan
			●	Received a warrant to purchase up to 225 shares in the Dental Products Company’s common stock, which if exercised, is equivalent to approximately four percent ownership on a fully diluted basis. The warrant expires December 10, 2020

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	Amount Funded by SWK at June 30, 2014	Total Transaction Amount (including contingent consideration)		Material Terms	Income Recognized during the three and six months ended June 30, 2014

Parnell Pharmaceuticals Holdings	$10,000,000	$25,000,000	●	Closed on January 23, 2014 and repaid on June 27, 2014.	$544,000 and $834,000 in
Pty Ltd (“Parnell”)			●	Entered into senior secured first lien loan that was to mature on January 23, 2021	interest income
			●	Repaid by a tiered revenue interest that is charged on quarterly net sales and royalties until such time as the lenders receive a 2.0x cash on cash return	$321,000 in syndication income
			●	Earned a $375,000 origination fee at closing

Response Genetics, Inc.	$8,500,000	$8,500,000	●	Closed on July 30, 2014	No interest income
(“Response”)(1)			●	Entered into senior secured first lien loan that is to mature on July 30, 2020
			●	Repaid by tiered revenue interest that is charged on quarterly net sales and royalties
			●	Bears interest at a floating interest rate, subject to a 13.5% per annum minimum
			●	Received warrants to purchase 681,090 shares of Response common stock
			●	Response can draw down another $3,500,000 by YE15 if it meets a certain revenue threshold.

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	Amount Funded by SWK at June 30, 2014	Total Transaction Amount (including contingent consideration)		Material Terms	Income Recognized during the three and six months ended June 30, 2014

Other

Holmdel	$6,000,000	$13,000,000	●	Closed December 20, 2012	$1,503,000 of
Pharmaceuticals, LP (“Holmdel”)			●	Holmdel acquired the U.S. marketing authorization rights to a beta blocker pharmaceutical product	equity method gains, of which $801,000 was
			●	SWK HP Holdings GP LLC, our direct wholly-owned subsidiary, acquired a direct general partnership interest in SWK HP Holdings LP (“SWK LP”)	attributable to the non-controlling interest in SWK
			●	SWK LP acquired a direct limited partnership interest in Holmdel
			●	We receive quarterly distributions based on a royalty paid on net sales of the product

(1) Amount was funded subsequent to June 30, 2014.

Other than the $1,250,000 payable to TRT and the $500,000 payable pursuant to the acquisition of the Cambia® royalty noted above, there are no other earn out payments contracted to be paid by SWK to any of our partner companies. SWK is obligated to fund to Response the $3,5000,000 add on facility pursuant to the credit agreement if Response meets a certain revenue threshold.

For additional information regarding these transactions, see Notes 1 and 2 of the Notes to Consolidated Financial Statements in this prospectus.

Credit Facility

In order to expand our capital base, we entered into a credit facility with the Standby Purchaser on September 6, 2013. The credit facility provides us financing, primarily for the purchase of eligible investments. The facility works as a delayed draw credit facility where we have the ability to draw down, as necessary, for a period of 18 months, or the Draw Period, up to $30 million, based on certain conditions. The credit facility provides for an initial $15 million to be available at closing. On or before the last day of the Draw Period, we can request the loan amount to be increased to $30 million upon us realizing net proceeds of at least $10 million in cash through the issuance of new equity securities. Following the Initial Closing, we repaid $11 million previously drawn under the credit facility, which cannot be redrawn, and requested that the loan amount be increased to $30 million. As a result, we now have a maximum of up to $19 million available under the credit facility, subject to our compliance with the credit facility. As of August 21, 2014, no amounts were outstanding under the credit facility.

Repayment of the facility is due upon maturity, four years from the closing date. The Standby Purchaser has received a security interest in substantially all of our assets as collateral for the facility. In conjunction with the credit facility, we issued the Warrant to the Standby Purchaser for 1,000,000 shares of our common stock at a strike price of $1.3875. In connection with the credit agreement, we and the Standby Purchaser entered into a voting rights agreement restricting the Standby Purchaser and its affiliates voting rights under certain circumstances and providing the Standby Purchaser and its affiliates a right of first offer on certain future share issuances. In connection with the Purchase Agreement, the voting rights agreement was terminated on August 18, 2014; however, provisions of the voting agreement providing the Standby Purchaser and its affiliates a right of first offer on certain future share issuances were incorporated into the stockholders’ agreement described in this prospectus.

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Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, stock-based compensation, impairment of financing receivables and long-lived assets, valuation of warrants, useful lives of property and equipment, income taxes and contingencies and litigation, among others. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our consolidated financial statements because they inherently involve significant judgments and uncertainties. For a discussion of our significant accounting policies, refer to Note 1 of the Notes to Consolidated Financial Statements.

Variable Interest Entities

An entity is referred to as a variable interest entity, or VIE, if it possesses one of the following criteria: (i) it is thinly capitalized, (ii) the residual equity holders do not control the entity, (iii) the equity holders are shielded from the economic losses, (iv) the equity holders do not participate fully in the entity’s residual economics, or (v) the entity was established with non-substantive voting interests. We consolidate a VIE when we have both the power to direct the activities that most significantly impact the activities of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. Along with the VIEs that are consolidated in accordance with these guidelines, we also hold variable interests in other VIEs that are not consolidated because we are not the primary beneficiary. We continually monitor both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change.

Financing Assets

We extend credit to customers through a variety of financing arrangements, including term loans. The amounts outstanding on loans are referred to as finance receivables and are included in Finance Receivables on the Consolidated Balance Sheet. It is our expectation that the loans originated will be held for the foreseeable future or until maturity. In certain situations, for example to manage concentrations and/or credit risk, some or all of certain exposures may be sold. Loans for which we have the intent and ability to hold for the foreseeable future or until maturity are classified as held for investment, or HFI. If we no longer have the intent or ability to hold loans for the foreseeable future, then the loans are transferred to held for sale, or HFS. Loans entered into with the intent to resell are classified as HFS.

If it is determined that a loan should be transferred from HFI to HFS, then the balance is transferred at the lower of cost or fair value. At the time of transfer, a write-down of the loan is recorded as a charge-off when the carrying amount exceeds fair value and the difference relates to credit quality, otherwise the write-down is recorded as a reduction in other income, and any loan loss reserve is reversed. Once classified as HFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance and is reflected as a reduction to other income.

If it is determined that a loan should be transferred from HFS to HFI, the loan is transferred at the lower of cost or fair value on the transfer date, which coincides with the date of change in management’s intent. The difference between the carrying value of the loan and the fair value, if lower, is reflected as a loan discount at the transfer date, which reduces its carrying value. Subsequent to the transfer, the discount is accreted into earnings as an increase to finance revenue over the life of the loan using the interest method.

Finance receivables are stated at their principal amounts inclusive of deferred loan origination fees. Interest income is credited as earned based on the effective interest rate method except when a finance receivable become past due 90 days or more and doubt exists as to the ultimate collection of interest or principal; in those cases the recognition of income is discontinued.

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Marketable Investments

Available-for-sale securities are reported at fair value with unrealized gains or losses recorded in accumulated other comprehensive income (loss), net of applicable income taxes. In any case where fair value might fall below amortized cost, we would consider whether that security is other-than-temporarily impaired using all available information about the collectability of the security. We would not consider that an other-than temporary impairment for a debt security has occurred if (i) we do not intend to sell the debt security, (ii) it is not more likely than not that we will be required to sell the debt security before recovery of its amortized cost basis and (iii) the present value of estimated cash flows will fully cover the amortized cost of the security. We would consider that an other-than-temporary impairment has occurred if any of the above mentioned three conditions are not met.

For a debt security for which an other-than-temporary impairment is considered to have occurred, we would recognize the entire difference between the amortized cost and the fair value in earnings if we intend to sell the debt security or it is more likely than not that we will be able to sell the debt security before recovery of its amortized cost basis. If we do not intend to sell the debt security and it is not more likely than not that we will be required to sell the debt security before recovery of its amortized cost basis, we would separate the difference between the amortized cost and the fair value of the debt security into the credit loss component and the non-credit loss component. The credit loss component would be recognized in earnings and the non-credit loss component would be recognized in other comprehensive income (loss), net of applicable income taxes.

Derivatives

All derivatives held by us are recognized in the consolidated balance sheets at fair value. The accounting treatment for subsequent changes in the fair value depends on their use, and whether they qualify as effective “hedges” for accounting purposes. Derivatives that are not hedges must be adjusted to fair value through the consolidated statements of income (loss). If a derivative is a hedge, then depending on its nature, changes in its fair value will be either offset against change in the fair value of hedged assets or liabilities through the consolidated statements of income (loss), or recorded in other comprehensive income (loss). We had no derivatives designated as hedges as of June 30, 2014, December 31, 2013 and 2012. We hold warrants issued to us in conjunction with term loan investments discussed in Note 2 of the Notes to the Consolidated Financial Statements. These warrants are included in other assets in the consolidated balance sheets. We issued a warrant on our own common stock in conjunction with our credit agreement discussed of Note 5 of the Notes to the Consolidated Financial Statements. This warrant meets the definition of a derivative and is reflected as warrant liability at fair value in the consolidated balance sheets.

Revenue Recognition

We record interest income on an accrual basis based on the effective interest rate method to the extent that we expect to collect such amounts. We recognize investment management fees as earned over the period the services are rendered. The majority of investment management fees earned is charged either monthly or quarterly. Incentive fees, if any, are recognized when earned at the end of the relevant performance period, pursuant to the underlying contract. Other administrative service revenues are recognized when contractual obligations are fulfilled or as services are provided.

Fair Value of Financial Instruments

We use fair value measurements to measure, among other items, acquired assets and liabilities in business combinations, leases and derivative contracts. We also use them to assess impairment of intangible assets and goodwill.

Where available, fair value is based on observable market prices or parameters, or is derived from such prices or parameters. Where observable prices or inputs are not available, use of unobservable prices or inputs are used to estimate the current fair value, often using an internal valuation model. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the item being valued.

The carrying values of our financial instruments, including cash and cash equivalents, prepaid expenses, accounts receivable and other current assets, accounts payable and accrued liabilities, approximate their fair values due to their relatively short maturities or payment terms.

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Stock-based Compensation

All stock-based compensation is measured at the grant date, based on the estimated fair value of the award, and is recognized as an expense over the requisite service period. Stock-based compensation expense is reduced for estimated future forfeitures. These estimates are revised in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation expense in the period in which the change in estimate occurs.

For restricted stock, we recognize compensation expense in accordance with the fair value of such stock as determined on the grant date, amortized over the applicable service period. When vesting of awards is based wholly or in part upon the future performance of the stock price, such terms result in adjustments to the grant date fair value of the award and the derivation of a service period. If service is provided over the derived service period, the adjusted fair value of the awards will be recognized as compensation expense, regardless of whether or not the awards vest.

Equity Method Investments

We account for partner companies whose results are not consolidated, but over which we exercise significant influence, under the equity method of accounting. Whether or not we exercise significant influence with respect to a partner company depends on an evaluation of several factors including, among others, representation on the partner company’s board of directors and our ownership level. Under the equity method of accounting, we do not reflect a partner company’s financial statements within our consolidated financial statements; however, our share of the income or loss of such partner company is reflected in the consolidated statements of income (loss). We include the carrying value of equity method partner companies in ownership interests in and advances to partner companies and funds on the consolidated balance sheets.

When our carrying value in an equity method partner company is reduced to zero, we record no further losses in our consolidated statements of operations unless we have an outstanding guarantee obligation or have committed additional funding to such equity method partner company. When such equity method partner company subsequently reports income, we will not record our share of such income until it exceeds the amount of our share of losses not previously recognized.

Non-controlling Interests

Non-controlling interests represent third-party equity ownership in certain of our consolidated subsidiaries, VIEs or our investments and are presented as a component of equity.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred tax assets to an amount where realization is more likely than not.

We recognize liabilities for uncertain tax positions. If we ultimately determine that the payment of such a liability is not necessary, then we reverse the liability and recognize a tax benefit during the period in which the determination is made that the liability is no longer necessary. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax benefit in the statements of operations.

Earnings per Share

Basic earnings per share, or EPS is computed by dividing net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) by the weighted-average number of common shares outstanding increased by the weighted-average potential impact of dilutive securities, including stock options and restricted stock grants. The dilutive effect is computed using the treasury stock method, which assumes the conversion of stock options and restricted stock grants. However, in periods when results are negative, these shares would not be included in the EPS computation as the result would have an anti-dilutive effect.

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Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board, or FASB issued ASU 2013-02, Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. An entity is required to present, either on the face of the statement where net income (loss) is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income (loss) if the amount reclassified is required under GAAP to be reclassified to net income (loss) in its entirety in the same reporting period. For other amounts that are not required to be reclassified in their entirety to net income (loss), an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. This standard was effective for interim and annual periods beginning after December 15, 2012 and is to be applied on a prospective basis. We adopted ASU 2013-02 and will disclose significant amounts reclassified out of accumulated other comprehensive income (loss) as such transactions arise. ASU 2013-02 affects financial statement presentation only and has no impact on our results of operations or consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Under this new guidance, companies must present this unrecognized tax benefit in the consolidated financial statements as a reduction to deferred tax assets created by net operating losses or other tax credits from prior periods that occur in the same taxing jurisdiction. If the unrecognized tax benefit exceeds such credits it should be presented in the consolidated financial statements as a liability. This update is effective for annual and interim reporting periods for fiscal years beginning after December 15, 2013. The adoption of this standard did not have any impact on our operating results and financial position.

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, (“ASU 2014-09”), “Revenue from Contracts with Customers”. The objective of ASU 2014-19 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle of ASU 2014-09 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the new guidance, an entity will (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the contract’s performance obligations; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. The new guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2016 for public companies. Early adoption is not permitted. Entities have the option of using either a full retrospective or modified approach to adopt ASU 2014-09. We are currently evaluating the new guidance and have not determined the impact this standard may have on our consolidated financial statements nor decided upon the method of adoption.

In June 2014, the FASB issued ASU No. 2014-12, Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2015. We are currently evaluating the impact that the adoption of this guidance will have on our consolidated financial statements.

Results of Operations

Comparison of the Quarters Ended June 30, 2014 and June 30, 2013

Revenues

We generated revenues of $3.4 million for the three months ended June 30, 2014, driven primarily by $2.2 million in interest and fees earned on our finance receivables, marketable securities and management fees, and $1.2 million in income related to our investment in an unconsolidated partnership. We generated revenues of $7.0 million for the six months ended June 30, 2014, driven primarily by $4.3 million in interest and fees earned on our finance receivables, marketable securities and management fees, and $2.7 million in income related to our investment in an unconsolidated partnership.

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We generated revenues of $1.0 million for the three months ended June 30, 2013, driven by $0.6 million in interest and fees earned on our finance receivables, $0.4 million in income related to our investment in unconsolidated partnerships and $43,000 due to our interest in three revenue-producing client contracts acquired from PBS Capital Management, LLC and our other investment advisory contracts. We generated revenues of $1.4 million for the six months ended June 30, 2013, driven by $0.9 million in interest and fees earned on our finance receivables, $0.4 million in income related to our investment in unconsolidated partnerships and $0.1 million due primarily to our interest in three revenue-producing client contracts acquired from PBS Capital Management, LLC and our other investment advisory contracts.

General and Administrative Expenses

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses increased by 75% to $0.7 million for the three months ended June 30, 2014 from $0.4 million for the three months ended June 30, 2013 due primarily to increased professional fees and compensation expense. General and administrative expenses increased by 73% to $1.4 million for the six months ended June 30, 2014, from $0.8 million for the six months ended June 30, 2013, due to increased professional fees and compensation expense.

Interest and Other Income (Expense), Net

Interest and other income (expense), net was an expense of $2,000 for the three months ended June 30, 2014, which consisted primarily of a $219,000 fair market value gain relating to the Tribute warrant and to our warrant liability, and interest expense of $223,000 relating to our loan credit agreement. During the three months ended June 30, 2013, interest and other income (expense), net was income of $15,000 which consisted solely of interest income.

Interest and other income (expense), net was an expense of $36,000 for the six months ended June 30, 2014, which consisted primarily of a $373,000 fair market value gain relating to the Tribute warrant and to our warrant liability, and interest expense of $412,000 relating to our loan credit agreement. During the six months ended June 30, 2013, interest and other income (expense), net was income of $38,000 which consisted solely of interest income.

Provision for Income Taxes

We have incurred net operating losses on a consolidated basis for all years from inception through 2012. Accordingly, we have historically recorded a valuation for the full amount of gross deferred tax assets, as the future realization of the tax benefit was not “currently more likely than not.” As of December 31, 2013, we concluded that it is more likely than not that the Company will be able to realize approximately $9,803,000 benefit of the U.S. federal and state deferred tax assets in the future.

As of June 30, 2014, we had net operating loss carryforwards for federal income tax purposes of approximately $433,000,000. The federal net operating loss carry forwards if not offset against future income, will expire by 2032, with the majority expiring by 2021.

Comparison of the Years Ended December 31, 2013 and 2012

Revenues

We generated revenues of $6.4 million for the year ended December 31, 2013, driven primarily by $3.7 million in interest and fees earned on our finance receivables, marketable securities and management fees and $2.8 million in income related to our investment in an unconsolidated partnership. We generated revenues of $0.6 million for the year ended December 31, 2012, driven primarily by $0.1 million due to our interest in three revenue-producing investment advisory client contracts acquired from PBS Capital Management, LLC, $0.2 million related to interest income earned on our finance receivables and $0.3 million in fees earned syndicating a loan.

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General and Administrative

General and administrative expenses consist primarily of compensation, stock-based compensation and related costs for management, staff, Board of Directors, legal and audit expenses, and corporate governance. General and administrative expenses decreased by 22% to $1.7 million for the year ended December 31, 2013 from $2.2 million for the year ended December 31, 2012, due to a decrease in professional fees and stock-based compensation expenses.

Interest and Other Income (Expense), net

Interest and other income (expense), net was an expense of $0.2 million for the year ended December 31, 2013, which consisted of a $0.2 million fair market value adjustments relating to the Tribute warrant and to our warrant liability, and interest expense of $0.1 million, offset almost entirely by interest income. During the year ended December 31, 2012, interest and other income (expense), net was income of $0.2 million which consisted solely of interest income. The decrease in interest income related to lower interest rates and lower cash balances in the year ended December 31, 2013, compared to the same period in 2012.

Income Tax Benefit

We have incurred net operating losses on a consolidated basis for all years from inception through 2012. Accordingly, we have historically recorded a valuation for the full amount of gross deferred tax assets, as the future realization of the tax benefit was not “currently more likely than not.” As of December 31, 2013, we concluded that it is more likely than not that the Company will be able to realize approximately $9,803,000 benefit of the U.S. federal and state deferred tax assets in the future. As a result, we have released $9,803,000 of the valuation allowance against our net deferred tax assets.

As of December 31, 2013, our valuation allowance against deferred tax assets decreased by approximately $20,960,000 due to the write-off of expired deferred tax assets and partial release of our valuation allowance.

As of December 31, 2013, we had operating loss carryforwards for federal income tax purposes of approximately $433,000,000. The federal net operating loss carry forwards if not offset against future income, will expire by 2032, with the majority expiring by 2021.

Liquidity and Capital Resources

As of June 30, 2014, we had $15.8 million in cash and cash equivalents compared to $7.7 million in cash and cash equivalents as of December 31, 2013. As of June 30, 2014, we had working capital of $16.7 million, compared to working capital of $8.7 million as of December 31, 2013.

On August 18, 2014, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with Carlson Capital. Pursuant to the terms of the Purchase Agreement, on August 18, 2014, funds affiliated with Carlson Capital acquired 55,908,000 newly issued shares of the our common stock, par value $0.001 per share for a purchase price of $1.37 per share or an aggregate purchase price of $76,593,960, or the Initial Share Issuance.

The Purchase Agreement provides that we will use reasonable best efforts to conduct a rights offering as promptly as reasonably practical after the closing of the Purchase Agreement. Funds affiliated with Carlson Capital that own our common stock will have the right to participate in the rights offering on the same terms as all other stockholders, including with respect to the subscription price. However, the funds affiliated with Carlson Capital that own our common stock agreed that they would exercise only that number of rights they receive in the rights offering which represents the number of rights they would have received if the rights had been distributed on the day immediately preceding the Initial Share Issuance.

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Double Black Diamond, L.P., an affiliate of Carlson Capital, has agreed to serve as the standby purchaser with respect to the rights offering and will generally have the right to purchase any unsubscribed shares, (other than shares the funds affiliated with Carlson Capital agreed not to purchase pursuant to the exercise of their rights as described above).

The Purchase Agreement further provides that, following the consummation of the rights offering, the funds affiliated with Carlson Capital that own our common stock will purchase a number of newly issued additional shares of common stock such that (after taking into account the Initial Share Issuance and the closing of the rights offering, including any shares of common stock purchased by the Stockholder and its affiliates in the rights offering, including as standby purchaser) Carlson Capital’s and its affiliates’ voting percentage of common stock (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) equals 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant.

In connection with the transactions described above, we have agreed to reimburse Carlson Capital for up to $900,000 in transaction expenses.

In connection with the Purchase Agreement, we entered into a Stockholders’ Agreement, dated as of August 18, 2014, or the Stockholders’ Agreement, with funds affiliated with Carlson Capital that own our common stock, pursuant to which, among other things, the Company granted funds affiliated with Carlson Capital that own our common stock approval rights with respect to certain transactions including the incurrence of indebtedness over specified amounts, the sale of assets over specified amounts, declaration of dividends, loans, capital contributions to or investments in any third party over specified amounts, changes in the size of the board of directors or changes in our CEO. In addition, the funds affiliated with Carlson Capital that own our common stock agreed that until the earlier of the fifth anniversary of the Initial Share Issuance or the date such funds and their affiliates own less than 40% of the outstanding shares of our common stock, such funds and their affiliates will not increase their voting percentage of common stock to greater than 76% or cause us to engage in any buybacks in excess of 3% of the then outstanding shares of common stock without offering to acquire all of the then-outstanding common stock at the same price and on the same terms and conditions. The funds affiliated with Carlson Capital that own our common stock further agreed that, until the earlier of the fifth anniversary of the Initial Share Issuance, or the date such funds and their affiliates own less than 40% of the outstanding shares of common stock, such funds will not sell shares of common stock to any purchaser that would result in such purchaser having a voting percentage of common stock in excess of 40% (and with neither Carlson Capital and its affiliates nor any other holder of common stock and its affiliates holding a voting percentage in excess of 40%) unless the purchaser contemporaneously makes a binding offer to acquire all of our then-outstanding common stock, at the same price and on the same terms and conditions as the purchase of shares from the funds affiliated with Carlson Capital. The funds affiliated with Carlson Capital also agreed that, until the earlier of the eighth anniversary of the Initial Share Issuance or the date they and their affiliates own less than 40% of the outstanding shares of common stock, such funds will not engage in a transaction as described in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, without offering to acquire all of the then-outstanding common stock at the same price and on the same terms and conditions. Additionally, until the earlier of the eighth anniversary of the Initial Share Issuance or the date the funds affiliated with Carlson Capital and their affiliates own less than 40% of the outstanding shares of common stock, such funds agreed to maintain at least two directors who are not affiliates of Carlson Capital or us, and agreed that any related party transaction or deregistration of the common stock from SEC reporting requirements requires the approval of such non-affiliated directors. The Stockholders’ Agreement also contains a right for an affiliate of Carlson Capital to serve as the exclusive standby purchaser for future rights offerings, and a pre-emptive right for the funds associated with Carlson Capital to purchase their pro rata share of any additional offerings other than such rights offerings.

The Stockholders’ Agreement also provides that, until the second anniversary of the Initial Share Issuance, we will not seek, negotiate or consummate any sale of common stock (with certain customary exceptions), except through one or more rights offerings substantially on the same structural terms as the rights offering. In addition, the funds affiliated with Carlson Capital that own our common stock agreed that until the earlier of the fifth anniversary of the Initial Share Issuance or the date they own less than 40% of the outstanding shares of common stock, such funds would provide support to us in various ways, including with respect to sourcing financing and other business opportunities.

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Additionally, in connection with the transactions described above, William Clifford, Michael Margolis and John Nemelka resigned from our board of directors. Pursuant to the our bylaws, the board of directors appointed Christopher W. Haga, D. Blair Baker and Edward B. Stead to fill the vacancies created. Mr. Stead was appointed as a Class II director for a term expiring in 2017, and Mr. Baker and Mr. Haga were appointed as Class III directors for terms expiring in 2014.

We also entered into new employment agreements with J. Brett Pope, our chief executive officer, and Winston Black, our managing director. Under their respective new agreements, Messrs. Pope and Black will each receive a base salary of $240,000 beginning January 1, 2015, and will be entitled to a bonus based on the Company’s performance. In addition, each received an option grant for 1,000,000 shares with an exercise price of $1.37 per share. Fifty percent of the options vest over 4 years beginning December 31, 2015 and fifty percent vest if the 60 day average closing stock price exceeds $2.06.

In connection with the transactions described above, we amended our Second Amended and Restated Rights Agreement to designate Carlson Capital and its affiliates as Exempt Persons (as defined in the Rights Agreement) unless they own more than 76% of the outstanding shares of common stock.

In connection with the transactions, the Voting Agreement among affiliates of Carlson Capital and us dated September 6, 2013 was terminated.

As of December 31, 2013, we had $7.7 million in cash and cash equivalents, compared to $24.6 million in cash and cash equivalents as of December 31, 2012. As of December 31, 2013, we had working capital of $8.7 million, compared to working capital of $26.0 million as of December 31, 2012. The reduction in our working capital is primarily attributable to the net purchase of $22.4 million in finance receivables.

As of December 31, 2013, we had $5.0 million outstanding and $10.0 million of available borrowings under our credit facility. As a result of the Initial Share Issuance, the total amount available to us under our credit facility was increased to $30.0 million. We estimate our liquidity and capital resources are adequate to fund our operating activities for the twelve months from the balance sheet date.

Primary Driver of Cash Flow

Our ability to generate cash in the future depends primarily upon our success in implementing our revised business model of generating income by providing capital to a broad range of life science companies, institutions and inventors. We generate income primarily from three sources:

1.	owning or financing through debt investments, royalties generated by the sales of life science products and related intellectual property;

2.	receiving interest and other income by advancing capital in the form of secured debt to companies in the life science sector; and,

3.	to a lesser extent, realize capital appreciation from equity-related investments in the life science sector.

As of August 10, 2014, we have consummated nine transactions under our new strategy and expect those assets to generate income greater than our expenses in 2014. We continue to evaluate multiple attractive opportunities that, if consummated, would similarly generate additional income. Since the timing of any investment is difficult to predict, we may not be able to generate positive cash flow above what our existing assets will produce in 2014. Given low current interest rates, we expect the interest rate that we receive on our cash will continue to be at a low rate and to not produce material income. In addition, we expect to generate income other than interest income from our interest in three revenue-producing investment advisory contracts from PBS Capital Management, LLC, as well as income generated from our other investment advisory contracts.

The following narrative discusses our cash flows for the three months ended June 30, 2014 and June 30, 2013.

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Operating Cash Flow

Net cash provided by operating activities was $2.4 million for the six months ended June 30, 2014 and consisted primarily of net income of $4.3 million partially offset by noncash adjustments of $2.1 million and changes in operating assets and liabilities of $0.2 million. The noncash adjustments were primarily attributable to $2.7 million from equity income on an investment in an unconsolidated entity and $0.1 million in loan discount amortization and fee accretion, offset by $0.4 million in interest income in excess of cash collected. The significant factors that contributed to the change in operating assets and liabilities included increases in accounts payable and accrued liabilities of $1.2 million and an increase in prepaid expenses and other assets of $1.2 million. The increase in prepaid expenses and other assets was primarily due to prepaid offering costs incurred. The increase in accounts payable and accrued expenses was primarily due to the timing of payments. We had positive cash flow from operating activities of $0.4 million for the six months ended June 30, 2013, which included net income of $0.7 million, stocked-based compensation of $0.1 million and $0.2 million from changes in assets and liabilities, partially offset by a $0.4 million income on an equity method and loan fee accretion of $0.1 million.

Investing Cash Flow

The Company’s investing activities had positive cash flow of $1.6 million during the six months ended June 30, 2014, which primarily related to $1.9 million in cash distributions received from an investment in an unconsolidated entity, partially offset by our net issuance of $3.5 million in finance receivables.  The Company’s investing activities provided negative cash flow of $6.3 million during the six months ended June 30, 2013, which primarily related to our issuance of $8.0 million in finance receivables, partially offset by $0.1 million on repayment of finance receivables and $1.6 million in cash distributions from an investment in unconsolidated entities.

Financing Cash Flow

The Company’s financing activities had positive cash flow of $4.1 million for the six months ended June 30, 2014, which consisted of $6.0 million in loan proceeds from our credit agreement, partially offset by $1.9 million in cash distributions to non-controlling interests. The Company’s financing activities had a negative cash flow of $0.9 million for the six months ended June 30, 2013 which consisted of cash distributions to non-controlling interests.

Off-Balance-Sheet Arrangements

As of June 30, 2014, the Company did not have any off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Outlook

During 2012, we adopted a new corporate strategy to provide capital to a broad range of life science companies, institutions and inventors in order to earn interest, fee, and other income pursuant to this strategy. As of August 10, 2014, we have consummated eleven transactions under our revised strategy. We believe the income generated by these transactions will be more than our operational expenses, and we will begin to grow our book value going forward. We continue to evaluate multiple attractive opportunities that, if consummated, would similarly generate additional income. We expect that the income generated by such future investments would be earned with minimal additional operational expenses.

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CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Prior to commencing our strategic plan, the primary objective of our activities was to preserve cash. During the three months ended June 30, 2014 and the year ended December 31, 2013, our cash and cash equivalents were deposited in accounts at well capitalized financial institutions. The fair value of our cash and cash equivalents at both June 30, 2014 and December 31, 2013, approximated its carrying value.

Investment and Interest Rate Risk

We are subject to financial market risks, including changes in interest rates. As we seek to provide capital to a broad range of life science companies, institutions and investors, our net investment income is dependent, in part, upon the difference between the rate at which we earn on our cash and cash equivalents and the rate at which we lend those funds to third parties. As a result, we would be subject to risks relating to changes in market interest rates. We may use interest rate risk management techniques in an effort to limit our exposure to interest rate fluctuations by providing capital at variable interest rates. We constantly monitor our portfolio and position our portfolio to respond appropriately to a reduction in credit rating of any portfolio of products.

Inflation

We do not believe that inflation has had a significant impact on our revenues or operations.

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MANAGEMENT

The term of office of D. Blair Baker and Christopher W. Haga, our current Class III directors, will expire at the annual meeting of stockholders to be held in 2014. The term of office of Michael D. Weinberg, our current Class I director, will expire at the annual meeting of stockholders to be held in 2015. The term of office of Edward B. Stead and J. Brett Pope, our current Class II directors, will expire at the annual meeting of stockholders to be held in 2016. On August 18, 2014, our directors, William Clifford, Michael Margolis and John Nemelka resigned from the Company’s board. Pursuant to the our Bylaws, the board of directors appointed D. Blair Baker, Christopher W. Haga, and Edward B. Stead to fill the vacancies created. The following table sets forth the names of the directors and information about each (including their ages as of September 2, 2014):

Name	Age	Committee Memberships	Principal Occupation	Director Since
Class I Director
Michael D. Weinberg	50	Governance, Compensation	Employee of Carlson Capital	2009

Class II Directors
Edward B. Stead	67	Governance, Audit	Private investor	2014
J. Brett Pope	43		Chief Executive Officer	2012

Class III Directors
Christopher W. Haga	46	Compensation	Portfolio manager and head of strategic investments at Carlson Capital	2014
D. Blair Baker	53	Audit	President and managing partner of Precept Capital Management	2014

Directors

J. Brett Pope. Mr. Pope has served on the board since July 2012. Mr. Pope has been our Chief Executive Officer since May 2012. From 2009 to May 2012, Mr. Pope was an executive with PBS Capital Management, LLC, an investment management business investing in pharmaceutical royalties and healthcare equities that Mr. Pope co-founded in 2009. Prior to PBS Capital, Mr. Pope was with Highland Capital Management, L.P., serving as a Senior Portfolio Analyst from 2001 to 2003, Portfolio Manager from 2003 to 2005 and a Partner and Senior Portfolio Manager from 2005 to 2008. Mr. Pope covered investments in several different industries, at one point managing an $8 billion portfolio, with approximately $4 billion made up of healthcare investments across the capital structure. From 1999 to 2001, Mr. Pope served as Senior Research Analyst at Streetadvisor.com, covering the healthcare sector. From 1996 to 1999, Mr. Pope served as Senior Research Analyst at Southwest Securities, covering the Financial Services and Building and Construction Products sectors. Prior to Southwest Securities, Mr. Pope also served as an equity research analyst for Hodges Capital Management and a financial analyst for Associates First Capital. Mr. Pope received a B.B.A. degree in Finance from the University of Texas at Austin where he graduated Magna Cum Laude. Mr. Pope has earned the right to use the Chartered Financial Analyst designation.

Michael D. Weinberg. Mr. Weinberg has served on the board since December 2009 and was recommended as a nominee to the board of directors by Carlson Capital, an investment management business which, as of August 19, 2014, beneficially owned (including the 1,000,000 shares of common stock underlying the Warrant held by the Standby Purchaser) in the aggregate 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant. Mr. Weinberg is Managing Director - Special Projects for Carlson Capital and has served in a variety of investment and operational roles at Carlson Capital since November 1999. From January 1996 to November 1999, Mr. Weinberg was Director of Investments at Richmont Capital Partners, L.P., the investment affiliate of privately-held Mary Kay Cosmetics. Prior to Mary Kay, Mr. Weinberg also held positions as an analyst for Greenbrier Partners, a value oriented hedge fund, and as an associate attorney for the law firm of Baker Botts L.L.P. Mr. Weinberg holds a B.A. degree from the Plan II Liberal Arts Honors Program and a J.D. degree, both from the University of Texas at Austin. Mr. Weinberg is a CFA Charterholder.

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D. Blair Baker. Mr. Baker was appointed as a Class III director for a term expiring at the 2014 annual meeting of stockholders. Mr. Baker has served as the president of Precept Capital Management (“Precept”), an investment management company based in Dallas, Texas, since he founded Precept in 1998. Precept invests across multiple industries and asset types, focusing primarily on publicly-traded securities. His investments in the healthcare sector have included pharmaceutical, medical device, biotech, medical services and medical technology. He has extensive relationships throughout the industry. Mr. Baker also formed an oil and gas operating company with ongoing operations in the Fort Worth Basin in North Texas. Other relevant prior experience includes Mr. Baker’s position as vice president and securities analyst covering telecommunications equipment companies at Rauscher Pierce Refsnes (later acquired by RBC) and as a member of the research team at Friess Associates that managed $7 billion of client assets.

Christopher W. Haga. Mr. Haga was appointed as a Class III director for a term expiring at the 2014 annual meeting of stockholders. Mr. Haga is Portfolio Manager and Head of Strategic Investments at Carlson Capital. Mr. Haga, who joined Carlson Capital in 2003, has 22 years of experience in public and private investing, investment banking and structured finance. His role at Carlson Capital includes public and private investing in financial institutions, energy companies and special situations. Prior to Carlson Capital, Mr. Haga held investment banking and principal investing roles at RBC Capital Markets, Stephens, Inc., Lehman Brothers (London) and Alex. Brown & Sons. Mr. Haga holds a B.S. degree in Business Administration from the University of North Carolina at Chapel Hill and an M.B.A. degree from the University of Virginia.

Edward B. Stead. Mr. Stead was appointed as a Class II director for a term expiring at the 2017 annual meeting of stockholders. Mr. Stead began his career as a lawyer at IBM from 1973 to 1985. He then served at Apple Computer, Inc. from 1987 until 1996, where he held titles up to and including Senior Vice President, General Counsel and Secretary. At Apple, Mr. Stead led the significant advance of Apple in filing of patented inventions. He also served as Executive Vice President, General Counsel and Secretary of Blockbuster, Inc. from 1997 until 2006. Mr. Stead has served on the Legal Advisory Boards of both the NYSE and the NASD. He is currently a member of the American Law Institute and serves on the Advisory Boards of the Perot Museum on Nature and Science as well as the Booker T. Washington High School for the Performing and Visual Arts. Mr. Stead’s current primary occupation is a private investor.

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BOARD MEETINGS, DIRECTOR INDEPENDENCE AND ANNUAL MEETING ATTENDANCE

Independence

The board has adopted the definitions, standards and exceptions to the standards for evaluating director independence provided in the NASDAQ Stock Market rules, and determined that four of our former directors, Messrs. Clifford, Margolis, Nemelka and Weinberg, were independent under the rules of The NASDAQ Stock Market and that our three new directors, Messrs. Baker, Haga and Stead, are independent under the rules of The NASDAQ Stock Market.

The board met 9 times in 2013, including telephone conference meetings. During 2013, no director attended fewer than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by all committees of the board on which such director served during the time period for which each such director served on the board.

Members of our board of directors, may, at their option, attend our annual meetings of stockholders. All of our directors attended the 2013 Annual Meeting of Stockholders.

Committees of the Board

The board has three standing committees: the audit committee, the compensation committee, and the governance and nominating committee.

Audit Committee. We have a standing audit committee of the board, or the Audit Committee, established in accordance with Rule 10A-3 promulgated under the Exchange Act. Prior to the Transactions, the members of our Audit Committee were Messrs. Margolis (Chair) and Clifford. The new members of our Audit Committee will be Messrs. Stead and Baker. Each former and new member of the Audit Committee meets the independence and other requirements to serve on our Audit Committee under the rules of The NASDAQ Stock Market and the rules of the SEC. In addition, the board determined that Mr. Baker is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee met four times in 2013. The board has adopted a written charter for the Audit Committee, a copy of which is posted in the Corporate Governance section of our website (at www.swkhold.com). The principal functions of the Audit Committee are to oversee our accounting and financial reporting processes and the audits of our financial statements, oversee our relationship with our independent auditors, including selecting, evaluating and setting the compensation of, and approving all audit and non-audit services to be performed by, the independent auditors, and facilitate communication among our independent auditors and our financial and senior management.

Compensation Committee. We have a standing compensation committee of the board, or the Compensation Committee. Prior to the Transactions, the members of our Compensation Committee were Messrs. Clifford (Chair) and Weinberg. The new members of our Compensation Committee will be Messrs. Weinberg (Chair) and Haga.

The Compensation Committee met once in 2013. Each former and new member of the Compensation Committee meets the independence and other requirements to serve on our Compensation Committee under the rules of The NASDAQ Stock Market and the rules of the SEC.

The board has adopted a written charter for the Compensation Committee, a copy of which is posted in the Corporate Governance section of our website (at www.swkhold.com). The Compensation Committee has responsibilities relating to the performance evaluation and the compensation of our Chief Executive Officer, the compensation of our executive officers and directors and our significant compensation arrangements, plans, policies and programs, including our stock compensation plans. Certain of our executive officers, our outside counsel and consultants may occasionally attend the meetings of the Compensation Committee. However, no officer of the Company is present during discussions or deliberations regarding that officer’s own compensation.

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Governance and Nominating Committee. We have a standing governance and nominating committee of the board, or the Governance and Nominating Committee. Prior to the Transactions, the members of our Governance and Nominating Committee were Mr. Weinberg (Chair) and Mr. Margolis. The new members of our Governance and Nominating Committee will be Mr. Weinberg (Chair) and Mr. Stead. The Governance and Nominating Committee did not meet in person in 2013. It took all required action by written consent. Each of Messrs. Weinberg, Margolis and Stead meets the independence and other requirements to serve on our Governance and Nominating Committee under the rules of The NASDAQ Stock Market and the rules of the SEC.

The board has adopted a written charter for the Governance and Nominating Committee, a copy of which is posted in the Corporate Governance section of our website (at www.swkhold.com). The Governance and Nominating Committee considers the performance of the members of the board and nominees for director positions and evaluates and oversees corporate governance and related issues.

The goal of the Governance and Nominating Committee is to ensure that the members of the board possess a variety of perspectives and skills derived from high-quality business and professional experience. The Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board. To this end, the Governance and Nominating Committee seeks nominees with the highest professional and personal ethics and values, an understanding of our business and industry, diversity of business experience and expertise, a high level of education, broad-based business acumen and the ability to think strategically. Although the Governance and Nominating Committee uses these and other criteria to evaluate potential nominees to the board, it has no stated minimum criteria for such nominees. The Governance and Nominating Committee does not use different standards to evaluate nominees depending on whether they are proposed by our directors and management or by our stockholders. To date, we have not paid any third parties to assist us in this process.

The Governance and Nominating Committee will consider stockholder recommendations for director candidates. The Governance and Nominating Committee has established the following procedure for stockholders to submit such recommendations for which there has been no material change: the stockholder should send the name of the individual and related personal and professional information, including a list of references to our Governance and Nominating Committee, in care of the Corporate Secretary at our principal executive offices, sufficiently in advance of the annual meeting to allow the Governance and Nominating Committee appropriate time to consider the recommendation.

Board Leadership Structure and Risk Oversight

We separated the roles of Chief Executive Officer and Chairman of the Board on January 4, 2010. Mr. Weinberg serves as Chairman of the Board, while Mr. Pope serves as our Chief Executive Officer. The board of directors believes the separation of these roles enables effective oversight of management and provides checks and balances with respect to the decision making process at our company.

The board of directors, in conjunction with our officers, is responsible for considering, identifying and managing material risks to us. The Audit Committee plays a critical role in evaluating and managing internal controls, financial risk exposure and monitoring the activities of our independent registered public accounting firm. The entire board also receives updates at each board meeting regarding any material risks from our management.

Compensation of Directors

Our current director compensation policy is that each non-employee director is granted 35,000 restricted shares of common stock annually. The restricted stock fully vests on the first anniversary of each grant, and is forfeited if the board member does not complete the year of service.

We reimburse our directors for reasonable travel and other reasonable expenses incurred in connection with attending the meetings of the board. We are also party to indemnification agreements with each of our directors.

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2013 DIRECTOR COMPENSATION

The table below summarizes the compensation paid by us to our non-executive directors for the fiscal year ended December 31, 2013. Mr. Pope, as an employee of the Company, does not receive any additional compensation for his service on the board.

Name (a)	Stock Awards (1) ($)(c)	Total ($)(h)

William T. Clifford	$29,050	$29,050
Michael A. Margolis	$29,050	$29,050
John F. Nemelka	$29,050	$29,050
J. Brett Pope	—	—
Michael D. Weinberg	$29,050	$29,050

(1)	The amounts reported represent the stock-based compensation expense that was calculated in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, or FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 7 to our consolidated financial statements.

EXECUTIVE OFFICERS

The biographical information for Mr. Pope, our Chief Executive Officer, is set forth above under Directors.

Winston Black, age 38. Mr. Black joined us as Managing Director in May 2012 from PBS Capital Management, LLC, an investment management business investing in pharmaceutical royalties and healthcare equities that Mr. Black co-founded in 2009. Prior to PBS Capital, Mr. Black was a Senior Portfolio Analyst at Highland Capital Management, L.P. from September 2007 to March 2009 where he managed a portfolio of approximately $2 billion in healthcare investments. Prior to joining Highland, Mr. Black served as COO/Analyst and Chief Compliance Officer at Mallette Capital Management, Inc., a $200 million biotech focused hedge fund. Prior to Mallette Capital, Mr. Black was Vice President, Corporate Development for ATX Communications, Inc. Mr. Black began his career as an Analyst in the Healthcare and Telecommunications groups at Salomon Smith Barney. Mr. Black received M.B.A. degrees with distinction from both Columbia Business School and London Business School and received a B.A. in Economics from Duke University, where he graduated Cum Laude.

Charles Jacobson, age 42. Charles Jacobson was appointed our chief financial officer in September 2012. He serves as the CEO and Managing Director of Pine Hill Group, LLC, or Pine Hill, a consulting firm which he co-founded in 2007. Pine Hill provides management level finance, accounting and transaction advisory services to middle market public and private companies. From 2012 to 2013, Mr. Jacobson served as CEO and CFO of Pro Capital, LLC, or Pro Cap, an investment management business specializing in investments of municipal tax liens pursuant to an agreement between Pine Hill and Pro Cap. Mr. Jacobson also served on Pro Cap’s board of managers from 2012 to 2014. From 2008 to 2011, Mr. Jacobson served as CFO of FS Investment Corporation pursuant to an agreement between Pine Hill and FS Investment Corporation. From 2001 to 2007, Mr. Jacobson worked for ATX Communications, Inc., or ATX, becoming the organization’s senior vice president of finance where he was responsible for managing ATX’s finance organization. Prior to working for ATX, Mr. Jacobson held senior managerial audit positions with Ernst & Young LLP from 1999 to 2000 and with BDO Seidman, LLP from 1996 to 1999, where he was responsible for audit engagements of private, pre-IPO and publicly traded companies in a variety of different industries. Mr. Jacobson began his professional career in 1993 at a regional public accounting firm where he performed audits on governmental entities. Mr. Jacobson is a Certified Public Accountant and holds a B.S. degree in Accounting from Rutgers University.

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EXECUTIVE COMPENSATION AND RELATED INFORMATION

The table below summarizes the total compensation earned by each of the named executive officers for the fiscal years ended December 31, 2013 and 2012.

Name and Principal Position (a)	Fiscal Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)	Option Awards ($)	All Other Compensation	Total
J. Brett Pope, CEO	2013	$205,746	$77,919	—	—	$—	$283,665
	2012	125,083	42,500	—	161,250	—	328,833

Winston Black, Managing Director	2013	205,746	77,919	—	—	—	283,665
	2012	125,083	42,500	—	161,250	—	328,833

Charles Jacobson, CFO(1)	2013	—	—	—	—	—	—
	2012	—	—	—	—	—	—

John Nemelka, Former Interim CEO	2013	—	—	—	—	—	—
	2012	111,501	—	230,000	—	125,000	466,501

Paul Burgon, Former Interim CFO	2013	—	—	—	—	—	—
	2012	113,292	—	115,000	—	125,000	353,292

(1)	Mr. Jacobson was appointed CFO effective September 4, 2012. He is not an employee of our company and receives no salary or other compensation from us. He serves as our chief financial officer pursuant to an agreement between us and Pine Hill. All of Mr. Jacobson’s compensation is paid by Pine Hill.

Messrs. Pope and Black joined the Company effective May 15, 2012. Mr. Nemelka resigned as Interim Chief Executive Officer effective June 29, 2012, and Mr. Pope became CEO effective June 29, 2012. Mr. Burgon resigned as Interim Chief Financial Officer effective September 3, 2012.

Bonus

The amount in the bonus column represents discretionary bonus awards to Messrs. Pope and Black in December 2012. Messrs. Pope and Black’s 2013 bonus awards were calculated according to their employment agreements and were paid in April 2014.

Stock Awards

The values for stock awards in this column represent the grant date fair value of shares of restricted stock granted in 2012, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 7 to our consolidated financial statements contained elsewhere in this prospectus. On May 14, 2012, Mr. Nemelka was granted 750,000 shares of restricted stock and Mr. Burgon was granted 375,000 shares of restricted stock in connection with their resignation from the Company. The restricted stock vests in 1/3 increments based upon our 60-day average stock price performance between $1.66 and $2.49, and will be cancelled if the stock prices fail to meet such vesting criteria in five years. All shares of restricted stock issued to the resigning directors in their capacity as Outside Directors (as defined in our 2010 Plan described in this prospectus) and held by the resigning directors at the Initial Share Issuance fully vested as of the Initial Share Issuance. The 750,000 shares of restricted stock granted by the Company to Mr. Nemelka on May 14, 2012 remained outstanding following the Initial Share Issuance and will continue to vest in accordance with the terms thereof. For purposes of the Kana Software, Inc. 1999 Stock Incentive Plan, as amended, all options to purchase shares of our common stock held by the resigning directors will remain outstanding and exercisable through the first anniversary of the Initial Share Issuance, at which time they will immediately terminate.

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Option Awards

The values for option awards in this column represent the grant date fair value of stock options granted in 2012, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 7 to our consolidated financial statements. On May 14, 2012, each of Messrs. Pope and Black were granted options to acquire 750,000 shares of common stock at an exercise price of $0.83. The options vest in quarterly increments based upon our 60-day average stock price performance between $1.24 and $2.49, and will be cancelled if the stock prices fail to meet such vesting criteria by December 31, 2018. The table does not include the option awards Messrs. Pope and Black received on August 18, 2014.

All Other Compensation

The amounts in this column represent for 2012, severance payments to Messrs. Nemelka and Burgon pursuant to the terms of their employment arrangements with us.

Material Terms of Employment

On August 18, 2014, we entered into new employment agreements with Messrs. Pope and Black. Under their respective new agreements, Messrs. Pope and Black will each receive an annual base salary of $212,000 for the year ended December 31, 2014 and $240,000 beginning January 1, 2015, and will be entitled to a bonus based on our performance. In addition, each received an option grant for 1,000,000 shares with an exercise price of $1.37 per share. Fifty percent of the options vest over 4 years beginning December 31, 2015 and fifty percent vest if the 30-day average closing stock price exceeds $2.06 prior to December 31, 2018. In addition, the vesting termination date for the options granted to Messrs. Pope and Black on May 14, 2012 was extended from May 14, 2017 to December 31, 2018. The employment agreements expire on December 31, 2018. Both Mr. Pope’s and Mr. Black’s employment agreements provide for 6 months’ severance in the event they are terminated by us without cause or they resign for good reason. In addition, we can elect to pay Mr. Pope and Mr. Black their annual salaries for up to eighteen months (following the six months’ severance period) to enforce a non-compete and non-solicitation agreement for up to two years from the date of their separation from us. We are also party to indemnification agreements with our executive officers that may require us to indemnify such officers against liabilities that may arise by reason of the officers’ status or service.

We do not believe that there are any material risks arising from our compensation policies and practices for our employees.

2010 Equity Incentive Plan

On November 8, 2010, the board of directors approved the 2010 SWK Holdings Corporation Equity Incentive Plan, or the 2010 Plan. The purpose of the 2010 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success, by offering them an opportunity to participate in our future performance through the grant of equity awards. The 2010 Plan is administered by the Compensation Committee of the board of directors. The 2010 Plan provides that the administrator may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. The applicable award agreement will contain the period during which the right to exercise the award in whole or in part vests. At any time after the grant of an award, the administrator may accelerate the period during which the award vests.

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Outstanding Equity Awards at December 31, 2013

Below are the outstanding equity awards for our named executive officers as of December 31, 2013. Mr. Nemelka was awarded these options prior to his appointment as an executive officer of the Company, in his capacity as a director of the Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name (a)	Number of Securities Underlying Unexercised option (#) (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)		Option Exercise Price ($)(e)	Option Expiration Date ($)(f)	Number of Shares or Units of Stock that have not Vested (#)(g)		Market Value Shares or Units of Stock that have not Vested ($)(h)(3)
J. Brett Pope		750,000	(1)	$0.83	12/31/2018			$885,000
Winston Black		750,000	(1)	$0.83	12/31/2018			$885,000
John F. Nemelka						750,000	(2)	$885,000
	40,000			$2.95	8/18/2015
	10,000			$3.50	8/18/2015
	10,000			$2.67	8/18/2015
	10,000			$1.24	8/18/2015
	10,000			$0.70	8/18/2015
Paul Burgon						375,000	(2)	$442,500

(1)	The options vest in quarterly increments based upon our 60-day average stock price performance between $1.24 and $2.49.

(2)	The restricted stock vests in 1/3 increments based upon our 60-day average stock price performance between $1.66 and $2.49.

(3)	Based on the closing stock price on July 15, 2014.

2013 Option Exercises

None of our named executive officers acquired shares of our common stock pursuant to the exercise of options during our fiscal year ended December 31, 2013.

Compensation Committee Interlocks and Insider Participation

The former members of our Compensation Committee are Messrs. Clifford and Weinberg. The new members of our Compensation Committee will be Messrs. Haga and Weinberg. No members of our Compensation Committee were employees of SWK during 2013. During 2013, none of our executive officers served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board or our Compensation Committee.

PRINCIPAL STOCKHOLDERS

The table below sets forth information regarding the beneficial ownership of our common stock as of September 2, 2014, by the following individuals or groups:

●	each person or entity who is known by us to own beneficially more than five percent of our outstanding stock;
●	each of our named executive officers;
●	each of our directors; and
●	all current directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Applicable percentage ownership in the following table is based on 99,082,894 shares of common stock outstanding as of September 2, 2014, as adjusted to include options and warrants exercisable within 60 days of September 2, 2014 held by the indicated stockholder or stockholders.

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Unless otherwise indicated, the principal address of each of the stockholders below is c/o the Company. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them. To determine the number of shares beneficially owned by persons other than our directors, executive officers and their affiliates, we have relied on beneficial ownership reports filed by such persons with the SEC.

Name and Address of Beneficial	Common Stock Owned Before the Offering		Common Stock Owned After the Offering (No Option Exercise)		Common Stock Owned After the Offering (Full Option Exercise)
Owner	Number	Percentage	Number	Percentage	Number	Percentage
Winston Black (1)	63,701	*	85,720	*	1,835,720	1.6%
Christopher W. Haga (2)	*	*	*	*	*	*
Charles Jacobson	4,000	*	5,383	*	5,383	*
D. Blair Baker	*	*	*	*	*	*
Edward B. Stead	*	*	*	*	*	*
J. Brett Pope (3)	262,469	*	353,195	*	2,103,195	1.8%
Michael D. Weinberg (4)	305,000	*	410,427	*	410,427	*
All current executive officers and directors as a group	635,170	0.6%	854,725	*	4,354,725	3.7%
5% Stockholders
Entities affiliated with Carlson Capital, L.P. (5)	69,057,100	69.0%	73,256,588	63.9%	73,256,588	63.9%

*Less than one percent.

(1)	Excludes (i) 750,000 options that are not currently exercisable to acquire shares of common stock that vest, if at all, in quarterly increments based upon our 60 day average stock price being above $1.24, $1.66, $2.07 and $2.49, respectively, and will be cancelled if the stock prices fail to meet such vesting criteria by December 31, 2018, (ii) 500,000 options that are not currently exercisable to acquire shares of common stock, one quarter of which vest on each of December 31, 2015, December 31, 2016, December 31, 2017, and December 31, 2018, and (iii) 500,000 options that are not currently exercisable to acquire shares of common stock that vest, if at all, if our 30 day average stock price is above $2.06, and will be cancelled if the stock price fails to meet such vesting criteria by December 31, 2018. The column titled Common Stock Owned After the Offering (full option exercise) includes these options.

(2)	Mr. Haga and Carlson Capital have advised us that Mr. Haga is an employee of Carlson Capital but is not a controlling person thereof.

(3)	Excludes (i) 750,000 options that are not currently exercisable to acquire shares of common stock that vest, if at all, in quarterly increments based upon our 60 day average stock price being above $1.24, $1.66, $2.07 and $2.49, respectively, and will be cancelled if the stock prices fail to meet such vesting criteria by December 31, 2018, (ii) 500,000 options that are not currently exercisable to acquire shares of common stock, one quarter of which vest on each of December 31, 2015, December 31, 2016, December 31, 2017, and December 31, 2018, and (iii) 500,000 options that are not currently exercisable to acquire shares of common stock that vest, if at all, if our 30 day average stock price is above $2.06, and will be cancelled if the stock price fails to meet such vesting criteria by December 31, 2018. The column titled Common Stock Owned After the Offering (full option exercise) includes these options.

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(4)	Mr. Weinberg and Carlson Capital have advised the Company that Mr. Weinberg is an employee of Carlson Capital, but is not a controlling person thereof.
(5)	Based solely on the Schedule 13D/A filed on August 19, 2014 with the SEC reporting beneficial ownership of 69,057,100 shares, and includes the Warrant to purchase 1,000,000 shares of common stock by Carlson Capital, L.P., a Delaware limited partnership, or Carlson Capital, and its affiliates (which expressly disclaim beneficial ownership of shares of common stock reported as owned by Mr. Weinberg). The 69,057,100 shares beneficially owned by Carlson Capital, L.P. and its affiliates are directly owned by Double Black Diamond Offshore Ltd., a Cayman Islands exempted company, or Double Offshore, and Black Diamond Offshore Ltd., a Cayman Islands exempted company, or Offshore, and the Warrant to purchase 1,000,000 shares is directly owned by Double Black Diamond, L.P., a Delaware limited partnership, or the Standby Purchaser (together, the “Funds”). The Schedule 13D/A was filed by: (i) Double Offshore, (ii) Offshore, (iii) the Standby Purchaser, (iv) Carlson Capital; (v) Asgard Investment Corp. II, a Delaware corporation and the general partner of Carlson Capital, or Asgard II; (vi) Asgard Investment Corp., a Delaware corporation and the sole stockholder of Asgard II, or Asgard; (vii) Clint D. Carlson; and (viii) Mr. Weinberg. Carlson Capital, Asgard II, Asgard and Mr. Carlson have the power to vote and direct the disposition of (i) the 4,523,423 shares reported in the Schedule 13D/A as directly owned by Offshore, (ii) the 63,533,677 shares reported in the Schedule 13D/A as directly owned by Double Offshore and (iii) the 1,000,000 shares issuable upon exercise of the Warrant owned by the Standby Purchaser. Carlson Capital is the investment manager of the Funds. The principal business of Asgard II is serving as the general partner of Carlson Capital. The principal business of Asgard is serving as the sole stockholder of Asgard II. The present principal occupation of Mr. Carlson is serving as President of Asgard II, Asgard and Carlson Capital. The principal business address of Carlson Capital is 2100 McKinney Avenue, Suite 1800, Dallas, TX 75201.

CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

From January 2010 to September 30, 2012, we subleased approximately 2,300 square feet on a month-to-month basis under an agreement with Nightwatch, a company of which John Nemelka, one of our former board members, is the Managing Principal, and Paul Burgon, our former Interim Chief Financial Officer, is a Principal and the Chief Financial Officer. Our rent under this sublease was approximately $4,200 per month. Additionally, we entered into a services agreement with Nightwatch to provide certain administrative services at cost. These agreements terminated effective June 30, 2012.

We entered into a credit facility with the Standby Purchaser on September 6, 2013. The credit facility provides us financing, primarily for the purchase of eligible investments. The facility works as a delayed draw credit facility where we have the ability to draw down, as necessary, for a period of 18 months, or the “Draw Period,” up to $30 million, based on certain conditions. The credit facility provides for an initial $15 million to be available at closing. On or before the last day of the Draw Period, we can request the loan amount to be increased to $30 million upon us realizing net proceeds of at least $10 million in cash through the issuance of new equity securities. Following the Initial Closing, we repaid $11 million previously drawn under the credit facility, which cannot be redrawn, and requested that the loan amount be increased to $30 million. As a result, we now have a maximum of up to $19 million available under the credit facility, subject to our compliance with the credit facility. As of August 21, 2014, no amounts were outstanding under the credit facility.

Repayment of the facility is due upon maturity, four years from the closing date. The Standby Purchaser has received a security interest in substantially all of our assets as collateral for the facility. In conjunction with the credit facility, we issued the Warrant to the Standby Purchaser for 1,000,000 shares of our common stock at a strike price of $1.3875. In connection with the credit agreement, we and the Standby Purchaser entered into a voting rights agreement restricting the Standby Purchaser and its affiliates voting rights under certain circumstances and providing the Standby Purchaser and its affiliates a right of first offer on certain future share issuances. In connection with the Purchase Agreement, the voting rights agreement was terminated on August 18, 2014; however, provisions of the voting agreement providing the Standby Purchaser and its affiliates a right of first offer on certain future share issuances were incorporated into the stockholders’ agreement described in this prospectus.

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In addition to the credit facility, we also entered into the Purchase Agreement and Stockholders’ Agreement discussed above under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources” with affiliates of Carlson Capital.

Based on a Schedule 13D/A filed on August 19, 2014 with the SEC, funds affiliated with Carlson Capital, together with the Standby Purchaser, reported beneficial ownership of 69,057,100 shares of our common stock, including the Standby Purchaser’s Warrant to acquire 1,000,000 shares, which as of August 19, 2014 represented approximately 69% of our combined issued and outstanding common stock, unvested restricted stock, and common stock underlying the Warrant. The Standby Purchaser is an affiliate of Carlson Capital. Mr. Michael D. Weinberg, who serves as Chairman of our board of directors, is employed by Carlson Capital and serves as its Managing Director -- Special Projects. Mr. Christopher W. Haga, a director nominee, is employed by Carlson Capital as Portfolio Manager and Head of Strategic Investments.

In the third quarter of 2012, we purchased an interest in three revenue-producing investment advisory client contracts from PBS Capital Management, LLC, a firm that our current CEO and our current Managing Director control, for $150,000 plus earn out payments through 2016. To the extent the amount of aggregate payments that we receive in connection with these contracts through December 31, 2016 exceeds $150,000, or the “Excess Amount,” we must make earn out payments to PBS Capital Management, LLC equal to 50% of the Excess Amount. Our interest in these contracts can be repurchased, for one dollar, by PBS Capital Management, LLC, in the event that the employment contracts of our current CEO and current Managing Director are not renewed. We generated approximately $103,000 and $135,000 in 2012 and 2013, respectively, in revenue due to our interest in the advisory contracts and paid $0 and $53,088 in earn out payments in 2012 and 2013, respectively. Going forward, we expect revenue generated from these contracts to be immaterial; however, we expect the investment advisory clients to continue to co-invest with us in future transactions.

Except as otherwise set forth in this prospectus, there have not been, and there are not currently proposed, any transactions or series of similar transactions in which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. This summary does not purport to be exhaustive and is qualified in its entirety by reference to our certificate of incorporation, as amended, and bylaws and to the applicable provisions of the Delaware General Corporation Law. Copies of our certificate of incorporation, as amended, and bylaws have been filed with the SEC.

General

Our authorized capital stock consists of 255,000,000 shares. The authorized capital stock is divided into 5,000,000 shares of preferred stock, par value $0.001 per share, and 250,000,000 shares of common stock, par value $0.001 per share. As of September 2, 2014, we had issued and outstanding 99,082,894 shares of common stock, held by approximately 598 stockholders of record. As of September 2, 2014, 4,670,000 shares of common stock were reserved for issuance upon the exercise of outstanding stock options and warrants to purchase shares of common stock. Each share of common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. As of September 2, 2014, no shares of preferred stock were issued or outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of common stock are entitled to receive ratably all of our assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any of our outstanding preferred stock.

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Preferred Stock

Our certificate of incorporation authorizes the issuance of preferred stock from time to time in one or more series with rights and privileges that might be senior to our common stock, without the consent of holders of the common stock. Our certificate also authorizes the board of directors to fix the powers, rights, designations, preferences, qualifications, limitations and restrictions, and dividend, voting and conversion rights pertaining to each series of preferred stock that we issue. The issuance of preferred stock with voting and other rights may adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring or preventing a change in control. Except as described below, we have no present plans to issue any shares of preferred stock.

On January 27, 2006, we filed a certificate of designation of Series A Junior Participating Preferred Stock with the Secretary of State of the State of Delaware and the number of shares so designated is 1,000,000, par value $0.001. As of September 2, 2014, there were no shares of Series A Junior Participating Preferred Stock outstanding.

Rights Agreement

On January 24, 2006, our board of directors adopted a rights plan and declared a dividend of one preferred share purchase right for each outstanding share of common stock. The dividend is payable to our stockholders as of the record date of February 3, 1996. The terms of the rights and the rights plan are set forth in a Second Amended and Restated Rights Agreement, between us and Computershare Trust Company, N.A., as rights agent, dated as of February 2, 2012, as amended on August 18, 2014.

By adopting the rights plan, our board protects stockholder value because the rights plan protects our ability to carry forward our NOLs. In prior years, we have experienced substantial operating losses, and under the Internal Revenue Code and rules promulgated by the Internal Revenue Service, we may “carry forward” these losses in certain circumstances to offset current and future earnings and thus, reduce our federal income tax liability, subject to certain requirements and restrictions. However, if we experience an “Ownership Change,” as defined in Section 382 of the Internal Revenue Code, our ability to use our NOLs could be substantially limited or lost altogether.

Our rights plan imposes a significant penalty upon any person or group that acquires 4.9% or more (but less than 50%) of our outstanding common stock without the prior approval of our board. Stockholders who own 4.9% or more of our outstanding common stock as of the close of business on February 3, 1996 may not acquire any additional shares of our outstanding common stock so long as their ownership is 4.9% or more. A person or group that the board knows has acquired a percentage of our common stock in excess of the above-mentioned applicable threshold but less than 50% of our common stock is called an “Acquiring Person.” Any rights held by an Acquiring Person are void and may not be exercised. Our board may exempt any person or group from being deemed an Acquiring Person for purposes of the rights plan. On August 18, 2014, we amended the Second Amended and Restated Rights Agreement to designate Carlson Capital, L.P. and it affiliates as Exempt Persons (as defined in the Second Amended and Restated Rights Agreement) unless they own more than 76% of the outstanding shares of our common stock.

The Rights. Our board authorized the issuance of one right per each outstanding share of our common stock on January 24, 2006. If the rights become exercisable, each right would allow its holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock for a purchase price of $4.00. Each fractional share of preferred stock would give the stockholder approximately the same dividend, voting and liquidation rights as does one share of our common stock. However, a right does not give its holder any dividend, voting or liquidation rights prior to exercise.

Exercisability. The rights will not be exercisable until 10 days after a public announcement by us that a person or group has become an Acquiring Person.

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We refer to the date that the rights become exercisable as the “Distribution Date.” Until the Distribution Date, our common stock certificates will evidence the rights and will contain a notation to that effect. Any transfer of shares of common stock prior to the Distribution Date will constitute a transfer of the associated rights. On or after the Distribution Date, the rights will separate from the common stock and will be evidenced by rights certificates, which we will mail to all holders of rights that have not become void.

Flip-in Event. On or after the Distribution Date, if a person or group already is or becomes an Acquiring Person, all holders of rights, except the acquiring person, may exercise their rights upon payment of the purchase price to purchase shares of our common stock (or other securities or assets as determined by our board) with a market value of two times the purchase price.

Flip-over Event. On or after the Distribution Date, if a flip-in event has already occurred and we are acquired in a merger or similar transaction, all holders of rights except the Acquiring Person may exercise their rights upon payment of the purchase price, to purchase shares of the acquiring corporation with a market value of two times the purchase price of the rights.

Rights may be exercised to purchase ours preferred shares only on or after the Distribution Date occurs and prior to the occurrence of a flip-in event as described above. A Distribution Date resulting from any occurrence described above would necessarily follow the occurrence of a flip-in event, in which case the rights could be exercised to purchase shares of common stock or other securities as described above.

Expiration. The rights under the Rights Agreement will expire on February 3, 2015 unless earlier redeemed or exchanged.

Redemption. Our board may redeem all (but not less than all) of the rights for a redemption price of $0.0001 per right at any time before the later of the Distribution Date and the date of the first public announcement or disclosure by us that a person or group has become an Acquiring Person. Once the rights are redeemed, the right to exercise rights will terminate, and the only right of the holders of rights will be to receive the redemption price. The redemption price will be adjusted if we declare a stock split or issues a stock dividend on its common stock.

Exchange. After the earlier of the distribution date and the date of the first public announcement by us that a person or group has become an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our board may exchange each right (other than rights that have become void) for one share of common stock or an equivalent security.

Anti-Dilution Provisions. Our board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur as a result of certain events, including among others, a stock dividend, a stock split or a reclassification of the preferred shares or our common stock. No adjustments to the purchase price of less than 1% will be made.

Amendments. Before the time the rights cease to be redeemable, our board may amend or supplement the rights plan without the consent of the holders of the rights, except that no amendment may decrease the redemption price. At any time thereafter, our board may amend or supplement the rights plan only to cure an ambiguity, to alter time period provisions, to correct inconsistent provisions or to make any additional changes to the rights plan, but only to the extent that those changes do not impair or adversely affect any rights holder and do not result in the rights again becoming redeemable.

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Stockholders’ Agreement

We entered into a Stockholders’ Agreement, dated as of August 18, 2014, with funds affiliated with Carlson Capital that own our common stock, pursuant to which, among other things, the Company granted funds affiliated with Carlson Capital that own our common stock approval rights with respect to certain transactions including the incurrence of indebtedness over specified amounts, the sale of assets over specified amounts, declaration of dividends, loans, capital contributions to or investments in any third party over specified amounts, changes in the size of the board of directors or changes in the our CEO. In addition, the funds affiliated with Carlson Capital that own our common stock agreed that until the earlier of the fifth anniversary of the Initial Share Issuance or the date such funds and their affiliates own less than 40% of the outstanding shares of our common stock, such funds and their affiliates will not increase their voting percentage of common stock to greater than 76% or cause us to engage in any buybacks in excess of 3% of the then outstanding shares of common stock without offering to acquire all of the then-outstanding common stock at the same price and on the same terms and conditions. The funds affiliated with Carlson Capital that own our common stock further agreed that, until the earlier of the fifth anniversary of the Initial Share Issuance, or the date such funds and their affiliates own less than 40% of the outstanding shares of common stock, such funds will not sell shares of common stock to any purchaser that would result in such purchaser having a voting percentage of common stock in excess of 40% (and with neither Carlson Capital and its affiliates nor any other holder of common stock and its affiliates holding a voting percentage in excess of 40%) unless the purchaser contemporaneously makes a binding offer to acquire all of our then-outstanding common stock, at the same price and on the same terms and conditions as the purchase of shares from the funds affiliated with Carlson Capital. The funds affiliated with Carlson Capital also agreed that, until the earlier of the eighth anniversary of the Initial Share Issuance or the date they and their affiliates own less than 40% of the outstanding shares of common stock, such funds will not engage in a transaction as described in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, without offering to acquire all of the then-outstanding common stock at the same price and on the same terms and conditions. Additionally, until the earlier of the eighth anniversary of the Initial Share Issuance or the date the funds affiliated with Carlson Capital and their affiliates own less than 40% of the outstanding shares of common stock, such funds agrees to maintain at least two directors who are not affiliates of Carlson Capital or us, and agrees that any related party transaction or deregistration of the common stock from SEC reporting requirements requires the approval of such non-affiliated directors. The stockholders’ agreement also contains a right for an affiliate of Carlson Capital to serve as the exclusive standby purchaser for future rights offerings, and a pre-emptive right for the funds associated with Carlson Capital to purchase their pro rata share of any additional offerings other than such rights offerings.

The stockholders’ agreement also provides that, until the second anniversary of the Initial Share Issuance, we will not seek, negotiate or consummate any sale of common stock (with certain customary exceptions), except through one or more rights offerings substantially on the same structural terms as the rights offering. In addition, the funds affiliated with Carlson Capital that own our common stock agreed that until the earlier of the fifth anniversary of the Initial Share Issuance or the date they own less than 40% of the outstanding shares of common stock, such funds would provide support to us in various ways, including with respect to sourcing financing and other business opportunities.

Anti-takeover Provisions

Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified therein, an “interested stockholder” of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an “interested stockholder” unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder,” (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders. Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our board of directors, pursuant to resolutions taken at a meeting on August 9, 2014, approved the transactions contemplated by the Purchase Agreement, including the Initial Share Issuance, the offerings, and the other transactions described in this prospectus, so that Section 203 of the Delaware General Corporation Law would not be applicable to the foregoing transactions.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A., and its telephone number is 1-800-962-4284.

OTCQB Marketplace

Our common stock is traded on the OTCQB Marketplace under the symbol “SWKH.”

82

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following discussion is a summary of all material United States federal income tax consequences to U.S. holders (as defined below) of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights.

You are a U.S. holder if you are a beneficial owner of subscription rights or shares of common stock and you are:

•	an individual citizen or resident of the United States;
•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate whose income is subject to United States federal income tax regardless of its source; or
•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the U.S. Internal Revenue Code of 1986, as amended, or the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a United States person.

The following discussion is based upon the provisions of the Code, regulations promulgated by the Treasury Department thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service, or IRS, with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. This discussion applies only to U.S. holders who acquire the subscription rights in the rights offering. Further, this discussion assumes that the subscription rights or shares of common stock issued upon exercise of the subscription rights will be held as capital assets within the meaning of Section 1221 of the Code. In addition, this summary does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;
•	regulated investment companies;
•	real estate investment trusts;
•	dealers in securities or commodities;
•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;
•	tax-exempt organizations;
•	persons liable for alternative minimum tax;
•	persons that hold shares of common stock as part of a straddle or a hedging or conversion transaction;
•	partnerships or other entities treated as partnerships for United States federal income tax purposes; or
•	persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) receives the subscription rights or holds shares of common stock received upon exercise of the subscription rights, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to the United States federal income tax consequences of the receipt and ownership of the subscription rights or the ownership of shares of common stock received upon exercise of the subscription rights.

83

This discussion addresses only certain material aspects of United States federal income taxation. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the receipt and ownership of the subscription rights acquired in the rights offering and the ownership of shares of common stock received upon exercise of the subscription rights or, if applicable, upon exercise of the over subscription privilege.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights in the rights offering should be treated as a nontaxable distribution for United States federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

Tax Basis and Holding Period of Subscription Rights

Your tax basis of the subscription rights for United States federal income tax purposes will depend on the fair market value of the subscription rights you receive and the fair market value of your existing shares of common stock on the date you receive the subscription rights.

If the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights.

•

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero tax basis unless you elect to allocate the tax basis of your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their respective fair market values determined on the date you receive the subscription rights. If you choose to allocate the tax basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your United States federal income tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

•	The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period of the subscription rights will include your holding period of the shares of common stock with respect to which the subscription rights were distributed.

Exercise of Subscription Rights

You generally will not recognize gain or loss upon exercise of the subscription rights. The tax basis of the shares of common stock you receive upon exercise of the subscription rights generally will equal the sum of (i) the subscription price and (ii) the tax basis, if any, of the subscription rights as determined above. Your holding period of the shares of common stock you receive upon exercise of the subscription rights will begin on the date the subscriptions rights are exercised.

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Expiration of Subscription Rights

If you do not exercise the subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis of your existing shares of common stock previously allocated to the subscription rights not exercised will be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions with respect to shares of common stock received upon exercise of the subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits, if any, as determined for United States federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis of such shares of common stock and thereafter as capital gain. Subject to certain exceptions for short-term and hedged positions, distributions on the shares of common stock constituting dividend income paid to U.S. holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the applicable dividend tax rates and the availability of the dividends-received deduction in light of your particular circumstances.

If you sell or otherwise dispose of any shares of the common stock, you will generally recognize capital gain or loss equal to the difference between your amount realized and your adjusted tax basis of such shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for such shares of common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including an individual, generally is subject to U.S. income tax at preferential rates. You should consult your own tax advisor regarding the availability of such rates in light of your particular circumstances. The deductibility of capital losses is subject to limitations.

Additional Tax on Certain Income

With respect to taxable years beginning after December 31, 2012, if you are an individual, estate or trust, you may be subject to an additional 3.8% tax on certain income, including dividends on and capital gains from the sale or other disposition of stock. You are urged to consult your own tax advisor regarding the implications of the additional 3.8% tax which may result from an investment in the common stock.

Information Reporting and Backup Withholding

In general, payments made in the United States or through certain United States related financial intermediaries with respect to the ownership and disposition of the shares of common stock will be required to be reported to the IRS unless you are a corporation or other exempt recipient and, when required, demonstrate this fact. In addition, you may be subject to a backup withholding tax (currently at a rate of 28%) on such payments unless you (i) are a corporation or other exempt recipient and when required, demonstrate this fact or (ii) provide a taxpayer identification number and otherwise comply with applicable certification requirements.

You should consult your own tax advisor regarding your qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and you may use amounts withheld as a credit against your United States federal income tax liability or may claim a refund so long as you timely provide certain information to the IRS.

Foreign Account Tax Compliance Act

Legislation enacted in 2010, known as the “FATCA” legislation, generally will impose a withholding tax of 30% on dividend income paid on shares of our common stock and on the gross proceeds of a sale or other disposition of shares of our common stock paid to a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution. Absent an applicable exception, the FATCA legislation also generally will impose a withholding tax of 30% on dividend income paid on shares of our common stock and the gross proceeds of a sale or other disposition of shares of our common stock paid to a foreign entity that is not a foreign financial institution unless such entity provides the applicable withholding agent either with (i) a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity (or more than zero percent in the case of some entities) or (ii) a certification that the entity does not have any substantial U.S. owners. Under certain circumstances, a non-U.S. holder of shares of our common stock may be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder may be required to file a U.S. federal income tax return to claim such refunds or credits. Under final Treasury regulations, this legislation only applies to payments of dividends made after June 30, 2014 and payments of gross proceeds made after December 31, 2016. Non-U.S. holders should consult their own tax advisors regarding the implications of this legislation on their investment in our common stock.

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Tax Consequences to the Company

As of December 31, 2013, we had NOLs of approximately $433 million for U.S. federal income tax purposes. An ownership change generally would produce an annual limitation on the utilization of our pre-ownership change NOLs and certain other tax assets if the aggregate stock ownership of holders of at least 5% of our stock increases by more than 50 percentage points over the preceding three-year period. The amount of annual limitation generally is equal to the value of our stock immediately prior to the ownership change multiplied by the adjusted federal long-term tax-exempt rate. The purchase of shares of our common stock pursuant to the rights offering may trigger an ownership change with respect to our stock.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Holland & Knight LLP, Fort Lauderdale, Florida.

EXPERTS

The consolidated financial statements of SWK Holdings Corporation as of December 31, 2013 and 2012 and for each of the two years in the period ended December 31, 2013 included in this prospectus, have been included in reliance on the report of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The balance sheets of Holmdel Pharmaceuticals, LP as of December 31, 2013 and 2012 and the related statements of operations, partners’ equity, and cash flows for the year ended December 31, 2013 and the period from December 12, 2012 (inception) to December 31, 2012 have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is included in this prospectus, in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at www.sec.gov and on the investor relations page of our website at www.swkhold.com. Information on our website is not part of, and is not incorporated into or included in, this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT

The Delaware Business Corporation Act and our bylaws, provide that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding. However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

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F-1

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$15,817	$7,664
Accounts receivable	367	528
Prepaid expenses and other current assets	1,170	16
Finance receivables	885	660
Deferred tax asset	69	164
Total current assets	18,308	9,032
Finance receivables	30,690	28,626
Marketable investments	3,119	3,119
Investment in unconsolidated entities	9,650	10,425
Deferred tax asset	8,436	9,639
Debt issuance costs	452	523
Other assets	705	211
Total assets	$71,360	$61,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,559	$363
Total current liabilities	1,559	363
Loan credit agreement	11,000	5,000
Warrant liability	316	292
Other long-term liabilities	—	3
Total liabilities	12,875	5,658

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 43,174,894 and 43,034,894 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	43	43
Additional paid-in capital	4,321,590	4,321,454
Accumulated deficit	(4,268,344)	(4,271,193)
Accumulated other comprehensive income	—	—
Total SWK Holdings Corporation stockholders’ equity	53,289	50,304
Non-controlling interests in consolidated entities	5,196	5,613
Total stockholders’ equity	58,485	55,917
Total liabilities and stockholders’ equity	$71,360	$61,575

See accompanying notes to the unaudited condensed consolidated financial statements.

F-2

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues
Finance receivable interest income, including fees	$1,986	$553	$4,017	$927
Marketable investments interest income	87	—	178	—
Income related to investments in unconsolidated entities	1,192	414	2,695	414
Management fees	96	43	138	99

Total Revenues	3,361	1,010	7,028	1,440
Costs and expenses:
General and administrative	742	424	1,411	814
Total costs and expenses	742	424	1,411	814
Income from operations	2,619	586	5,617	626
Interest and other income (expense), net	(2)	15	(36)	38
Income before provision for income tax	2,617	601	5,581	664
Provision for income tax	592	7	1,298	10
Consolidated net income	2,025	594	4,283	654
Net income attributable to non-controlling interests	633	214	1,434	214
Net income attributable to SWK Holdings Corporation Stockholders	$1,392	$380	$2,849	$440
Net income per share attributable to SWK Holdings Corporation Stockholders
Basic	$0.03	$0.01	$0.07	$0.01
Diluted	0.03	0.01	0.07	0.01
Weighted Average Shares
Basic	41,510	41,352	41,486	41,334
Diluted	41,589	41,411	41,559	41,404

See accompanying notes to the unaudited condensed consolidated financial statements.

F-3

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Consolidated net income	$2,025	$594	$4,283	$654
Other comprehensive income, net of tax:
Unrealized gains on investment in securities Unrealized holding gains arising during period	—	—	—	—
Less: reclassification adjustment for gains included in net income	—	—	—	—
Total other comprehensive income	—	—	—	—
Comprehensive income	2,025	594	4,283	654
Comprehensive income attributable to non-controlling interests	633	214	1,434	214
Comprehensive income attributable to SWK Holdings Corporation Stockholders	$1,392	$380	$2,849	$440

See accompanying notes to the unaudited condensed consolidated financial statements.

F-4

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2014	2013

Cash flows from operating activities:
Consolidated net income	$4,283	$654
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Income from investments in unconsolidated entities	(2,695)	(414)
Deferred income taxes	1,298	—
Interest income in excess of cash collected	(391)	—
Loan discount amortization and fee accretion	(120)	(144)
Change in fair value of warrants	(374)	—
Stock-based compensation	138	132
Debt issuance cost amortization	71	—
Depreciation and amortization	1	1
Other non-cash expense	—	5
Changes in operating assets and liabilities:
Accounts receivable	161	108
Restricted cash	—	366
Prepaid expenses and other assets	(1,154)	(11)
Interest reserve	—	(366)
Accounts payable and accrued liabilities	1,196	54
Net cash provided by operating activities	2,414	385

Cash flows from investing activities:
Cash distributions from investments in unconsolidated entities	3,470	1,625
Net increase in finance receivables	(1,880)	(7,878)
Purchases of property and equipment	—	(4)
Net cash provided by (used in) investing activities	1,590	(6,257)

Cash flows from financing activities:
Proceeds from loan credit agreement	6,000	—
Distributions to non-controlling interests	(1,851)	(866)
Net cash provided by (used in) financing activities	4,149	(866)

Net increase (decrease) in cash and cash equivalents	8,153	(6,738)
Cash and cash equivalents at beginning of period	7,664	24,584
Cash and cash equivalents at end of period	$15,817	$17,846

Noncash activity:

The Company received a warrant for 347,222 common shares at an exercise price of $0.43 per share in conjunction with the additional draw on a finance receivable during the six months ended June 30, 2014. The fair value of the warrant of $99,000 was deferred and reflected in other assets in the unaudited condensed consolidated balance sheet.

See accompanying notes to the unaudited condensed consolidated financial statements.

F-5

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. SWK Holdings Corporation and Summary of Significant Accounting Policies

Nature of Operations

SWK Holdings Corporation (“SWK” or the “Company”) is engaged in investing in the pharmaceutical and biotechnology royalty securitization market.  The Company’s strategy is to provide capital to a broad range of life science companies, institutions and inventors. The Company is currently focused on monetizing cash flow streams derived from commercial-stage products and related intellectual property through royalty purchases and financings, as well as through the creation of synthetic revenue interests in commercialized products. The Company intends to fill a niche that it believes is underserved in the sub-$50 million transaction size. The Company’s goal is to redeploy its existing assets to earn interest, fee, and other income pursuant to this strategy, and the Company continues to identify and review financing and similar opportunities on an ongoing basis. In addition the Company is also engaged in the business of providing investment advisory services to institutional clients.

The Company has net operating loss carryforwards (“NOLs”) and believes that the ability to utilize these NOLs is an important and substantial asset. The Company believes that the foregoing business strategies can create value for its stockholders, and produce prospective taxable income (or the ability to generate capital gains) that might permit the Company to utilize the NOLs. The Company is unable to assure investors that it will find suitable financing opportunities or that it will be able to utilize its existing NOLs.

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”).  The unaudited condensed consolidated financial statements include the accounts of all subsidiaries and affiliates in which the Company holds a controlling financial interest as of the financial statement date. Normally a controlling financial interest reflects ownership of a majority of the voting interests. The Company consolidates a variable interest entity (“VIE”) when it possesses both the power to direct the activities of the VIE that most significantly impact its economic performance and the Company is either obligated to absorb the losses that could potentially be significant to the VIE or the Company holds the right to receive benefits from the VIE that could potentially be significant to the VIE, after elimination of intercompany accounts and transactions.

The Company owns interests in various partnerships and limited liability companies, or LLCs.  The Company consolidates its investments in these partnerships or LLCs, where the Company, as the general partner or managing member, exercises effective control, even though the Company’s ownership is less than 50%.  The related governing agreements provide the Company with broad powers, and the other parties do not participate in the management of the entity and do not have the substantial ability to remove the Company.  The Company has reviewed each of the underlying agreements to determine if it has effective control.  If circumstances changed and it was determined this control did not exist, this investment would be recorded using the equity method of accounting.  Although this would change individual line items within the Company’s condensed consolidated financial statements, it would have no effect on our operations and/or total stockholders’ equity attributable to the Company. The Company operates in one operating segment with a single management team that reports to the chief executive officer, who is the Company’s chief operating decision maker.

Unaudited Interim Financial Information

The unaudited condensed consolidated financial statements have been prepared by the Company and reflect all normal, recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the interim financial information. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the year ending December 31, 2014. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted under the rules and regulations of the Securities and Exchange Commission (“SEC”). These unaudited condensed consolidated financial statements and notes included herein should be read in conjunction with the audited consolidated financial statements and notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 31, 2014. The year-end unaudited condensed consolidated balance sheet data was derived from the Company’s audited financial statements, but does not include all disclosures required by GAAP.

F-6

Variable Interest Entities

An entity is referred to as a VIE if it possesses one of the following criteria: (i) it is thinly capitalized, (ii) the residual equity holders do not control the entity, (iii) the equity holders are shielded from the economic losses, (iv) the equity holders do not participate fully in the entity’s residual economics, or (v) the entity was established with non-substantive voting interests. The Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the activities of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. Along with the VIEs that are consolidated in accordance with these guidelines, the Company also holds variable interests in other VIEs that are not consolidated because it is not the primary beneficiary. The Company continually monitors both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. See Note 4 for further discussion of VIEs.

Use of Estimates

The preparation of the Company’s unaudited condensed consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are required in the determination of revenue recognition, stock-based compensation, impairment of financing receivables and long-lived assets, valuation of warrants, useful lives of property and equipment, income taxes and contingencies and litigation, among others.  Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. The Company estimates often are based on complex judgments, probabilities and assumptions that it believes to be reasonable but that are inherently uncertain and unpredictable. For any given individual estimate or assumption made by the Company, there may also be other estimates or assumptions that are reasonable.

The Company regularly evaluates its estimates and assumptions using historical experience and other factors, including the economic environment. As future events and their effects cannot be determined with precision, the Company’s estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause us to change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity markets, and economic downturn, can increase the uncertainty already inherent in the Company’s estimates and assumptions. The Company adjusts its estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our condensed consolidated financial statements on a prospective basis unless they are required to be treated retrospectively under the relevant accounting standard. It is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Equity Method Investments

The Company accounts for portfolio companies whose results are not consolidated, but over which it exercises significant influence, under the equity method of accounting. Whether or not the Company exercises significant influence with respect to a portfolio company depends on an evaluation of several factors including, among others, representation of the Company on the portfolio company’s board of directors and the Company’s ownership level. Under the equity method of accounting, the Company does not reflect a portfolio company’s financial statements within the company’s unaudited consolidated financial statements; however, the Company’s share of the income or loss of such portfolio company is reflected in income in the unaudited condensed consolidated statements of income. The Company includes the carrying value of equity method portfolio companies as part of the investment in unconsolidated entities on the unaudited condensed consolidated balance sheets.

When the Company’s carrying value in an equity method portfolio company is reduced to zero, the Company records no further losses in its unaudited condensed consolidated statements of income unless the Company has an outstanding guarantee obligation or has committed additional funding to such equity method portfolio company. When such equity method portfolio company subsequently reports income, the Company will not record its share of such income until it exceeds the amount of the Company’s share of losses not previously recognized.

F-7

Finance Receivables

The Company extends credit to customers through a variety of financing arrangements, including revenue interest term loans. The amounts outstanding on loans are referred to as finance receivables and are included in Finance Receivables on the unaudited condensed consolidated balance sheets.  It is the Company’s expectation that the loans originated will be held for the foreseeable future or until maturity. In certain situations, for example to manage concentrations and/or credit risk, some or all of certain exposures may be sold. Loans for which the Company has the intent and ability to hold for the foreseeable future or until maturity are classified as held for investment (“HFI”). If the Company no longer has the intent or ability to hold loans for the foreseeable future, then the loans are transferred to held for sale (“HFS”). Loans entered into with the intent to resell are classified as HFS.

If it is determined that a loan should be transferred from HFI to HFS, then the balance is transferred at the lower of cost or fair value. At the time of transfer, a write-down of the loan is recorded as a write-off when the carrying amount exceeds fair value and the difference relates to credit quality, otherwise the write-down is recorded as a reduction in interest and other income (expense), net, and any loan loss reserve is reversed. Once classified as HFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance and is reflected as a reduction to interest and other income.

If it is determined that a loan should be transferred from HFS to HFI, the loan is transferred at the lower of cost or fair value on the transfer date, which coincides with the date of change in management’s intent. The difference between the carrying value of the loan and the fair value, if lower, is reflected as a loan discount at the transfer date, which reduces its carrying value. Subsequent to the transfer, the discount is accreted into earnings as an increase to finance revenue over the life of the loan using the effective interest method.

Finance receivables are stated at their principal amounts inclusive of deferred loan origination fees.  Interest income is credited as earned based on the effective interest rate method except when a finance receivable becomes past due 90 days or more and doubt exists as to the ultimate collection of interest or principal; in those cases the recognition of income is discontinued.

Marketable Investments

Available-for-sale securities are reported at fair value with unrealized gains or losses recorded in accumulated other comprehensive income, net of applicable income taxes. The available-for-sale portfolio as of June 30, 2014 and December 31, 2013 includes one debt security. In any case where fair value might fall below amortized cost, the Company would consider whether that security is other-than-temporarily impaired using all available information about the collectability of the security. The Company would not consider that an other-than temporary impairment for a debt security has occurred if (1) the Company does not intend to sell the debt security, (2) it is not more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis and (3) the present value of estimated cash flows will fully cover the amortized cost of the security. The Company would consider that an other-than-temporary impairment has occurred if any of the above mentioned three conditions are not met.

For a debt security for which an other-than-temporary impairment is considered to have occurred, the Company would recognize the entire difference between the amortized cost and the fair value in earnings if the Company intends to sell the debt security or it is more likely than not that the Company will be able to sell the debt security before recovery of its amortized cost basis. If the Company does not intend to sell the debt security and it is not more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis, the Company would separate the difference between the amortized cost and the fair value of the debt security into the credit loss component and the non-credit loss component. The credit loss component would be recognized in earnings and the non-credit loss component would be recognized in other comprehensive income, net of applicable income taxes.

F-8

Derivatives

All derivatives held by the Company are recognized in the unaudited condensed consolidated balance sheets at fair value. The accounting treatment for subsequent changes in the fair value depends on their use, and whether they qualify as effective “hedges” for accounting purposes. Derivatives that are not hedges must be adjusted to fair value through the unaudited condensed consolidated statements of income. If a derivative is a hedge, then depending on its nature, changes in its fair value will be either offset against change in the fair value of hedged assets or liabilities through the unaudited condensed consolidated statements of income, or recorded in other comprehensive income. The Company had no derivatives designated as hedges as of June 30, 2014 and December 31, 2013. The Company holds three warrants issued to the Company in conjunction with the term loan investments discussed in Note 2. These warrants are included in other assets in the unaudited condensed consolidated balance sheets. The Company issued a warrant on its own common stock in the year ended December 31, 2013, in conjunction with its credit facility discussed in Note 5. This warrant meets the definition of a derivative and is reflected as warrant liability at fair value in the unaudited condensed consolidated balance sheets as of June 30, 2014 and December 31, 2013.

Revenue Recognition

The Company records interest income on an accrual basis based on the effective interest rate method to the extent that it expects to collect such amounts. The Company recognizes investment management fees as earned over the period the services are rendered.  In general, the majority of investment management fees earned are charged either monthly or quarterly.  Incentive fees, if any, are recognized when earned at the end of the relevant performance period, pursuant to the underlying contract.  Other administrative service revenues are recognized when contractual obligations are fulfilled or as services are provided.

Certain Risks and Concentrations

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, finance receivables and marketable investments. The Company invests its excess cash with major U.S. banks and financial institutions. The Company has not experienced any losses on its cash and cash equivalents.

The Company performs ongoing credit evaluations of its customers and generally requires collateral.  For the six months ended June 30, 2014 and 2013, three partners companies accounted for 71 percent and 93 percent of total revenue, respectively. For the three months ended June 30, 2014 and 2013, three partners company accounted for 69 percent and 96 percent of total revenue, respectively.

The Company does not expect its current or future credit risk exposures to have a significant impact on its operations. However, there can be no assurance that its business will not experience any adverse impact from credit risk in the future.

Net Income per Share

Basic net income per share is computed using the weighted average number of outstanding shares of common stock. Diluted net income per share is computed using the weighted average number of outstanding shares of common stock and, when dilutive, shares of common stock issuable upon exercise of options and warrants deemed outstanding using the treasury stock method.

F-9

The following table shows the computation of basic and diluted earnings per share for the following (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Numerator:
Net income attributable to SWK Holdings Corporation Stockholders	$1,392	$380	$2,849	$440

Denominator:
Weighted-average shares outstanding	41,510	41,352	41,486	41,334
Effect of dilutive securities	79	59	73	70

Weighted-average diluted shares	41,589	41,411	41,559	41,404

Basic earnings per share	$0.03	$0.01	$0.07	$0.01
Diluted earnings per share	$0.03	$0.01	$0.07	$0.01

For the three and six month periods ended June 30, 2014 and 2013, outstanding stock options and warrants to purchase shares of common stock in an aggregate of approximately 4,175,000 and 4,175,000 shares and 3,205,000 and 5,255,000 shares, respectively, have been excluded from the calculation of diluted net income per share as all such securities were anti-dilutive.

F-10

Reclassifications

Certain prior period amounts in the unaudited condensed consolidated financial statements have been reclassified to conform to the current period’s presentation.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, (“ASU 2014-09”), “Revenue from Contracts with Customers”. The objective of ASU 2014-19 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle of ASU 2014-09 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the new guidance, an entity will (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the contract’s performance obligations; and (5) recognize revenue when (or as) the entity satisfies a performance obligation. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification. The new guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2016 for public companies. Early adoption is not permitted. Entities have the option of using either a full retrospective or modified approach to adopt ASU 2014-09. The Company is currently evaluating the new guidance and has not determined the impact this standard may have on its consolidated financial statements nor decided upon the method of adoption.

In June 2014, the FASB issued ASU No. 2014-12, Compensation-Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. This ASU is effective for annual periods and interim periods within those annual periods, beginning after December 15, 2015. The Company is currently evaluating the impact that the adoption of this guidance will have on its consolidated financial statements.

Note 2. Finance Receivables

Finance receivables are reported at their determined principal balances net of any unearned income, cumulative charge-offs and unamortized deferred fees and costs. Unearned income and deferred fees and costs are amortized to interest income based on all cash flows expected using the effective interest method.

The carrying value of finance receivables are as follows (in thousands):

	June 30, 2014	December 31, 2013
Portfolio

Term Loans	$23,772	$21,420
Royalty Purchases	7,803	7,866
Total	31,575	29,286
Less: current portion	(885)	(660)
Total noncurrent portion of finance receivables	30,690	$28,626

Term Loans

Nautilus Neurosciences, Inc.

On December 5, 2012, the Company entered into a credit agreement pursuant to which the lenders party thereto provided to a neurology-focused specialty pharmaceutical company a term loan in the principal amount of $22,500,000.  The loan was repaid on December 17, 2013. The Company initially provided $19,000,000 and a client of the Company provided the remaining $3,500,000 of the loan. The Company subsequently assigned $12,500,000 of the loan to its clients and retained the remaining $6,500,000. The loan was managed by the Company on behalf of its clients pursuant to the terms of each client’s investment management agreement. The Company recognized $293,000 and $667,000 in interest income, recorded as revenue in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2013, respectively.

F-11

Tribute

On August 8, 2013, the Company entered into a credit agreement pursuant to which the Company provided to Tribute Pharmaceuticals Canada Inc. (“Tribute”) a secured term loan in the principal amount of $8,000,000. The loan matures on August 8, 2018. The Company provided $6,000,000 at closing and an additional $2,000,000 on February 4, 2014.

Interest and principal under the loan will be paid by a tiered revenue interest that is charged on quarterly net sales and royalties of Tribute applied in the following priority first, to the payment of all accrued but unpaid interest until paid in full; second to the payment of all principal of the loans.

The loan accrues interest at the LIBOR rate, plus an applicable margin, subject to a 13.5% minimum. In addition, the Company earned an origination fee at closing, and the Company is entitled to an exit fee upon the maturity of the loan, both of which will be accreted to interest income over the term of the loan. The Company recognized $284,000 and $561,000 in interest income recorded as revenue in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2014, respectively.

In connection with the loan and at closing, Tribute also issued the Company a warrant to purchase 755,794 common shares an exercise price of $0.60 per share that may be exercised at any time prior to August 8, 2020 with an initial fair value of $334,000.   In conjunction with the additional draw on February 4, 2014, Tribute issued an additional warrant to purchase 347,222 common shares with an exercise price of $0.432 per share that may be exercised at any time prior to February 4, 2021 with an initial fair value of $99,000.

The fair market value of the warrants was $701,000 at June 30, 2014, and is included in other assets in the unaudited condensed consolidated balance sheet. Unrealized holdings gains of $286,000 and $398,000 were included in interest and other income (expense), net in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2014, respectively. The Company determined the fair value of the warrants outstanding at June 30, 2014 and December 31, 2013, using the Black-Scholes option pricing model with the following assumptions:

	June 30, 2014	December 31, 2013
Average Dividend rate	0%	0%
Average Risk-free rate	2.2%	2.5%
Average Expected life (years)	6.3	6.6
Average Expected volatility	97%	97%

In the event of a change of control, a merger or a sale of all or substantially all of Tribute’s assets, the loan shall be due and payable. The Company will be entitled to certain additional payments in connection with repayments of the loan, both on maturity and in connection with a prepayment or partial prepayment. Pursuant to the terms of the credit agreement, Tribute entered into a guaranty and collateral agreement granting the Company a security interest in substantially all of Tribute’s assets. The credit agreement contains certain affirmative and negative covenants. The obligations under the credit agreement to repay the loan may be accelerated upon the occurrence of an event of default under the credit agreement.

SynCardia Credit Agreement

First Lien Credit Agreement

On December 13, 2013, the Company entered into a credit agreement pursuant to which the Company provided to SynCardia Systems, Inc. (“SynCardia”), a privately-held manufacturer of the world’s first and only FDA, Health Canada and CE (Europe) approved Total Artificial Heart, a secured term loan in the principal amount of $4,000,000. The loan was an expansion of the SynCardia’s existing credit facility, resulting in a total outstanding amount under the existing credit facility of $16,000,000 at closing. At the lenders’ option, the lenders can increase the term loan to $22,000,000; the Company has the right but not the obligation to advance $1,500,000 of any potential increase. The Company funded the $4,000,000, net of an original issue discount of $60,000 and an arrangement fee of $40,000 at closing.

F-12

The loan matures on March 5, 2018, with principal due upon maturity. The loan bears interest at a rate of 13.5%.

Pursuant to the terms of the credit agreement and subject to a security agreement, SynCardia granted the lenders a first priority security interest in substantially all of its assets. The security agreement contains certain affirmative and negative covenants.

In the event of a change of control, a merger or a sale of all or substantially all of SynCardia’s assets, the loan shall be due and payable. The lenders will be entitled to certain additional payments in connection with repayments of the loan, both on maturity and in connection with a prepayment or partial prepayment. The obligations to repay the loan may be accelerated upon the occurrence of an event of default under the credit agreement.

In addition to the discount and arrangement fee, the Company is entitled to an exit fee upon the maturity of the loan, both of which will be accreted to interest income over the term of the loan. The Company recognized $167,000 and $330,000 in interest income recorded as revenue in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2014, respectively.

Second Lien Credit Agreement

On December 13, 2013, the Company also entered into a second lien credit agreement, pursuant to which the Company and other lender parties thereto provided to SynCardia, a term loan in the principal amount of $10,000,000 (the “Second Lien Loan”). The Company provided $6,000,000 principal amount of the Second Lien Loan, funded at closing net of an origination fee of $90,000. The Second Lien Loan matures on December 13, 2021.

The Second Lien Loan shall be repaid by a tiered revenue interest that is charged on quarterly net sales and royalties of, and any other income and revenue actually received by SynCardia. Pursuant to the terms of the Second Lien Loan, SynCardia granted the lenders a second priority security interest in its assets subject to a security agreement which contains certain affirmative and negative covenants.

In the event of a Change of Control, the Second Lien Loan shall be due, with the total amount payable to the lenders equal to a specified premium defined by the terms of the Second Lien Loan. The obligations to repay the Second Lien Loan may be accelerated upon the occurrence of an event of default under the terms of the Second Lien Loan.

The Company recognized $422,000 and $830,000 in interest income recorded as revenue in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2014, respectively.

Common Stock Purchase

In conjunction with the first lien secured term loan, the Company purchased from SynCardia an aggregate of 40,000 shares of SynCardia’s Common Stock, in consideration for the mutual covenants and agreements set forth in the credit agreement. The shares purchased by the Company reflect an ownership percentage in SynCardia of less than 0.05%. The Company deems the shares to be non-marketable as SynCardia is privately held and in development stage, and has reflected the shares at a zero cost basis at June 30, 2014 and December 31, 2013.

F-13

Private Dental Products Company

On December 10, 2013, the Company entered into a credit agreement to provide a private dental products company (“Dental Products Company”) a senior secured term loan with a principal amount of $6,000,000 funded upon close net of an arrangement fee of $60,000. The Loan matures on December 10, 2018.

Interest and principal under the loan will be paid by a tiered revenue interest that is charged on quarterly net sales and royalties of the Dental Products Company. Pursuant to the terms of the agreement, the Company was granted a first priority security interest in substantially all of the Dental Products Company’s assets. The loan accrues interest at the Libor Rate, plus an applicable margin; the Libor Rate is subject to minimum floor values such that that minimum interest rate is 14%.

In the event of a change of control, a merger or a sale of all or substantially all of the Dental Products Company’s assets, the loan shall be due and payable. The Company will be entitled to certain additional payments in connection with repayments, both on maturity and in connection with prepayments.

The Company also received a warrant to purchase up to 225 shares of the Dental Products Company’s common stock, which if exercised, is equivalent to approximately four percent ownership on a fully diluted basis. The warrant expires December 10, 2020. The warrant is valued at zero at June 30, 2014 and December 31, 2013, in the unaudited condensed consolidated balance sheets.

In addition to the arrangement fee, the Company is entitled to an exit fee upon the maturity of the loan, both of which will be accreted to interest income over the term of the loan. The Company recognized $218,000 and $439,000 in interest income recorded as revenue in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2014, respectively.

Parnell Pharmaceuticals Holdings Pty Ltd

On January 23, 2014, the Company entered into a credit agreement pursuant to which the lenders party thereto provided to Parnell Pharmaceuticals Holdings Pty Ltd, a leading global veterinary pharmaceutical business (“Parnell”), a term loan in the principal amount of $25,000,000. The Company provided $10,000,000 and the Company’s investment advisory clients provided the remaining $15,000,000 of the loan. The Company serves as the Agent, Sole Lead Arranger and Sole Bookrunner under the credit agreement. The loan was repaid on June 27, 2014.

Parnell was obligated to make payments calculated on its quarterly net sales and royalties until such time as the lenders receive a 2.0x cash on cash return. The revenue based payment was subject to certain quarterly and annual caps. Pursuant to the terms of the credit agreement, Parnell granted the lenders a first priority security interest in substantially all of Parnell’s assets.

The Company recognized a syndication fee of $321,000 upon execution of the agreement and interest income of $544,000 and $834,000 as revenue in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2014, respectively.

F-14

Royalty Purchases

Bess Royalty Purchase

On April 2, 2013, the Company, along with Bess Royalty, LP (“Bess”), purchased a royalty stream paid on the net sales of Besivance®, an ophthalmic antibiotic, from InSite Vision, Inc. Besivance® is marketed globally by Bausch & Lomb. The initial purchase price totaled $15,000,000; the Company funded $6,000,000 of the purchase price at closing to own 40.3125% of the royalty stream. Additional contingent consideration includes (i) $1,000,000 to be paid by Bess upon certain net sales milestones achieved by Bausch & Lomb and (ii) annual payments to be remitted to InSite Vision, Inc. once aggregate royalty payments received by the Company and Bess exceed certain thresholds. Bess paid the $1,000,000 contingent consideration in February 2014, which did not result in a change in the Company’s interest in the royalty. The purchased royalty stream does not include any further amounts once the aggregate royalty payments received by the Company and Bess reach a certain threshold as defined in the underlying agreement. As the purchased royalty stream has been capped by the defined threshold amount, in effect limiting the Company’s implicit rate of return, the Company’s share of the purchase price has been reflected as a Finance Receivable in the unaudited condensed consolidated financial statements. The Company recognized approximately $263,000 and $523,000 in interest income in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2014, respectively.  The Company recognized approximately $260,000 in interest income in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2013.

Tissue Regeneration Therapeutics Royalty Purchase

On June 12, 2013, the Company purchased from Tissue Regeneration Therapeutics, Inc. (“TRT”) two royalty streams derived from the licensed use of TRT’s technology in the family cord banking services sector. The initial purchase totaled $2,000,000 paid upon closing. Additional contingent consideration includes (i) $1,250,000 payable upon aggregate royalty payments reaching a certain threshold and (ii) annual sharing payments due to TRT once aggregate royalty payments received by the Company exceed the purchase price paid by the Company. The purchased royalty stream does not include any further amounts once the aggregate royalty payments received by the Company reach a certain threshold as defined in the underlying agreement. The purchase has been reflected as a Finance Receivable in the unaudited condensed consolidated financial statements. The Company recognized approximately $87,000 and $178,000 in interest income recorded as revenue in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2014, respectively.

F-15

Credit Quality of Finance Receivables

On a quarterly basis, the Company evaluates the carrying value of each finance receivable for impairment. Currently there are no finance receivables considered impaired and no corresponding allowance for credit losses for impaired loans.

A term loan is considered to be impaired when, based on current information and events, it is determined that the Company will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. This evaluation is generally based on delinquency information, an assessment of the borrower’s financial condition and the adequacy of collateral, if any. The Company would generally place term loans on nonaccrual status when the full and timely collection of interest or principal becomes uncertain and they are 90 days past due for interest or principal, unless the term loan is both well-secured and in the process of collection. When placed on nonaccrual, the Company would reverse any accrued unpaid interest receivable against interest income and amortization of any net deferred fees is suspended. Generally, the Company would return a term loan to accrual status when all delinquent interest and principal become current under the terms of the credit agreement and collectability of remaining principal and interest is no longer doubtful.

Receivables associated with royalty stream purchases would be considered to be impaired when it is probable that the Company will be unable to collect the book value of the remaining investment based upon adverse changes in the estimated underlying royalty stream.

When the Company identifies a finance receivable as impaired, it measures the impairment based on the present value of expected future cash flows, discounted at the receivable’s effective interest rate. If it is determined that the value of an impaired receivable is less than the recorded investment, the Company would recognize impairment with a charge to the allowance for credit losses. When the value of the impaired receivable is calculated by discounting expected cash flows, interest income would be recognized using the receivable’s effective interest rate over the remaining life of the receivable.

The Company would individually develop the allowance for credit losses for any identified impaired loans if any existed. In developing the allowance for credit losses, the Company would consider, among other things, the following credit quality indicators:

• business characteristics and financial conditions of obligors;

• current economic conditions and trends;

• actual charge-off experience;

• current delinquency levels;

• value of underlying collateral and guarantees;

• regulatory environment; and

• any other relevant factors predicting investment recovery.

The Company monitors the credit quality indicators of performing and non-performing assets. At June 30, 2014 and December 31, 2013, the Company did not have any non-performing assets.

Note 3. Marketable Investments

On July 9, 2013, the Company entered into a note purchase agreement to purchase, at par, $3,000,000 of a total $100,000,000 aggregate principal amount offering of a Senior Secured notes due in November 2026.  The notes pay interest quarterly at a rate of 11.5% per annum commencing November 15, 2013. The agreement allows the first interest payment date to include paid-in-kind notes for any cash shortfall, of which the Company received $119,000 on November 15, 2013.  Subsequent interest payments from February 15, 2014, through May 15, 2015, are supported by a cash interest reserve account funded at close of $4,500,000.  The notes are subject to redemption on or after July 10, 2015, at a price at or above par, as defined.  The notes are secured only by certain royalty and milestone payments associated with the sales of pharmaceutical products. The notes are reflected at fair value as Available-for-sale securities. The Company recognized approximately $88,000 and $178,000 in interest income recorded as revenue in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2014. During the six months ended June 30, 2014 and the year ended December 31, 2013, the Company had no sales of available-for-sale securities and no securities have been considered impaired.

F-16

The amortized cost basis amounts, gross unrealized holding gains, gross unrealized holding losses and fair values of available-for-sale securities as of June 30, 2014 and December 31, 2013, are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
Available for Sale Securities:
Corporate debt securities	$3,119	$—	$—	$3,119
	$3,119	$—	$—	$3,119

Note 4. Variable Interest Entities

The Company consolidates the activities of VIEs of which we are the primary beneficiary. The primary beneficiary of a VIE is the variable interest holder possessing a controlling financial interest through (i) its power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) its obligation to absorb losses or its right to receive benefits from the VIE that could potentially be significant to the VIE. In order to determine whether the Company owns a variable interest in a VIE, the Company performs qualitative analysis of the entity’s design, organizational structure, primary decision makers and relevant agreements.

Consolidated VIE

SWK HP Holdings LP (“SWK HP”)

SWK HP was formed in December 2012 to acquire a limited partnership interest in Holmdel Pharmaceuticals LP (“Holmdel”).   Holmdel acquired the U.S. marketing authorization rights to a beta blocker pharmaceutical product indicated for the treatment of hypertension for a total purchase price of $13,000,000. The Company, through its wholly owned subsidiary SWK Holdings GP LLC (“SWK Holdings GP”) acquired a direct general partnership interest in SWK HP, which in turn acquired a limited partnership interest in Holmdel. The total investment in SWK HP of $13,000,000 included $6,000,000 provided by SWK Holdings GP and $7,000,000 provided by non-controlling interests.   Subject to customary limited partner protections afforded the investors by the terms of the limited partnership agreement, the Company maintains voting and managerial control of SWK HP and therefore includes it in its consolidated financial statements.

SWK HP is considered a VIE due to the lack of voting or similar decision-making rights by its equity holders regarding activities that have a significant effect on the economic success of the partnership. The Company’s ownership in SWK HP constitutes variable interests. The Company has determined that it is the primary beneficiary of the SWK HP as (i) the Company has the power to direct the activities that most significantly impact the economic performance of SWK HP via its obligations to perform under the partnership agreement, and (ii) the Company has the right to receive residual returns that could potentially be significant to SWK HP. As a result, the Company consolidates SWK HP in its financial statements and the limited partner interests of SWK HP owned by third parties are reflected as a non-controlling interest in the Company’s unaudited condensed consolidated balance sheets.

Unconsolidated VIEs

Holmdel

SWK HP has significant influence over the decisions made by Holmdel. SWK HP will receive quarterly distributions of cash flow generated by the pharmaceutical product according to a tiered scale that is subject to certain cash on cash returns received by SWK HP. Until SWK HP receives a 1x cash on cash return on its interest in Holmdel, SWK HP will receive approximately 84% of the pharmaceutical product’s cash flow. As the cash on cash multiple received by SWK HP Holdings LP increases, SWK HP’s interest in the cash flow generated by the pharmaceutical product decreases, but in no instance will it decline below 39%. Holmdel is considered a VIE because SWK HP’s control over the partnership is disproportionate to its economic interest. This VIE remains unconsolidated as the power to direct the activities of the partnership is not held by the Company. The Company is using the equity method to account for this investment.  SWK HP’s current ownership in Holmdel approximates 84%.  The Company accounts for its interest in the entity based on the timing of quarterly distributions, which are paid on a quarter lag basis. For the three and six months ended June 30, 2014, the Company recognized $1,192,000 and $2,695,000 of equity method gains, respectively. The amount of equity method gains attributable to the non-controlling interests in SWK HP were $633,000 and $1,434,000 for the three and six months ended June 30, 2014, respectively. For the three and six months ended June 30, 2013, the Company recognized $414,000 of equity method gains, of which $214,000 was attributable to the non-controlling interests in SWK HP.

F-17

In addition, SWK HP received cash distributions totaling $3,470,000 during the six months ended June 30, 2014, of which $1,851,000 was subsequently paid to holders of the non-controlling interests in SWK HP. Changes in the carrying amount of the Company’s investment in Holmdel for the six months ended June 30, 2014, are as follows (in thousands):

Balance at December 31, 2013	$10,425

Add: Income from investments in unconsolidated entities	2,695

Less: Cash distribution on investments in unconsolidated entities	(3,470)

Balance at June 30, 2014	$9,650

The following table provides the financial statement information related to Holmdel for the comparative periods which SWK HP has reflected its share of Holmdel income in the Company’s consolidated statements of income:

	As of June 30, 2014 (in millions)		Three months ended June 30, 2014 (in millions)	Six months ended June 30, 2014 (in millions)

Assets	$12.8	Net Revenue	$2.2	$5.3
Liabilities	$1.9	Expenses	$0.8	$2.1
Equity	$10.9	Net income	$1.4	$3.2

	As of June 30, 2013 (in millions)		Three months ended June 30, 2013 (in millions)	Six months ended June 30, 2013 (in millions)

Assets	$15.2	Revenue	$4.0	$4.0
Liabilities	$0.2	Expenses	$3.5	$3.5
Equity	$15.0	Net income	$0.5	$0.5

F-18

Note 5. Loan Credit Agreement with Related Party

The Company entered a credit facility with an affiliate of a stockholder on September 6, 2013. The credit facility provides financing for the Company, primarily for the purchase of eligible investments. The facility matures on September 6, 2017 and provides that the loan shall accrue interest at the LIBOR rate plus a 6.50% margin. As of June 30, 2014 and December 31, 2013, the applicable interest rate was 6.73% and 6.75%, respectively. The principal is repayable in full at maturity. The facility works as a delayed draw credit facility with the Company having the ability to drawdown, as necessary, over the first 18 months (the “Draw Period”) up to $30,000,000, based on certain conditions. The credit facility provided for an initial $15,000,000 to be available at closing. The Company executed a draw of $5,000,000 on December 9, 2013. During the six months ended June 30, 2014, the Company has executed an additional draw of $6,000,000 to fund certain eligible investments. The balances of $11,000,000 and $5,000,000 are reflected as Loan credit agreement in the unaudited condensed consolidated balance sheet as of June 30, 2014 and December 31, 2013, respectively. On or before the last day of the Draw Period, the Company can request the loan amount to be increased to $30 million upon the Company realizing net proceeds of at least $10 million in cash through the issuance of new equity securities. Repayment of the facility is due upon maturity, four years from the closing date. The stockholder’s affiliate, as lender, has received a security interest in basically all assets of the Company as collateral for the facility. In conjunction with the credit facility, the Company issued warrants to the stockholder’s affiliate for 1,000,000 shares of the Company’s common stock at a strike price of $1.3875. In connection with the credit agreement, the Company and the stockholder and certain of the stockholder’s affiliates, including the lender entered into a Voting Rights Agreement restricting the stockholder’s and such affiliates’ voting rights under certain circumstances and providing the stockholder and such affiliates a right of first offer on certain future share issuances.

Due to certain provisions within the warrant agreement, the warrants meets the definition of a derivative and do not qualify for a scope exception as it is not considered indexed in the Company’s stock. As such, the warrants with a value of $316,000 and $292,000 at June 30, 2014 and December 31, 2013, are reflected as a warrant liability in the unaudited condensed consolidated balance sheet. Unrealized losses of $66,000 and $24,000 were included in interest and other income (expense) in the unaudited condensed consolidated statements of income for the three and six months ended June 30, 2014. The Company determined the fair value using the Black-Scholes option pricing model with the following assumptions:

	June 30, 2014	December 31, 2013
Dividend rate	0%	0%
Risk-free rate	2.1%	2.5%
Expected life (years)	6.2	6.7
Expected volatility	29.3%	27.0%

During the three and six months ended June 30, 2014, the Company recognized interest expense totaling $223,000 and $412,000, respectively. Interest expense included $36,000 and $71,000 of debt issuance cost amortization for the three and six months ended June 30, 2014, respectively.

Note 6. Stockholders’ Equity

Stock Compensation Plans

The Company’s 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”), as successor to the 1997 Stock Option Plan (the “1997 Stock Option Plan”), provided for options to purchase shares of the Company’s common stock to be granted to employees, independent contractors, officers, and directors. The plan expired in July 2009. As a result of the termination of all employees on December 31, 2009, the stock options held by employees were cancelled on March 31, 2010.  The only remaining options outstanding as of June 30, 2014, under the 1999 Stock Incentive Plan are those held by some of the Company’s current directors.

The Company’s 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”) provides for options, restricted stock, and other customary forms of equity to be granted to the Company’s directors, officers, employees, and independent contractors. All forms of equity incentive compensation are granted at the discretion of the Company’s Board of Directors (the “Board”) and have a term not greater than 10 years from the date of grant.

F-19

The following table summarizes activities under the option plans for the indicated periods:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Balances, December 31, 2013	1,680,000	$1.01	7.8	$458,600
Options cancelled and retired	(10,000)	2.65
Options exercised	—	—
Options granted	—	—
Balances, June 30, 2014	1,670,000	$1.01	7.3	$519,400

Options vested and exercisable and expected to be vested and exercisable at June 30, 2014	1,518,900	$1.03	7.3	$464,626
Options vested and exercisable at June 30, 2014	170,000	$1.38	6.2	$89,500

At June 30, 2014, there were no options available for grant under the 1999 Stock Incentive Plan, and the Company had no total unrecognized stock-based compensation expense under this Plan.  At June 30, 2014, there were 2.6 million shares reserved for equity awards under the 2010 Stock Incentive Plan and the Company had approximately $0.1 million of total unrecognized stock option expense, net of estimated forfeitures, which will be recognized over the weighted average remaining period of 1.0 years.

F-20

The following table summarizes significant ranges of outstanding and exercisable options as of June 30, 2014:

	Options Outstanding, Vested and Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price Per Share	Number Exercisable	Weighted Average Exercise Price Per Share
$0.70	20,000	5.0	$0.70	20,000	$0.70
0.83	1,500,000	7.9	0.83	—	0.83
1.24	20,000	4.1	1.24	20,000	1.24
2.67	20,000	3.1	2.67	20,000	2.67
2.95	90,000	2.3	2.95	90,000	2.95
3.50	20,000	2.7	3.50	20,000	3.50
Total	1,670,000	7.3	$1.01	170,000	$1.38

Employee stock-based compensation expense recognized for time-vesting options for the three and six months ended June 30, 2014 and 2013, uses the Black-Scholes option pricing model for estimating the fair value of options granted under the Company’s equity incentive plans. Risk-free interest rates for the options were taken from the Daily Federal Yield Curve Rates on the grant dates for the expected life of the options as published by the Federal Reserve. The expected volatility was based upon historical data and other relevant factors such as the Company’s changes in historical volatility and its capital structure, in addition to mean reversion. Employee stock-based compensation expense recognized for market performance-vesting options uses a binomial lattice model for estimating the fair value of options granted under the Company’s equity incentive plans.

In calculating the expected life of stock options, the Company determines the amount of time from grant date to exercise date for exercised options and adjusts this number for the expected time to exercise for unexercised options. The expected time to exercise for unexercised options is calculated from grant as the midpoint between the expiration date of the option and the later of the measurement date or the vesting date. In developing the expected life assumption, all amounts of time are weighted by the number of underlying options.

On January 31, 2012, the Board approved a change in the compensation plan for non-employee directors. In lieu of cash payments historically paid to the Company’s directors for Board service, the Board approved an annual grant of 35,000 shares of restricted common stock for each of our non-executive Board members on January 31 of each year, starting with 2012. The restricted shares fully vest on the first anniversary of the grant and are forfeited if the Board member does not complete the full year of service.

The following table summarizes restricted stock activities under the equity incentive plans for the indicated periods:

	Restricted Shares Outstanding
	Number of Shares	Weighted Average Grant Date Fair Value
Balances, December 31, 2013	1,665,000	$0.39
Shares cancelled and forfeited	—	—
Shares vested	(140,000)	0.83
Shares granted	140,000	1.13
Balances, June 30, 2014	1,665,000	$0.45

F-21

For restricted stock granted in 2014 and 2013 under the 2010 Stock Incentive Plan, the Company recognizes compensation expense in accordance with the fair value of such stock as determined on the grant date, amortized over the applicable derived service period using the graded amortization method. The fair value and derived service period of awards with market performance vesting was calculated using a lattice model and included adjustments to the fair value of the Company’s common stock resulting from the vesting conditions being based on the underlying stock price. All 1,665,000 restricted shares are included in the Company’s shares outstanding as of June 30, 2014, but are not included in the computation of basic income per share as the shares are not yet earned by the recipients. The Company had $0.1 million of unrecognized stock based compensation expense, net of estimated forfeitures, related to restricted shares which will be recognized over the weighted average remaining period of 0.6 year.

The stock-based compensation expense recognized by the Company for the three and six months ended June 30, 2014 was $62,000 and $138,000, respectively. The stock-based compensation expense recognized by the Company for the three and six months ended June 30, 2013 was $72,000 and $132,000, respectively.

Non-controlling Interests

As discussed in Note 4, SWK HP has a limited partnership interest in Holmdel.    The total investment by SWK HP was $13,000,000, of which SWK Holdings GP provided $6,000,000.  The remaining $7,000,000 is reflected as non-controlling interest in the unaudited condensed consolidated balance sheets.   Changes in the carrying amount of the non-controlling interest in the unaudited condensed consolidated balance sheet for the six months ended June 30, 2014, are as follows:

Balance at December 31, 2013	$5,613
Add: Income attributable to non-controlling interests	1,434
Less: Cash distribution to non-controlling interests	(1,851)
Balance at June 30, 2014	$5,196

Note 7. Fair Value Measurements

The Company measures and reports certain financial and non-financial assets and liabilities on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Active markets are considered to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in inactive markets.
Level 3	Unobservable inputs are not corroborated by market data. This category is comprised of financial and non-financial assets and liabilities whose fair value is estimated based on internally developed models or methodologies using significant inputs that are generally less readily observable from objective sources.

Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfers occurred. There were no transfers between any levels during the six months ended June 30, 2014 and 2013.

The fair value of equity method investments is not readily available nor have we estimated the fair value of these investments and disclosure is not required. The Company is not aware of any identified events or changes in circumstances that would have a significant adverse effect on the carrying value of any of our equity method investments included in their unaudited condensed consolidated balance sheets at June 30, 2014 or December 31, 2013.

F-22

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

Finance Receivables

The fair values of finance receivables are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the finance receivables. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. These receivables are classified as Level 3. Finance receivables are not measured at fair value on a recurring basis, but estimates of fair value are reflected below.

Marketable Investments and Warrant Liability

Debt securities

If active market prices are available, fair value measurement is based on quoted active market prices and, accordingly, these securities would be classified as Level 1. If active market prices are not available, fair value measurement is based on observable inputs other than quoted prices included within Level 1, such as prices for similar assets or broker quotes utilizing observable inputs, and accordingly these securities would be classified as Level 2. If market prices are not available and there are no observable inputs, then fair value would be estimated by using valuation models including discounted cash flow methodologies, commonly used option-pricing models and broker quotes. Such securities would be classified as Level 3, if the valuation models and broker quotes are based on inputs that are unobservable in the market. If fair value is based on broker quotes, the Company checks the validity of received prices based on comparison to prices of other similar assets and market data such as relevant bench mark indices.

Derivative securities

For exchange-traded derivatives, fair value is based on quoted market prices, and accordingly, would be classified as Level 1. For non-exchange traded derivatives, fair value is based on option pricing models and are classified as Level 3.

The following table presents financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2014 (in thousands):

	Total Carrying Value in Consolidated Balance Sheet	Quoted prices in active markets for identical assets or liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Financial Assets:
Tribute warrants	$701	$—	$—	$701
Available-for-sale securities	3,119	—	3,119	—

Financial Liabilities:
Warrant liability	$316	$—	$—	$316

The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 (in thousands):

	Total Carrying Value in Consolidated Balance Sheet	Quoted prices in active markets for identical assets or liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Financial Assets:
Tribute warrant	$204	$—	$—	$204
Available-for-sale securities	3,119	—	3,119	—

Financial Liabilities:
Warrant liability	$292	$—	$—	$292

F-23

The changes on the value of the Tribute warrant asset during the six months ended June 30, 2014, were as follows (in thousands):

Fair value – December 31, 2013	$204
Issuances	99
Change in fair value	398
Fair value – June 30, 2014	$701

The changes on the value of the warrant liability during the six months ended June 30, 2014, were as follows (in thousands):

Fair value – December 31, 2013	$292
Issuances	—
Change in fair value	24
Fair value – June 30, 2014	$316

For assets and liabilities measured on a non-recurring basis during the year, accounting guidance requires quantitative disclosures about the fair value measurements separately for each major category. There were no remeasured assets or liabilities at fair value on a non-recurring basis during the six months ended June 30, 2014 and December 31, 2013.

The following information as of June 30, 2014 and December 31, 2013, is provided to help readers gain an understanding of the relationship between amounts reported in the accompanying consolidated financial statements and the related market or fair value. The disclosures include financial instruments and derivative financial instruments, other than investment in affiliates.

June 30, 2014	Carry Value	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents	$15,817	$15,817	$15,817	$—	$—
Finance receivables	31,575	31,615	—	—	31,615
Marketable investments	3,119	3,119	—	3,119	—
Other assets	701	701	—	—	701

Financial Liabilities
Warrant liability	$316	$316	$—	$—	$316

December 31, 2013	Carry Value	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and cash equivalents	$7,664	$7,664	$7,664	$—	$—
Finance receivables	29,286	29,324	—	—	29,324
Marketable investments	3,119	3,119	—	3,119	—
Other assets	204	204	—	—	204

Financial Liabilities
Warrant liability	$292	$292	$—	$—	$292

Note 8. Income Taxes

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. The Company had no unrecognized tax benefits as of June 30, 2014 and December 31, 2013.

F-24

As of December 31, 2013, the Company’s valuation allowance against deferred tax assets decreased by approximately $20,960,000 due to write off of expired deferred tax assets and partial release of the Company’s valuation allowance.

The Company will continue to assess the need for a valuation allowance on the deferred tax assets by evaluating both positive and negative evidence that may exist on a quarterly basis. Any adjustment to the deferred tax asset valuation allowance would be recorded in the unaudited condensed consolidated statements of income for the period that the adjustment is determined to be required.

Deferred tax assets consist of the following (in thousands):

	June 30,	December 31,
	2014	2013
Deferred tax assets
Credit carryforward	$2,660	$2,660
Stock based compensation	287	287
Other	59	59
Net operating losses	146,039	146,637

Gross deferred tax assets	148,345	149,643
Valuation allowance	(139,840)	(139,840)
Net deferred tax assets	$8,505	$9,803

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where stock ownership changes occur. In the event the Company has had a change in ownership, the future utilization of the Company’s net operating loss and tax credit carryforwards could be limited.

A portion of deferred tax assets relating to NOLs, pertains to NOL carryforwards resulting from tax deductions upon the exercise of employee stock options of approximately $1,800,000. When recognized, the tax benefit of these loss carryforwards will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax expense.

As of June 30, 2014, the Company had net operating loss carryforwards for federal income tax purposes of approximately $433,000,000. The federal net operating loss carryforwards, if not offset against future income, will expire by 2032, with the majority of such NOLs expiring by 2021.

Note 9. Subsequent Events

On August 18, 2014, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Carlson Capital, L.P. (“Carlson”). Pursuant to the terms of the Purchase Agreement, on August 18, 2014, funds affiliated with Carlson (collectively, the “Stockholder”) acquired 55,908,000 newly issued shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) for a purchase price of $1.37 per share or an aggregate purchase price of $76,593,960 (the “Initial Closing”).

The Purchase Agreement provides that the Company will conduct a rights offering (the “Rights Offering”) as promptly as reasonably practical after the closing of the Purchase Agreement. The Rights Offering will be substantially on the terms set forth in the registration statement on Form S-1 filed by the Company with the SEC on February 13, 2014, as the same has been (and as it may be) amended and supplemented (including each amendment and supplement thereto, the “Registration Statement”). The Stockholder will have the right to participate in the Rights Offering on the same terms as all other stockholders, including with respect to the subscription price. However, the Stockholder agreed that they would exercise only that number of rights they receive in the Rights Offering which represents the number of rights they would have received if the rights had been distributed on the day immediately preceding the Initial Closing.

F-25

Double Black Diamond, L.P., an affiliate of the Stockholder, has agreed to serve as the standby purchaser with respect to the Rights Offering and will generally have the right to purchase any unsubscribed shares, (other than shares the Stockholder has agreed not to purchase pursuant to the exercise of its rights as described above).

The Purchase Agreement further provides that, following the consummation of the Rights Offering, the Stockholder will purchase a number of newly issued additional shares of Common Stock such that (after taking into account the Initial Closing and the closing of the Rights Offering, including any shares of Common Stock purchased by the Stockholder and its affiliates in the rights offering, including as standby purchaser) the Stockholders and its affiliates will own (including the 1,000,000 shares of Common Stock underlying the Warrant held by the Standby Purchaser) an aggregate of 69% of the Company’s combined issued and outstanding Common Stock, unvested restricted stock, and Common Stock underlying such Warrant.

In connection with the transactions described above, the Company has agreed to reimburse the Stockholder for up to $900,000 in transaction expenses.

In connection with the Purchase Agreement, the Company and the Stockholder entered into a Stockholders’ Agreement, dated as of August 18, 2014 (the “Stockholders’ Agreement”) pursuant to which, among other things, the Company granted the Stockholder approval rights with respect to certain transactions including with respect to the incurrence of indebtedness over specified amounts, the sale of assets over specified amounts, declaration of dividends, loans, capital contributions to or investments in any third party over specified amounts, changes in the size of the board of directors or changes in the Company’s CEO. In addition, the Stockholder agreed that until the earlier of the fifth anniversary of the Initial Closing or the date it owns less than 40% of the outstanding shares of Common Stock it will not increase its voting percentage of Common Stock to greater than 76% or cause the Company to engage in any buybacks in excess of 3% of the then outstanding shares of Common Stock without offering to acquire all of the then-outstanding Common Stock at the same price and on the same terms and conditions. The Stockholder further agreed that, until the earlier of the fifth anniversary of the Initial Closing or the date it owns less than 40% of the outstanding shares of Common Stock, it will not sell shares of Common Stock to any purchaser that would result in such purchaser having a voting percentage of Common Stock in excess of 40% (and with neither the Stockholder and its affiliates nor any other holder of Common Stock and its affiliates holding a voting percentage in excess of 40%) unless the purchaser contemporaneously makes a binding offer to acquire all of the then-outstanding Common Stock of the Company, at the same price and on the same terms and conditions as the purchase of shares from the Stockholder. The Stockholder also agreed that, until the earlier of the eighth anniversary of the Initial Closing or the date it owns less than 40% of the outstanding shares of Common Stock, the Stockholder will not engage in a transaction as described in Rule 13e-3 under the Securities Exchange Act of 1934, as amended, without offering to acquire all of the then-outstanding Common Stock at the same price and on the same terms and conditions. Additionally, until the earlier of the eighth anniversary of the Initial Closing or the date it owns less than 40% of the outstanding shares of Common Stock, the Stockholder agrees to maintain at least two directors who are not affiliates of the Stockholder or the Company (the “Non-Affiliated Directors”), and agrees that any related party transaction or deregistration of the Common Stock from SEC reporting requirements requires the approval of the Non-Affiliated Directors. The Stockholders’ Agreement also contains a right for the Stockholder to serve as the exclusive standby purchaser for any additional rights offerings prior to September 6, 2016, and a pre-emptive right to purchase its pro rata share of any additional offerings other than such rights offerings by the Company prior to such date.

The Stockholders Agreement also provides that, until the second anniversary of the Initial Closing, the Company will not seek, negotiate or consummate any sale of Common Stock (with certain customary exceptions), except through one or more rights offerings substantially on the same structural terms as the Rights Offering. In addition, the Stockholder agreed that until the earlier of the fifth anniversary of the Initial Closing or the date it owns less than 40% of the outstanding shares of Common Stock, it would provide support to the Company in various ways, including with respect to sourcing financing and other business opportunities.

Additionally, in connection with the transactions described above, William Clifford, Michael Margolis and John Nemelka resigned from the Company’s board of directors. Pursuant to the Company’s Bylaws, the board of directors appointed Chris Haga, Blair Baker and Ed Stead to fill the vacancies created. Mr. Stead was appointed as a Class II director for a term expiring in 2017 and Mr. Baker and Mr. Haga were appointed as Class III directors for a terms expiring in 2014.

F-26

The Company also entered into new employment agreements with J. Brett Pope, chief executive officer, and Winston Black, managing director. Under their respective new agreements, Messrs. Pope and Black will each receive a base salary of $240,000 beginning January 1, 2015, and will be entitled to a bonus based on the Company’s performance. In addition, each received an option grant for 1,000,000 shares with an exercise price of $1.37 per share. Fifty percent of the options vest over 4 years beginning December 31, 2015 and fifty percent vest if the 60 day average closing stock price exceeds $2.06.

In connection with the transactions described above, the Company amended its Second Amended and Restated Rights Agreement to designate the Stockholder and it affiliates as Exempt Persons (as defined in the Rights Agreement) unless they own more than 76% of the outstanding shares of Common Stock.

In connection with the transactions, the Voting Agreement by and among the Stockholder and the Company dated September 6, 2013 was terminated.

Cambia Royalty Purchase

On July 31, 2014, the Company purchased 25% of a royalty stream paid on the net sales of Cambia®, an NSAID pharmaceutical product indicated for the treatment of migraine. Cambia® is marketed in the United States by Depomed, Inc. and in Canada by Tribute. The initial purchase price totaled $4 million. Additional contingent consideration includes (i) $0.5 million to be paid by SWK to the royalty seller upon certain sales of Cambia® reaching certain net sales and (ii) annual payments to be remitted to the royalty seller once aggregate royalty payments received by the Company exceed certain thresholds. The purchased royalty stream does not include any further amounts once the aggregate royalty payments received by the Company reach a certain threshold as defined in the underlying agreement.

Response Genetics, Inc.

On July 30, 2014, the Company entered into a credit agreement pursuant to which the Company provided to Response Genetics, Inc. (“Response”) a term loan in the principal amount of $12,000,000. The loan matures on July 30, 2020. The Company provided $8,500,000 at closing. Response can draw down the remaining $3,500,000 of the credit facility at any time until December 31, 2015, if Response achieves certain revenue thresholds, and as long as it is in compliance with all covenants under the credit agreement.

Interest and principal under the loan will be paid by a tiered revenue interest that is charged on quarterly net sales and royalties of Response applied in the following priority first, to the payment of all accrued but unpaid interest until paid in full; second to the payment of all principal of the loans.

The loan shall accrue interest at the LIBOR rate, plus an applicable margin, subject to a 13.5% minimum. In addition, the Company earned an origination fee at closing, and the Company is entitled to an exit fee upon the maturity of the loan, both of which will be accreted to interest income over the term of the loan.

In connection with the loan, Response also issued the Company a warrant to purchase 681,090 common shares an exercise price of $0.936 per share, at any time prior to July 30, 2020 with an initial fair value of $378,747.

F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

SWK Holdings Corporation

We have audited the accompanying consolidated balance sheets of SWK Holdings Corporation and its subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of income (loss), comprehensive income (loss), stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SWK Holdings Corporation and its subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Burr Pilger Mayer, Inc.
San Jose, California
March 28, 2014

F-28

SWK HOLDINGS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$7,664	$24,584
Restricted cash	—	1,000
Accounts receivable	528	197
Finance receivables	660	230
Deferred tax asset	164	—
Prepaid expenses and other current assets	16	36
Total current assets	9,032	26,047
Finance receivables	28,626	6,270
Marketable investments	3,119	—
Investment in unconsolidated entities	10,425	13,000
Debt issuance costs	523	—
Property and equipment, net	5	3
Deferred tax asset	9,639	—
Other assets	206	—
Total assets	$61,575	$45,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$363	$91
Total current liabilities	363	91
Interest reserve	—	1,000
Loan credit agreement	5,000	—
Warrant liability	292	—
Other long-term liabilities	3	41
Total liabilities	5,658	1,132

Commitments and contingencies (Note 8)

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding
Common stock, $0.001 par value; 250,000,000 shares authorized; 43,034,894 and 42,894,894 shares issued and outstanding at December 31, 2013 and 2012, respectively	43	43
Additional paid-in capital	4,321,454	4,321,200
Accumulated deficit	(4,271,193)	(4,284,055)
Accumulated other comprehensive income	—	—
Total SWK Holdings Corporation stockholders’ equity	50,304	37,188
Non-controlling interests in consolidated entities	5,613	7,000
Total stockholders’ equity	55,917	44,188
Total liabilities and stockholders’ equity	$61,575	$45,320

See accompanying notes to the consolidated financial statements.

F-29

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Year Ended December,
	2013	2012

Revenues
Finance receivable interest income, including fees	$3,090	$497
Marketable investments interest income	166	—
Income related to investments in unconsolidated entities	2,779	—
Management fees	412	140

Total Revenues	6,447	637
Costs and expenses:
General and administrative	1,747	2,240
Total costs and expenses	1,747	2,240
Income (loss) from operations	4,700	(1,603)
Interest and other income (expense), net	(209)	158
Income (loss) before provision for income tax	4,491	(1,445)
Income tax benefit	(9,841)	(24)
Consolidated net income (loss)	14,332	(1,421)
Net income attributable to non-controlling interests	1,470	—
Net income (loss) attributable to SWK Holdings Corporation Stockholders	$12,862	$(1,421)
Net income (loss) per share attributable to SWK Holdings Corporation Stockholders
Basic	$0.31	$(0.03)
Diluted	$0.31	$(0.03)
Weighted Average Shares
Basic	41,343	41,247
Diluted	41,440	41,247

See accompanying notes to the consolidated financial statements.

F-30

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

	Year Ended December 31,
	2013	2012

Net income (loss)	$14,332	$(1,421)
Other comprehensive income, net of tax:
Unrealized gains on investment in securities
Unrealized holding gains arising during period	—	—
Less: reclassification adjustment for gains included in net income	—	—
Total other comprehensive income	—	—
Comprehensive income (loss)	14,332	(1,421)
Comprehensive income attributable to non-controlling interests	1,470	—
Comprehensive income (loss) attributable to SWK Holdings Corporation Stockholders	$12,862	$(1,421)

See accompanying notes to the consolidated financial statements.

F-31

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share data)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Non-controlling Interests in Consolidated Entities	Total Stockholders’ Equity
Balances at December 31, 2011	41,647,394	$42	$4,320,615	$(4,282,634)	$—	$38,023
Issuance of restricted stock	1,247,500	1	(1)	—	—	—
Stock-based compensation	—	—	586	—	—	586
Contribution from non-controlling interests	—	—	—	—	7,000	7,000
Net loss	—	—	—	(1,421)	—	(1,421)
Balances at December 31, 2012	42,894,894	43	4,321,200	(4,284,055)	$7,000	44,188
Issuance of restricted stock	140,000	—	—	—	—	—
Stock-based compensation	—		254	—	—	254
Distribution to non-controlling interests	—	—	—	—	(2,857)	(2,857)
Net income	—			12,862	1,470	14,332
Balances at December 31, 2013	43,034,894	$43	$4,321,454	$(4,271,193)	$5,613	$55,917

See accompanying notes to the consolidated financial statements.

F-32

SWK HOLDINGS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$14,332	$(1,421)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income taxes	(9,803)
Income from investments in unconsolidated entities	(2,779)	—
Loan discount amortization and fee accretion	(702)	—
Depreciation and amortization	2	5
Payment-in-kind interest income	(119)	—
Debt issuance cost amortization	47	—
Stock-based compensation	254	586
Other non-cash gain	—	(24)
Change in fair value of warrants	190	—
Changes in operating assets and liabilities:
Accounts receivable	(331)	(197)
Restricted cash	1,000	(1,000)
Prepaid expenses and other assets	19	30
Interest reserve	(1,000)	1,000
Accounts payable and other liabilities	234	(94)
Net cash provided by (used in) operating activities	1,344	(1,115)

Cash flows from investing activities:
Issuance of finance receivables	(29,630)	(6,500)
Repayment of finance receivables	7,212	—
Investment in unconsolidated entities	—	(13,000)
Distributions on investments in unconsolidated entities	5,354	—
Investment in marketable investments	(3,000)	—
Purchases of property and equipment	(4)	(4)
Net cash used in investing activities	(20,068)	(19,504)

Cash flows from financing activities:
Contributions from non-controlling interests	—	7,000
Net proceeds from loan credit agreement	4,661
Distribution to non-controlling interests	(2,857)	—
Net cash provided by financing activities	1,804	7,000

Net decrease in cash and cash equivalents	(16,920)	(13,619)
Cash and cash equivalents at beginning of period	24,584	38,203
Cash and cash equivalents at end of period	$7,664	$24,584

Noncash activity:

The Company issued a warrant for one million shares of common stock in conjunction with the execution of its Loan Credit Facility. The fair value of the warrant of $232,000 was deferred and reflected as debt issuance costs in the unaudited condensed consolidated balance sheet.

F-33

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1. SWK Holdings Corporation and Summary of Significant Accounting Policies

Nature of Operations See prior comments

SWK Holdings Corporation (the “Company”) was incorporated in July 1996 in California and reincorporated in Delaware in September 1999. In December 2009, the Company sold substantially all of its assets to an unrelated third party (“Asset Sale”). Since the date of the Asset Sale, the Company has been seeking to redeploy their cash to maximize value for their stockholders and were seeking, analyzing and evaluating potential acquisition candidates. Their goal was to redeploy their existing assets to acquire, or invest in, one or more operating businesses with existing or prospective taxable income, or from which they can realize capital gains, that can be offset by use of their net operating loss carryforwards, or NOLs.

In July 2012, the Company commenced its new corporate strategy of building a specialty finance and asset management business. The Company’s strategy is to be a leading healthcare capital provider by offering sophisticated, customized financing solutions to a broad range of life science companies, institutions and inventors. The Company has initially focused on monetizing cash flow streams derived from commercial-stage products and related intellectual property through royalty purchases and financings, as well as through the creation of synthetic revenue interests in commercialized products. The Company expects to deploy its assets to earn interest, fees, and other income pursuant to this strategy, and the Company continues to identify and review financing and similar opportunities on an ongoing basis. In addition, through the Company’s wholly-owned subsidiary, SWK Advisors LLC, the Company provides non-discretionary investment advisory services to institutional clients in separately managed accounts to similarly invest in life science finance. SWK Advisors LLC is registered as an investment advisor with the Texas State Securities Board. The Company intends to fund transactions through their own working capital, as well as by building their asset management business by raising additional third party capital to be invested alongside the Company’s capital.

The Company intends to fill a niche that they believe is underserved in the sub-$50 million transaction size. Since many of their competitors that provide longer term, royalty-related financing options have much greater financial resources than the Company, they tend to not focus on transaction sizes below $50 million as it is generally inefficient for them to do so. In addition, we do not believe that a sufficient number of other companies offer similar types of long-term financing options to fill the demand of the sub-$50 million market. As such, the Company believes they face less competition from such longer term, royalty investors in transactions that are less than $50 million.

The Company has net operating loss carryforwards (“NOLs”) and believes that the ability to utilize these NOLs is an important and substantial asset. The Company believes that the foregoing business strategies can create value for its stockholders, and produce prospective taxable income (or the ability to generate capital gains) that might permit the Company to utilize the NOLs. The Company is unable to assure investors that it will find suitable financing opportunities or that it will be able to utilize its existing NOLs.

In the third quarter of 2012, the Company purchased an interest in three revenue-producing investment advisory client contracts from PBS Capital Management, LLC, a firm that its current chief executive officer (“CEO”) and current Managing Director control, for $150,000 plus earn out payments through 2016. This $150,000 payment was treated as compensation expense and is included in general and administrative expenses in the consolidated statements of income (loss) for the year ended December 31, 2012. The Company’s interest in these contracts can be repurchased, for one dollar, by PBS Capital Management, LLC, in the event that the employment contracts of the Company’s current CEO and current Managing Director are not renewed.

Since implementing its new strategy, the Company has executed nine transactions under its new specialty finance strategy, funding approximately $57,500,000 in various financial products across the life science sector. The Company’s portfolio includes senior and subordinated debt backed by royalties and synthetic royalties paid by companies in the life science sector, purchased royalties generated by sales of life science products and related intellectual property and an unconsolidated equity investment in a company which retains the marketing authorization rights to a pharmaceutical product.

The Company is headquartered in Dallas, Texas.

F-34

Basis of Presentation and Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The consolidated financial statements include the accounts of all subsidiaries and affiliates in which the Company holds a controlling financial interest as of the financial statement date. Normally a controlling financial interest reflects ownership of a majority of the voting interests. The Company consolidates a variable interest entity (“VIE”) when it possesses both the power to direct the activities of the VIE that most significantly impact its economic performance and the Company is either obligated to absorb the losses that could potentially be significant to the VIE or the Company holds the right to receive benefits from the VIE that could potentially be significant to the VIE, after elimination of intercompany accounts and transactions.

The Company owns interests in various partnerships and limited liability companies, or LLCs. The Company consolidates its investments in these partnerships or LLCs, where the Company, as the general partner or managing member, exercises effective control, even though the Company’s ownership may be less than 50%. The related governing agreements provide the Company with broad powers, and the other parties do not participate in the management of the entity and do not have the substantial ability to remove the Company. The Company has reviewed each of the underlying agreements to determine if it has effective control. If circumstances changed and it was determined this control did not exist, this investment would be recorded using the equity method of accounting. Although this would change individual line items within the Company’s consolidated financial statements, it would have no effect on our operations and/or total stockholders’ equity attributable to the Company. The Company operates in one operating segment with a single management team that reports to the chief executive officer, who is the Company’s chief operating decision maker.

Variable Interest Entities

An entity is referred to as a VIE if it possesses one of the following criteria: (i) it is thinly capitalized, (ii) the residual equity holders do not control the entity, (iii) the equity holders are shielded from the economic losses, (iv) the equity holders do not participate fully in the entity’s residual economics, or (v) the entity was established with non-substantive voting interests. The Company consolidates a VIE when it has both the power to direct the activities that most significantly impact the activities of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. Along with the VIEs that are consolidated in accordance with these guidelines, the Company also holds variable interests in other VIEs that are not consolidated because it is not the primary beneficiary. The Company continually monitors both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. See Note 4 for further discussion of VIEs.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are required in the determination of revenue recognition, stock-based compensation, impairment of financing receivables and long-lived assets, valuation of warrants, useful lives of property and equipment, income taxes and contingencies and litigation, among others. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. The Company’s estimates often are based on complex judgments, probabilities and assumptions that it believes to be reasonable but that are inherently uncertain and unpredictable. For any given individual estimate or assumption made by the Company, there may also be other estimates or assumptions that are reasonable.

The Company regularly evaluates its estimates and assumptions using historical experience and other factors, including the economic environment. As future events and their effects cannot be determined with precision, the Company’s estimates and assumptions may prove to be incomplete or inaccurate, or unanticipated events and circumstances may occur that might cause change those estimates and assumptions. Market conditions, such as illiquid credit markets, volatile equity markets, and economic downturn, can increase the uncertainty already inherent in the Company’s estimates and assumptions. The Company adjusts its estimates and assumptions when facts and circumstances indicate the need for change. Those changes generally will be reflected in our consolidated financial statements on a prospective basis unless they are required to be treated retrospectively under the relevant accounting standard. It is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

F-35

Equity Method Investment

The Company accounts for partner companies whose results are not consolidated, but over which it exercises significant influence, under the equity method of accounting. Whether or not the Company exercises significant influence with respect to a partner company depends on an evaluation of several factors including, among others, representation of the Company on the partner company’s board of directors and the Company’s ownership level. Under the equity method of accounting, the Company does not reflect a partner company’s financial statements within the company’s consolidated financial statements; however, the Company’s share of the income or loss of such partner company is reflected in the consolidated statements of income (loss). The Company includes the carrying value of equity method partner companies as part of the investment in unconsolidated entities on the consolidated balance sheets.

When the Company’s carrying value in an equity method partner company is reduced to zero, the Company records no further losses in its consolidated statements of income (loss) unless the Company has an outstanding guarantee obligation or has committed additional funding to such equity method partner company. When such equity method partner company subsequently reports income, the Company will not record its share of such income until it exceeds the amount of the Company’s share of losses not previously recognized.

Finance Receivables

The Company extends credit to customers through a variety of financing arrangements, including revenue interest term loans. The amounts outstanding on loans are referred to as finance receivables and are included in Finance Receivables on the consolidated balance sheets. It is the Company’s expectation that the loans originated will be held for the foreseeable future or until maturity. In certain situations, for example to manage concentrations and/or credit risk, some or all of certain exposures may be sold. Loans for which the Company has the intent and ability to hold for the foreseeable future or until maturity are classified as held for investment (“HFI”). If the Company no longer has the intent or ability to hold loans for the foreseeable future, then the loans are transferred to held for sale (“HFS”). Loans entered into with the intent to resell are classified as HFS.

If it is determined that a loan should be transferred from HFI to HFS, then the balance is transferred at the lower of cost or fair value. At the time of transfer, a write-down of the loan is recorded as a write-off when the carrying amount exceeds fair value and the difference relates to credit quality, otherwise the write-down is recorded as a reduction in interest and other income, and any loan loss reserve is reversed. Once classified as HFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance and is reflected as a reduction to interest and other income.

If it is determined that a loan should be transferred from HFS to HFI, the loan is transferred at the lower of cost or fair value on the transfer date, which coincides with the date of change in management’s intent. The difference between the carrying value of the loan and the fair value, if lower, is reflected as a loan discount at the transfer date, which reduces its carrying value. Subsequent to the transfer, the discount is accreted into earnings as an increase to finance revenue interest income over the life of the loan using the effective interest method.

Finance receivables are stated at their principal amounts inclusive of deferred loan origination fees. Interest income is credited as earned based on the effective interest rate method except when a finance receivable becomes past due 90 days or more and doubt exists as to the ultimate collection of interest or principal; in those cases the recognition of income is discontinued.

F-36

Marketable Investments

Available-for-sale securities are reported at fair value with unrealized gains or losses recorded in accumulated other comprehensive income (loss), net of applicable income taxes. The available-for-sale portfolio as of December 31, 2013 included one debt security. In any case where fair value might fall below amortized cost, the Company would consider whether that security is other-than-temporarily impaired using all available information about the collectability of the security. The Company would not consider that an other-than temporary impairment for a debt security has occurred if (i) the Company does not intend to sell the debt security, (ii) it is not more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis and (iii) the present value of estimated cash flows will fully cover the amortized cost of the security. The Company would consider that an other-than-temporary impairment has occurred if any of the above mentioned three conditions are not met.

For a debt security for which an other-than-temporary impairment is considered to have occurred, the Company would recognize the entire difference between the amortized cost and the fair value in earnings if the Company intends to sell the debt security or it is more likely than not that the Company will be able to sell the debt security before recovery of its amortized cost basis. If the Company does not intend to sell the debt security and it is not more likely than not that the Company will be required to sell the debt security before recovery of its amortized cost basis, the Company would separate the difference between the amortized cost and the fair value of the debt security into the credit loss component and the non-credit loss component. The credit loss component would be recognized in earnings and the non-credit loss component would be recognized in other comprehensive income (loss), net of applicable income taxes.

Derivatives

All derivatives held by the Company are recognized in the consolidated balance sheets at fair value. The accounting treatment for subsequent changes in the fair value depends on their use, and whether they qualify as effective “hedges” for accounting purposes. Derivatives that are not hedges must be adjusted to fair value through the consolidated statements of income (loss). If a derivative is a hedge, then depending on its nature, changes in its fair value will be either offset against change in the fair value of hedged assets or liabilities through the consolidated statements of income (loss), or recorded in other comprehensive income (loss). The Company had no derivatives designated as hedges as of December 31, 2013 and 2012. The Company holds warrants issued to the Company in conjunction with term loan investments discussed in Note 2. These warrants meet the definition of a derivative and are included in other assets in the consolidated balance sheets. The Company issued a warrant on its own common stock in conjunction with its credit agreement discussed in Note 7. This warrant meets the definition of a derivative and is reflected as a warrant liability at fair value in the consolidated balance sheets.

Revenue Recognition

The Company records interest income on an accrual basis based on the effective interest rate method to the extent that it expects to collect such amounts. The Company recognizes investment management fees as earned over the period the services are rendered. In general, the majority of investment management fees earned are charged either monthly or quarterly. Incentive fees, if any, are recognized when earned at the end of the relevant performance period, pursuant to the underlying contract. Other administrative service revenues are recognized when contractual obligations are fulfilled or as services are provided.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity date of three months or less at the date of purchase to be cash equivalents. There were no such investments at December 31, 2013 or 2012, as all of our cash was held in checking or savings accounts. At December 31, 2013, cash equivalents were deposited in financial institutions and consisted of immediately available fund balances. The Company maintains its cash deposits and cash equivalents with well-known and stable financial institutions.

Accounts Receivable

Accounts receivable are recorded at the aggregate unpaid amount less any allowance for doubtful accounts. The Company determines an account receivable’s delinquency status based on its contractual terms. Interest is not charged on outstanding balances. Accounts are written-off only when all methods of recovery have been exhausted. As of December 31, 2013 and 2012, the allowance for doubtful accounts was zero.

F-37

Restricted Cash

Restricted cash consist of third party interest reserve accounts.

Certain Risks and Concentrations

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable, finance receivables and marketable investments. The Company invests its excess cash with major U.S. banks and financial institutions. The Company has not experienced any losses on its cash and cash equivalents.

The Company performs ongoing credit evaluations of its customers and generally requires collateral. For the year ended December 31, 2013, three partner companies accounted for 78 percent of total revenue. As of December 31, 2013, three partner companies accounted for 70 percent of accounts receivable. For the year ended December 31, 2012, two partner companies accounted for 89 percent of total revenue. As of December 31, 2012, two partner companies accounted for 97 percent of accounts receivable.

The Company does not expect its current or future credit risk exposures to have a significant impact on its operations. However, there can be no assurance that its business will not experience any adverse impact from credit risk in the future.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are three years for computer equipment, software and furniture and fixtures. Upon retirement or sale, the cost and related accumulated depreciation are removed from the accounts, and any related gain or loss is reflected in operations. Improvements that extend the life of a specific asset are capitalized, while normal maintenance and repairs are charged to operations as incurred.

Segment Reporting

The Company operates in one operating segment with a single management team that reports to the chief executive officer, who is our chief operating decision maker. Accordingly, the Company does not prepare discrete financial information with respect to separate product line and does not have separately reportable segments.

Stock-based Compensation

All stock-based compensation is measured at the grant date, based on the estimated fair value of the award, and is recognized as an expense over the requisite service period. Stock-based compensation expense is reduced for estimated future forfeitures. These estimates are revised in future periods if actual forfeitures differ from the estimates. Changes in forfeiture estimates impact compensation expense in the period in which the change in estimate occurs.

For restricted stock, the Company recognizes compensation expense in accordance with the fair value of the Company’s stock as determined on the grant date, amortized over the applicable service period. When vesting of awards is based wholly or in part upon the future performance of the stock price, such terms result in adjustments to the grant date fair value of the award and the derivation of a service period. If service is provided over the derived service period, the adjusted fair value of the awards will be recognized as compensation expense, regardless of whether or not the awards vest.

F-38

Non-controlling Interests

Non-controlling interests represent third-party equity ownership in certain of the Company’s consolidated subsidiaries, VIEs or investments and are presented as a component of equity. See Note 4 for further discussion of non-controlling interests.

Income Taxes

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred tax assets to an amount where realization is more likely than not.

If the Company ultimately determines that the payment of such a liability is not necessary, then the Company reverses the liability and recognizes a tax benefit during the period in which the determination is made that the liability is no longer necessary. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax benefit in the statements of income (loss).

Comprehensive Income (Loss)

Comprehensive income (loss) and its components attributable to the Company and non-controlling interests have been reported, net of tax, in the consolidated statements of stockholders’ equity and the consolidated statements of comprehensive income (loss).

Net Income (Loss) per Share

Basic net income (loss) per share is computed using the weighted average number of outstanding shares of common stock. Diluted net income (loss) per share is computed using the weighted average number of outstanding shares of common stock and, when dilutive, shares of common stock issuable upon exercise of options and warrants deemed outstanding using the treasury stock method.

The following table shows the computation of basic and diluted income (loss) per share for the following (in thousands, except per share amounts):

	Year Ended
	December 31,
	2013	2012
Numerator:
Net income (loss) attributable to SWK Holdings Corporation Stockholders	$12,862	$(1,421)

Denominator:
Weighted-average shares outstanding	41,343	41,247
Effect of dilutive securities	97	—

Weighted-average diluted shares	41,440	41,247

Basic income (loss) per share	$0.31	$(0.03)
Diluted income (loss) per share	$0.31	$(0.03)

For the years ended December 31, 2013, and 2012, outstanding stock options and warrants to purchase shares of common stock in an aggregate of approximately 4,205,000 and 3,327,500 shares, respectively, have been excluded from the calculation of diluted net income (loss) per share as these securities were anti-dilutive.

F-39

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-02, Comprehensive Income (Topic 220), Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to require an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. An entity is required to present, either on the face of the statement where net income (loss) is presented or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income (loss) if the amount reclassified is required under GAAP to be reclassified to net income (loss) in its entirety in the same reporting period. For other amounts that are not required to be reclassified in their entirety to net income (loss), an entity is required to cross-reference to other disclosures required under GAAP that provide additional detail about those amounts. This standard was effective for interim and annual periods beginning after December 15, 2012 and is to be applied on a prospective basis. The Company adopted ASU 2013-02 and will disclose significant amounts reclassified out of accumulated other comprehensive income (loss) as such transactions arise. ASU 2013-02 affects financial statement presentation only and has no impact on the Company’s results of operations or consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Under this new guidance, companies must present this unrecognized tax benefit in the consolidated financial statements as a reduction to deferred tax assets created by net operating losses or other tax credits from prior periods that occur in the same taxing jurisdiction. If the unrecognized tax benefit exceeds such credits it should be presented in the consolidated financial statements as a liability. This update is effective for annual and interim reporting periods for fiscal years beginning after December 15, 2013. The adoption of this standard is not expected to have any impact on the Company’s operating results and financial position.

Note 2. Finance Receivables

Finance receivables are reported at their determined principal balances net of any unearned income, cumulative charge-offs and unamortized deferred fees and costs. Unearned income and deferred fees and costs are amortized to interest income based on all cash flows expected using the effective interest method.

The carrying value of finance receivables at December 31 are as follows (in thousands):

	2013	2012
Portfolio
Term Loans
	$21,420	$6,500
Royalty Purchases
	7,866
Total	29,286	$6,500
Less: current portion	(660)	(230)
Total noncurrent portion of finance receivables	$28,626	$6,270

Term Loans

Nautilus Neurosciences, Inc.

On December 5, 2012, the Company entered into a credit agreement pursuant to which the lenders party thereto provided to Nautilus Neurosciences, Inc., a neurology-focused specialty pharmaceutical company, a term loan in the principal amount of $22,500,000. The loan was repaid on December 17, 2013. The Company initially provided $19,000,000 and a client of the Company provided the remaining $3,500,000 of the loan. The Company subsequently assigned $12,500,000 of the loan to its clients and retained the remaining $6,500,000. The loan was managed by the Company on behalf of its clients pursuant to the terms of each client’s investment management agreement.

F-40

Prior to repayment, interest and principal under the loan was paid by a tiered revenue interest that is charged on quarterly net sales and royalties of the borrower applied in the following priority (i) first, to the payment of all accrued but unpaid interest until paid in full; and (ii) second to the payment of all principal of the loans. The loan accrued interest at either a base rate or the LIBOR rate, as determined by the borrower, plus an applicable margin; the base rate and LIBOR rate are subject to minimum floor values such that that minimum interest rate is 16%. In addition, the Company received its proportionate share of a $2,000,000 exit fee, which was accreted to interest income over the term of the loan. The Company recognized $1,591,000 in interest income, of which $578,000 related to the accretion of the exit fee, recorded as revenue in the consolidated statement of income (loss) for the year ended December 31, 2013.

Tribute

On August 8, 2013, the Company entered into a credit agreement pursuant to which the Company provided to Tribute Pharmaceuticals Canada Inc. (“Tribute”) a secured term loan in the principal amount of $8,000,000. The loan matures on August 8, 2018. The Company provided $6,000,000 at closing and on February 4, 2014, provided the additional $2,000,000 unfunded commitment.

Interest and principal under the loan will be paid by a tiered revenue interest that is charged on quarterly net sales and royalties of Tribute applied in the following priority first, to the payment of all accrued but unpaid interest until paid in full; second to the payment of all principal of the loans.

The loan shall accrue interest at the LIBOR rate, plus an applicable margin, subject to a 13.5% minimum. In addition, the Company earned an origination fee at closing, and the Company is entitled to an exit fee upon the maturity of the loan, both of which will be accreted to interest income over the term of the loan. The Company recognized $366,000 in interest income recorded as revenue in the consolidated statement of income (loss) for the year ended December 31, 2013. In connection with the loan and at closing, Tribute also issued the Company a warrant to purchase 755,794 common shares an exercise price of $0.60 per share that may be exercised at any time prior to August 8, 2020 with an initial fair value of $334,000. The fair market value of the warrant was $204,000 at December 31, 2013, and is included in other assets in the consolidated balance sheet. An unrealized holdings loss of $131,000 was included in interest and other income (expense) in the consolidated statements of income (loss) for the year ended December 31, 2013. The Company determined the fair value of the warrant outstanding at December 31, 2013, using the Black-Scholes option pricing model with the following assumptions:

December 31, 2013
Dividend rate	0%
Risk-free rate	2.5%
Expected life (years)	6.6
Expected volatility	97%

Subsequent to December 31, 2013, in conjunction with the additional draw on February 4, 2014, Tribute issued an additional warrant to purchase 347,222 common shares with an exercise price of $0.432 per share that may be exercised at any time prior to February 4, 2021, as further discussed in Note 12.

In the event of a change of control, a merger or a sale of all or substantially all of Tribute’s assets, the loan shall be due and payable. The Company will be entitled to certain additional payments in connection with repayments of the Loan, both on maturity and in connection with a prepayment or partial prepayment. Pursuant to the terms of the credit agreement, Tribute entered into a guaranty and collateral agreement granting the Company a security interest in substantially all of Tribute’s assets. The credit agreement contains certain affirmative and negative covenants. The obligations under the credit agreement to repay the loan may be accelerated upon the occurrence of an event of default under the credit agreement.

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SynCardia Credit Agreement

First Lien Credit Agreement

On December 13, 2013, the Company entered into a credit agreement pursuant to which the Company provided to SynCardia Systems, Inc. (“SynCardia”), a privately-held manufacturer of the world’s first and only FDA, Health Canada and CE (Europe) approved Total Artificial Heart, a secured term loan in the principal amount of $4,000,000. The loan was an expansion of the SynCardia’s existing credit facility, resulting in a total outstanding amount under the existing credit facility of $16,000,000 at closing. At the lenders’ option, the lenders can increase the term loan to $22,000,000; the Company has the right but not the obligation to advance $1,500,000 of any potential increase. The Company funded the $4,000,000, net of an original issue discount of $60,000 and an arrangement fee of $40,000 at closing.

The loan matures on March 5, 2018, with principal due upon maturity. The loan bears interest at a rate of 13.5%.

Pursuant to the terms of the credit agreement and subject to a security agreement, SynCardia granted the lenders a first priority security interest in substantially all of its assets. The security agreement contains certain affirmative and negative covenants.

In the event of a change of control, a merger or a sale of all or substantially all of SynCardia’s assets, the loan shall be due and payable. The lenders will be entitled to certain additional payments in connection with repayments of the loan, both on maturity and in connection with a prepayment or partial prepayment. The obligations to repay the loan may be accelerated upon the occurrence of an event of default under the credit agreement.

In addition to the discount and arrangement fee, the Company is entitled to an exit fee upon the maturity of the loan, both of which will be accreted to interest income over the term of the loan. The Company recognized $32,000 in interest income recorded as revenue in the consolidated statement of income (loss) for the year ended December 31, 2013.

Second Lien Credit Agreement

On December 13, 2013, the Company also entered into a second lien credit agreement, pursuant to which the Company and other lender parties thereto provided to SynCardia, a term loan in the principal amount of $10,000,000 (the “Second Lien Loan”). The Company provided $6,000,000 principal amount of the Second Lien Loan, funded at closing net of an origination fee of $90,000. The Second Lien Loan matures on December 13, 2021.

The Second Lien Loan shall be repaid by a tiered revenue interest that is charged on quarterly net sales and royalties of, and any other income and revenue actually received by SynCardia. Pursuant to the terms of the Second Lien Loan, SynCardia granted the lenders a second priority security interest in its assets subject to a security agreement which contains certain affirmative and negative covenants.

In the event of a Change of Control, the Second Lien Loan shall be due, with the total amount payable to the lenders equal to a specified premium defined by the terms of the Second Lien Loan. The obligations to repay the Second Lien Loan may be accelerated upon the occurrence of an event of default under the terms of the Second Lien Loan.

The Company recognized $79,000 in interest income recorded as revenue in the consolidated statement of income (loss) for the year ended December 31, 2013.

Common Stock Purchase

In conjunction with the first lien secured term loan, the Company purchased from SynCardia an aggregate of 40,000 shares of SynCardia’s Common Stock, in consideration for the mutual covenants and agreements set forth in the credit agreement. The shares purchased by the Company reflect an ownership percentage in SynCardia of less than 0.05%. The Company deems the shares to be non-marketable as SynCardia is privately held and in development stage, and has reflected the shares at a zero cost basis at December 31, 2013.

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Private Dental Products Company

On December 10, 2013, the Company entered into a credit agreement to provide a private dental products company (“Dental Products Company”) a senior secured term loan with a principal amount of $6,000,000 funded upon close net of an arrangement fee of $60,000. The Loan matures on December 10, 2018.

Interest and principal under the loan will be paid by a tiered revenue interest that is charged on quarterly net sales and royalties of the Dental Products Company. Pursuant to the terms of the agreement, the Company was granted a first priority security interest in substantially all of the Dental Products Company’s assets. The loan accrues interest at the Libor Rate, plus an applicable margin; the Libor Rate is subject to minimum floor values such that that minimum interest rate is 14%.

In the event of a change of control, a merger or a sale of all or substantially all of the Dental Products Company’s assets, the loan shall be due and payable. The Company will be entitled to certain additional payments in connection with repayments, both on maturity and in connection with prepayments.

The Company also received a warrant to purchase up to 225 shares of the Dental Products Company’s common stock, which if exercised, is equivalent to approximately four percent ownership on a fully diluted basis. The warrant expires December 10, 2020. The warrant is currently valued at zero at December 31, 2013 in the consolidated balance sheet.

In addition to the arrangement fee, the Company is entitled to an exit fee upon the maturity of the loan, both of which will be accreted to interest income over the term of the loan. The Company recognized $51,000 in interest income recorded as revenue in the consolidated statement of income (loss) for the year ended December 31, 2013.

Royalty Purchases

Bess Royalty Purchase

On April 2, 2013, the Company, along with Bess Royalty, LP (“Bess”), purchased a royalty stream paid on the net sales of Besivance®, an ophthalmic antibiotic, from InSite Vision, Inc. Besivance is marketed globally by Bausch & Lomb. The initial purchase price totaled $15,000,000; the Company funded $6,000,000 of the purchase price at closing to own 40.3125% of the royalty stream. Additional contingent consideration includes (i) $1,000,000 to be paid by Bess upon certain net sales milestones achieved by Bausch & Lomb and (ii) annual payments to be remitted to InSite Vision, Inc. once aggregate royalty payments received by the Company and Bess exceed certain thresholds. Bess paid the $1,000,000 contingent consideration in February 2014, which did not result in a change in the Company’s interest in the royalty. The purchased royalty stream does not include any further amounts once the aggregate royalty payments received by the Company and Bess reach a certain threshold as defined in the underlying agreement. As the purchased royalty stream has been capped by the defined threshold amount, in effect limiting the Company’s implicit rate of return, the Company’s share of the purchase price has been reflected as a Finance Receivable in the consolidated financial statements. The Company recognized approximately $795,000 in interest income in the consolidated statement of income (loss) for the year ended December 31, 2013, respectively, representing our pro rata portion of royalties paid.

Tissue Regeneration Therapeutics Royalty Purchase

On June 12, 2013, the Company purchased from Tissue Regeneration Therapeutics, Inc. (“TRT”) two royalty streams derived from the licensed use of TRT’s technology in the family cord banking services sector. The initial purchase totaled $2,000,000 paid upon closing. Additional contingent consideration includes (i) $1,250,000 payable upon aggregate royalty payments reaching a certain threshold and (ii) annual sharing payments due to TRT once aggregate royalty payments received by the Company exceed the purchase price paid by the Company. The purchased royalty stream does not include any further amounts once the aggregate royalty payments received by the Company reach a certain threshold as defined in the underlying agreement. The purchase has been reflected as a Finance Receivable in the consolidated financial statements. The Company recognized approximately $176,000 in interest income recorded as revenue in the consolidated statement of income (loss) for the year ended December 31, 2013.

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Credit Quality of Finance Receivables

On a quarterly basis, the Company evaluates the carrying value of each finance receivable for impairment. Currently there are no finance receivables considered impaired and no corresponding allowance for credit losses for impaired loans.

A term loan is considered to be impaired when, based on current information and events, it is determined that the Company will not be able to collect all amounts due according to the loan contract, including scheduled interest payments. This evaluation is generally based on delinquency information, an assessment of the borrower’s financial condition and the adequacy of collateral, if any. The Company would generally place term loans on nonaccrual status when the full and timely collection of interest or principal becomes uncertain and they are 90 days past due for interest or principal, unless the term loan is both well-secured and in the process of collection. When placed on nonaccrual, the Company would reverse any accrued unpaid interest receivable against interest income and amortization of any net deferred fees is suspended. Generally, the Company would return a term loan to accrual status when all delinquent interest and principal become current under the terms of the credit agreement and collectability of remaining principal and interest is no longer doubtful.

Receivables associated with royalty stream purchases would be considered to be impaired when it is probable that the Company will be unable to collect the book value of the remaining investment based upon adverse changes in the estimated underlying royalty stream.

When the Company identifies a finance receivable as impaired, it measures the impairment based on the present value of expected future cash flows, discounted at the receivable’s effective interest rate. If it is determined that the value of an impaired receivable is less than the recorded investment, the Company would recognize impairment with a charge to the allowance for credit losses. When the value of the impaired receivable is calculated by discounting expected cash flows, interest income would be recognized using the receivable’s effective interest rate over the remaining life of the receivable.

The Company would individually develop the allowance for credit losses for any identified impaired loans if any existed. In developing the allowance for credit losses, the Company would consider, among other things, the following credit quality indicators:

•	business characteristics and financial conditions of obligors;

•	current economic conditions and trends;

•	actual charge-off experience;

•	current delinquency levels;

•	value of underlying collateral and guarantees;

•	regulatory environment; and

•	any other relevant factors predicting investment recovery.

The Company monitors the credit quality indicators of performing and non-performing assets. At December 31, 2013 and 2012, the Company did not have any non-performing assets.

Note 3. Marketable Investments

On July 9, 2013, the Company entered into a note purchase agreement to purchase, at par, $3,000,000 of a total $100,000,000 aggregate principal amount offering of a Senior Secured notes due in November 2026. The notes pay interest quarterly at a rate of 11.5% per annum commencing November 15, 2013. The agreement allows the first interest payment date to include paid-in-kind notes for any cash shortfall, of which the Company received $119,000 on November 15, 2013. Subsequent interest payments from February 15, 2014, through May 15, 2015, will be supported by a cash interest reserve account funded at close of $4,500,000. The notes are subject to redemption on or after July 10, 2015, at a price at or above par, as defined. The notes are secured only by certain royalty and milestone payments associated with the sales of pharmaceutical products. The notes are reflected at fair value as Available-for-sale securities. The Company recognized approximately $166,000 in interest income recorded as revenue in the consolidated statement of income (loss) for the year ended December 31, 2013. During the year ended December 31, 2013, the Company had no sales of available-for-sale securities and no securities have been considered impaired.

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The amortized cost basis amounts, gross unrealized holding gains, gross unrealized holding losses and fair values of available-for-sale securities at December 31, 2013 are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Loss	Fair Value
Available for Sale Securities
Corporate debt securities	$3,119	$—	$—	$3,119
	$3,119	$—	$—	$3,119

Note 4. Variable Interest Entities

The Company consolidates the activities of VIEs of which it is the primary beneficiary. The primary beneficiary of a VIE is the variable interest holder possessing a controlling financial interest through (i) its power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and (ii) its obligation to absorb losses or its right to receive benefits from the VIE that could potentially be significant to the VIE. In order to determine whether the Company owns a variable interest in a VIE, the Company performs qualitative analysis of the entity’s design, organizational structure, primary decision makers and relevant agreements.

Consolidated VIE

SWK HP Holdings LP (“SWK HP”)

SWK HP was formed in December 2012 to acquire a limited partnership interest in Holmdel Pharmaceuticals LP (“Holmdel”). Holmdel acquired the U.S. marketing authorization rights to a beta blocker pharmaceutical product indicated for the treatment of hypertension for a total purchase price of $13,000,000. The Company, through its wholly owned subsidiary SWK Holdings GP LLC (“SWK Holdings GP”) acquired a direct general partnership interest in SWK HP, which in turn acquired a limited partnership interest in Holmdel. The total investment in SWK HP of $13,000,000 included $6,000,000 provided by SWK Holdings GP and $7,000,000 provided by non-controlling interests. Subject to customary limited partner protections afforded the investors by the terms of the limited partnership agreement, the Company maintains voting and managerial control of SWK HP and therefore includes it in its consolidated financial statements.

SWK HP is considered a VIE due to the lack of voting or similar decision-making rights by its equity holders regarding activities that have a significant effect on the economic success of the partnership. The Company’s ownership in SWK HP constitutes variable interests. The Company has determined that it is the primary beneficiary of the SWK HP as (i) the Company has the power to direct the activities that most significantly impact the economic performance of SWK HP via its obligations to perform under the partnership agreement, and (ii) the Company has the right to receive residual returns that could potentially be significant to SWK HP. As a result, the Company consolidates SWK HP in its financial statements and the limited partner interests of SWK HP owned by third parties are reflected as a non-controlling interest in the Company’s consolidated balance sheet.

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Unconsolidated VIEs

Holmdel

SWK HP has significant influence over the decisions made by Holmdel. SWK HP will receive quarterly distributions of cash flow generated by the pharmaceutical product according to a tiered scale that is subject to certain cash on cash returns received by SWK HP. Until SWK HP receives a 1x cash on cash return on its interest in Holmdel, SWK HP will receive approximately 84% of the pharmaceutical product’s cash flow. As the cash on cash multiple received by SWK HP Holdings LP increases, SWK HP’s interest in the cash flow generated by the pharmaceutical product decreases, but in no instance will it decline below 39%. Holmdel is considered a VIE because SWK HP’s control over the partnership is disproportionate to its economic interest. This VIE remains unconsolidated as the power to direct the activities of the partnership is not held by the Company. The Company is using the equity method to account for this investment. SWK HP’s current ownership in Holmdel approximates 84%. The Company accounts for its interest in the entity based on the timing of quarterly distributions, which are paid on a quarter lag basis. For the year ended December 31, 2013, the Company recognized $2,779,000 of equity method gains, of which $1,470,000 was attributable to the non-controlling interest in SWK HP. In addition, SWK HP received cash distributions totaling $5,354,000 during the year ended December 31, 2013, of which $2,857,000 was subsequently paid to holders of the non-controlling interests in SWK HP. Changes in the carrying amount of the Company’s investment in Holmdel for the year ended December 31, 2013, are as follows (in thousands):

Balance at December 31, 2012	$13,000

Add: Income from investments in unconsolidated entities	2,779

Less: Cash distribution on investments in unconsolidated entities	(5,354)

Balance at December 31, 2013	$10,425

The following table provides the financial statement information related to Holmdel:

	As of December 31, 2013 (in millions)		Year ended December 31, 2013 (in millions)

Assets	$13.7	Revenue	$8.0
Liabilities	$2.3	Expenses	$1.6
Equity	$11.4	Net income	$6.4

Note 5. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are comprised of the following for each of the years ended December 31 (in thousands):

	Year Ended December 31,
	2013	2012
Accounts payable, accrued payroll and related expenses	$269	$32
Client deposits	50	48
Interest expense on loan credit agreement	21	—
Other accrued liabilities	23	11
	$363	$91

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Note 6. Interest and Other Income (Expense)

Interest and other income (expense) are comprised of the following for each of the years ended December 31 (in thousands):

	Year Ended December 31,
	2013	2012
Interest income	$49	$158
Interest expense	(68)	—
Increase (decrease) in fair value of warrant assets	(130)	—
Decrease (increase) in fair value of warrant liability	(60)	—
	$(209)	$158

Note 7. Loan Credit Agreement with Related Party

The Company entered a credit facility with an affiliate of a stockholder on September 6, 2013. The credit facility provides financing for the Company, primarily for the purchase of eligible investments. The facility matures on September 6, 2017 and provides that the loan shall accrue interest at the LIBOR rate plus a 6.50% margin. As of December 31, 2013, the applicable interest rate was 6.75%. The principal is repayable in full at maturity. The facility works as a delayed draw credit facility with the Company having the ability to drawdown, as necessary, over the next 18 months (the “Draw Period”) up to $30,000,000, based on certain conditions. The credit facility provided for an initial $15,000,000 to be available at closing. The Company executed a draw of $5,000,000 on December 9, 2013 which is reflected as Loan credit agreement in the consolidated balance sheet. Subsequent to December 31, 2013, the Company has executed draws of an additional $6,000,000 to fund certain eligible investments (See discussion of investments subsequent to December 31, 2013, in Note 13). On or before the last day of the Draw Period, the Company can request the loan amount to be increased to $30 million upon the Company realizing net proceeds of at least $10 million in cash through the issuance of new equity securities. Repayment of the facility is due upon maturity, four years from the closing date. The stockholder’s affiliate, as lender, has received a security interest in basically all assets of the Company as collateral for the facility. In conjunction with the credit facility, the Company issued warrants to the stockholder’s affiliate for 1,000,000 shares of the Company’s common stock at a strike price of $1.3875. In connection with the credit agreement, the Company and the stockholder and certain of the stockholder’s affiliates, including the lender entered into a Voting Rights Agreement restricting the stockholder’s and such affiliates’ voting rights under certain circumstances and providing the stockholder and such affiliates a right of first offer on certain future share issuances.

Due to certain provisions within the warrant agreement, the warrants meets the definition of a derivative and do not qualify for a scope exception as it is not considered indexed in the Company’s stock. As such, the warrants with a value of $292,000 at December 31, 2013, are reflected as a warrant liability in the consolidated balance sheet. Changes to fair value are included in interest and other (expense) income, net as detailed in Note 6. The Company determined the fair value using the Black-Scholes option pricing model with the following assumptions:

December 31, 2013
Dividend rate	0%
Risk-free rate	2.5%
Expected life (years)	6.7
Expected volatility	27%

During the year ended December 31, 2013, the Company recognized interest expense totaling $68,000. Interest expense included $21,000 of interest due the lender, as well as $47,000 of debt issuance cost amortization. A total of $571,000 of deferred financing costs, including $338,000 in lender fees and $232,000 in the initial value of the warrants, are being recognized as interest expense ratably over the four year term of the loan credit agreement.

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Note 8. Commitments and Contingencies

(a) Lease Obligations

In 2012, the Company relocated its corporate headquarters to Dallas, Texas, where it leases approximately 1,300 square feet. Total rent expense recognized under this lease was approximately $22,000 for the year ended December 31, 2013. The office lease had a two and a half year term that commenced on July 1, 2012. Future minimum rent is as follows:

2014	$22,000
Thereafter	—
Total future minimum rent with non-cancellable terms of one year or more	$22,000

(b) Other Contractual Obligations

As of December 31, 2013, the Company had unfunded commitments of $2,000,000 in the Tribute term loan discussed in Note 2. The $2,000,000 commitment was funded on February 4, 2014 as discussed in Note 12.

In addition, as of December 31, 2013, the Company had unfunded contingent consideration payable to TRT discussed in Note 2 including (i) $1,250,000 payable upon aggregate royalty payments reaching a certain threshold and (ii) annual sharing payments due to TRT once aggregate royalty payments received by the Company exceed the purchase price paid by the Company.

(c) Litigation

The Company is involved in, or has been involved in, arbitrations or various other legal proceedings that arise from the normal course of our business. The ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material negative impact on the Company’s results of operations, balance sheets and cash flows due to defense costs, and divert management resources. The Company cannot predict the timing or outcome of these claims and other proceedings. Currently, the Company is not involved in any arbitration and/or other legal proceeding that it expects to have a material effect on its business, financial condition, results of operations and cash flows.

(d) Indemnification

As permitted by Delaware law, the Company has agreements whereby it indemnifies its officers and directors for certain events or occurrences while the officer is, or was, serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits its exposure and enables the Company to recover a portion of any such amounts. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is insignificant. Accordingly, the Company had no liabilities recorded for these agreements as of December 31, 2013 and 2012.

Note 9. Stockholders’ Equity

(a) Common Stock

The total number of shares of common stock, $0.001 par value, that the Company is authorized to issue is 250,000,000.

(b) Preferred Stock

The Board of Directors may, without further action by the stockholders, issue a series of preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series. As of December 31, 2013, no shares of preferred stock have been issued.

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(c) Stock Compensation Plans

The Company’s 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”), as successor to the 1997 Stock Option Plan (the “1997 Stock Option Plan”), provided for options to purchase shares of the Company’s common stock to be granted to employees, independent contractors, officers, and directors. The plan expired in July 2009. As a result of the termination of all employees on December 31, 2009, the stock options held by employees were cancelled on March 31, 2010. The only remaining options outstanding as of December 31, 2013 under the 1999 Stock Incentive Plan are those held by some of the Company’s current directors.

The Company’s 2010 Stock Incentive Plan (the “2010 Stock Incentive Plan”) provides for options, restricted stock, and other customary forms of equity to be granted to the Company’s directors, officers, employees, and independent contractors. All forms of equity incentive compensation are granted at the discretion of the Company’s Board of Directors (the “Board”) and have a term not greater than 10 years from the date of grant.

On May 14, 2012, the Board of Directors granted the Company’s current CEO and current Managing Director 750,000 stock options each with an exercise price of $0.83. The options are forfeited if not vested within five years from the date of grant, and vest when the average closing stock price of the Company’s common stock exceeds certain levels for sixty consecutive calendar days. Twenty-five percent of each award vests when the average closing stock price of the common stock exceeds $1.24, $1.66, $2.07, and $2.49, respectively. As of December 31, 2013, none of the options associated with this grant had vested. There were no stock options granted in 2013. There were no options exercised in 2013 or 2012.

The following table summarizes activities under the option plans for the indicated periods:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Balances, December 31, 2011	180,000	$2.52	5.4	$2,400
Options cancelled and retired	—	—
Options exercised	—	—
Options granted	1,500,000	0.83
Balances, December 31, 2012	1,680,000	1.01	8.8	2,200
Options cancelled and retired	—	—
Options exercised	—	—
Options granted	—	—
Balances, December 31, 2013	1,680,000	$1.01	7.8	$458,600

Options vested and exerciseable and expected to be vested and exerciseable at December 31, 2013	1,518,900	$1.03	7.8	$410,270
Options vested and exerciseable at December 31, 2013	180,000	$2.52	3.4	$8,600

At December 31, 2013, there were no options available for grant under the 1999 Stock Incentive Plan, and the Company had no total unrecognized stock-based compensation expense under this Plan. At December 31, 2013, there were 2.6 million shares reserved for equity awards under the 2010 Stock Incentive Plan and the Company had approximately $0.1 million of total unrecognized stock option expense, net of estimated forfeitures, which will be recognized over the weighted average remaining period of 1.4 years.

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The following table summarizes significant ranges of outstanding and exercisable options as of December 31, 2013:

	Options Outstanding, Vested and Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (in Years)	Weighted Average Exercise Price Per Share	Number Exercisable	Weighted Average Exercise Price Per Share
$0.70	20,000	5.5	$0.70	20,000	$0.70
0.83	1,500,000	8.4	0.83	0	0.83
1.24	20,000	4.6	1.24	20,000	1.24
2.65	10,000	3.9	2.65	10,000	2.65
2.67	20,000	3.6	2.67	20,000	2.67
2.95	90,000	2.7	2.95	90,000	2.95
3.50	20,000	3.2	3.50	20,000	3.50
Total	1,680,000	7.8	$1.01	180,000	$2.52

Employee stock-based compensation expense recognized for time-vesting options for the year ended December 31, 2013, and 2012, uses the Black-Scholes option pricing model for estimating the fair value of options granted under the Company’s equity incentive plans. Risk-free interest rates for the options were taken from the Daily Federal Yield Curve Rates on the grant dates for the expected life of the options as published by the Federal Reserve. The expected volatility was based upon historical data and other relevant factors such as the Company’s changes in historical volatility and its capital structure, in addition to mean reversion. Employee stock-based compensation expense recognized for market performance-vesting options uses a binomial lattice model for estimating the fair value of options granted under the Company’s equity incentive plans.

In calculating the expected life of stock options, the Company determines the amount of time from grant date to exercise date for exercised options and adjusts this number for the expected time to exercise for unexercised options. The expected time to exercise for unexercised options is calculated from grant as the midpoint between the expiration date of the option and the later of the measurement date or the vesting date. In developing the expected life assumption, all amounts of time are weighted by the number of underlying options.

On January 31, 2012, the Board of Directors (the “Board”) approved a change in the compensation plan for non-employee directors. In lieu of cash payments to our Board members historically paid for Board service, the Board approved an annual grant of 35,000 shares of restricted common stock for each of our non-executive Board members on January 31 of each year, starting with 2012. The restricted shares fully vest on the first anniversary of the grant and are forfeited if the Board member does not complete the full year of service.

On May 14, 2012, the Board granted the former, Interim Chief Executive Officer, and Interim Chief Financial Officer, 750,000 and 375,000 shares of restricted stock, respectively, in connection with their separation agreements. Shares are forfeited if not vested within five years from the date of the grant, and vest when the Company’s average closing stock price exceeds certain levels for sixty consecutive calendar days. Thirty-three percent of each award vests when the average closing stock price of the common stock exceeds $1.66, $2.07, and $2.49, respectively. There is no requisite service period with respect to these grants; therefore the entire grant date fair value of these awards of $345,000 has been expensed during the year ended December 31, 2012.

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The following table summarizes restricted stock activities under the equity incentive plans for the indicated periods:

	Restricted Shares Outstanding
	Number of Shares	Weighted Average Grant Date Fair Value
Balances, December 31, 2011	400,000	$0.47
Shares cancelled and forfeited	—	—
Shares vested	—	—
Shares granted	1,247,500	0.36
Balances, December 31, 2012	1,647,500	$0.38
Shares cancelled and forfeited	—	—
Shares vested	(105,000)	0.82
Shares granted	140,000	$0.83
Balances, December 31, 2013	1,682,500	$0.39

For restricted stock granted in 2013 and 2012 under the 2010 Stock Incentive Plan, the Company recognizes compensation expense in accordance with the fair value of such stock as determined on the grant date, amortized over the applicable derived service period using the graded amortization method. The fair value and derived service period of awards with market performance vesting was calculated using a lattice model and included adjustments to the fair value of the Company’s common stock resulting from the vesting conditions being based on the underlying stock price. All 1,682,500 restricted shares are included in the Company’s shares outstanding as of December 31, 2013, but are not included in the computation of basic income (loss) per share as the shares are not yet earned by the recipients. The Company had $0.1 million of unrecognized stock based compensation expense, net of estimated forfeitures, related to restricted shares which will be recognized over the weighted average remaining period of 0.2 year.

The stock-based compensation expense recognized by the Company for the years ended December 31, 2013, and 2012 was $254,000 and $586,000, respectively.

(d) Non-controlling Interests

As discussed in Note 4, SWK HP has a limited partnership interest in Holmdel. The total investment by SWK HP was $13,000,000, of which SWK Holdings GP provided $6,000,000. The remaining $7,000,000 is reflected as non-controlling interest in the consolidated balance sheets and the consolidated statements of stockholders’ equity. Changes in the carrying amount of the non-controlling interest in the consolidated balance sheet for the year ended December 31, 2013, is as follows:

Balance at December 31, 2012	$7,000
Add: Income attributable to non-controlling interests	1,470
Less: Cash distribution to non-controlling interests	(2,857)
Balance at December 31, 2013	$5,613

Note 10. Fair Value Measurements

The Company measures and reports certain financial and non-financial assets and liabilities on a fair value basis. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). GAAP specifies a three-level hierarchy that is used when measuring and disclosing fair value. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The following is a description of the three hierarchy levels.

F-51

Level 1

Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. Active markets are considered to be those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2

Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in inactive markets.

Level 3	Unobservable inputs are not corroborated by market data. This category is comprised of financial and non-financial assets and liabilities whose fair value is estimated based on internally developed models or methodologies using significant inputs that are generally less readily observable from objective sources.

Transfers into or out of any hierarchy level are recognized at the end of the reporting period in which the transfers occurred. There were no transfers between any levels during the years ended December 31, 2013 and 2012.

The fair value of equity method investments is not readily available nor have we estimated the fair value of these investments and disclosure is not required. The Company is not aware of any identified events or changes in circumstances that would have a significant adverse effect on the carrying value of any of our equity method investments included in the consolidated balance sheets as of December 31, 2013 and 2012.

Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and details of the valuation models, key inputs to those models and significant assumptions utilized.

Finance Receivables

The fair values of finance receivables are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the finance receivables. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. These receivables are classified as Level 3. Finance receivables are not measured at fair value on a recurring basis, but estimates of fair value are reflected below.

Marketable Investments and Warrants

Debt securities

If active market prices are available, fair value measurement is based on quoted active market prices and, accordingly, these securities would be classified as Level 1. If active market prices are not available, fair value measurement is based on observable inputs other than quoted prices included within Level 1, such as prices for similar assets or broker quotes utilizing observable inputs, and accordingly these securities would be classified as Level 2. If market prices are not available and there are no observable inputs, then fair value would be estimated by using valuation models including discounted cash flow methodologies, commonly used option-pricing models and broker quotes. Such securities would be classified as Level 3, if the valuation models and broker quotes are based on inputs that are unobservable in the market. If fair value is based on broker quotes, the Company checks the validity of received prices based on comparison to prices of other similar assets and market data such as relevant bench mark indices.

Derivative securities

For exchange-traded derivatives, fair value is based on quoted market prices, and accordingly, would be classified as Level 1. For non-exchange traded derivatives, fair value is based on option pricing models and are classified as Level 3.

F-52

The following table presents financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2013 (in thousands):

	Total Carrying Value in Consolidated Balance Sheet	Quoted prices in active markets for identical assets or liabilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Financial Assets:
Tribute warrant	$204	$—	$—	$204
Available-for-sale securities	3,119	—	3,119	—

Financial Liabilities:
Warrant liability	$292	$—	$—	$292

The changes on the value of the Tribute warrant asset during the year ended December 31, 2013 were as follows (in thousands):

Fair value – beginning of period	$—
Issuances	334
Change in fair value	(130)
Fair value – end of period	$204

The changes on the value of the warrant liability during the year ended December 31, 2013 were as follows (in thousands):

Fair value – beginning of period	$—
Issuances	232
Change in fair value	60
Fair value – end of period	$292

For assets and liabilities measured on a non-recurring basis during the year, accounting guidance requires quantitative disclosures about the fair value measurements separately for each major category. There were no remeasured assets or liabilities at fair value on a non-recurring basis during the years ended December 31, 2013 and 2012.

The following information is provided to help readers gain an understanding of the relationship between amounts reported in the accompanying consolidated financial statements and the related market or fair value. The disclosures include financial instruments and derivative financial instruments, other than investment in affiliates.

	Carry Value	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Cash and restricted cash	$7,664	$7,664	$7,664	$—	$—
Finance receivables	29,286	29,324	—	—	29,324
Marketable investments	3,119	3,119	—	3,119	—
Other assets	204	204	—	—	204

Financial Liabilities
Warrant liability	$292	$292	$—	$—	$292

F-53

Note 11. Income Taxes

The components of income (loss) before income tax benefit are as follows (in thousands):

	December 31,
	2013	2012
U.S.	$4,491	$(1,445)
Foreign	—	—
	$4,491	$(1,445)

During the years ended December 31, 2013 and 2012, the Company’s benefit for income taxes was as follows (in thousands):

	December 31,
	2013	2012
Current benefit	$(38)	$(24)
Deferred benefit	(9,803)	—
	$(9,841)	$(24)

The components of the income tax benefit are as follows (in thousands):

	December 31,
	2013	2012
Federal tax benefit at statutory rate	$1,384	$(491)
Change in valuation allowance	(20,960)	(5,600)
Other	67	(2,192)

State income taxes rate differential	—	(23)
Net change in uncertain tax positions	—	(21)
Write off of expired deferred tax assets	10,080	8,303
Provision related to non-controlling interest	(412)	—
Total income tax benefit	$(9,841)	$(24)

The Company records deferred tax assets if the realization of such assets is more likely than not to occur in accordance with accounting standards that address income taxes. Significant management judgment is required in determining whether a valuation allowance against the Company’s deferred tax assets is required. The Company has considered all available evidence, both positive and negative, such as historical levels of income and predictability of future forecasts of taxable income, in determining whether a valuation allowance is required. The Company is also required to forecast future taxable income in accordance with accounting standards that address income taxes to assess the appropriateness of a valuation allowance, which further requires the exercise of significant management judgment. Specifically, the Company evaluated the following criteria when considering a valuation allowance:

•	the history of tax net operating losses in recent years;

•	predictability of operating results

•	profitability for a sustained period of time; and

•	level of profitability on a quarterly basis.

As of December 31, 2013, the Company had cumulative net income before tax for the three years then ended. Based on its historical operating performance, the Company has concluded that it was more likely than not that the Company would not be able to realize the full benefit of the U.S. federal and state deferred tax assets in the future. However, the Company has concluded that it is more likely than not that the Company will be able to realize approximately $9,803,000 benefit of the U.S. federal and state deferred tax assets in the future. As a result, the Company has released $9,803,000 of the valuation allowance against its net deferred tax assets during the year ended December 31, 2013.

F-54

As of December 31, 2013, the Company’s valuation allowance against deferred tax assets decreased by approximately $20,960,000 due to write off of expired deferred tax assets and partial release of the Company’s valuation allowance.

The Company will continue to assess the need for a valuation allowance on the deferred tax assets by evaluating both positive and negative evidence that may exist on a quarterly basis. Any adjustment to the deferred tax asset valuation allowance would be recorded in the consolidated statement of income (loss) for the period that the adjustment is determined to be required. The valuation allowance against deferred tax assets was $139,840,000 and $160,799,000 as of December 31, 2013 and 2012, respectively.

Deferred tax assets consist of the following (in thousands):

	December 31,
	2013	2012
Deferred tax assets
Credit carryforward	$2,660	$6,091
Stock based compensation	287	241
Other	59	553
Net operating losses	146,637	153,914

Gross deferred tax assets	149,643	160,799
Valuation allowance	(139,840)	(160,799)
Net deferred tax assets	$9,803	$—

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where stock ownership changes occur. In the event the Company has had a change in ownership, the future utilization of the Company’s net operating loss and tax credit carryforwards could be limited.

A portion of deferred tax assets relating to NOLs, pertains to NOL carryforwards resulting from tax deductions upon the exercise of employee stock options of approximately $1,800,000. When recognized, the tax benefit of these loss carryforwards will be accounted for as a credit to additional paid-in capital rather than a reduction of the income tax expense.

As of December 31, 2013, the Company had net operating loss carryforwards for federal income tax purposes of approximately $433,000,000. The federal net operating loss carryforwards, if not offset against future income, will expire by 2032, with the majority of such NOLs expiring by 2021.

The Company records liabilities, where appropriate, for all uncertain income tax positions. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits within operations as income tax expense. The adoption of these provisions did not have an impact on the Company’s consolidated financial condition, results of operations or cash flows. The company released approximately $41,000 of unrecognized tax benefit due to the lapse of the statute of limitation. At December 31, 2013, the Company had $0 of unrecognized tax benefits.

F-55

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2013	2012
Balance as of January 1	$41	$63
Additions for tax positions related to the current year	—	2
Additions for tax positions related to prior years	—	—
Reductions for tax positions of prior years due to lapse of statute of limitation	(41)	(24)
Settlements	—	—
Balance as of December 31	$—	$41

The Company is subject to taxation in the US and various state jurisdictions. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the years ending December 31, 1998 through December 31, 2013, due to carryforward of unutilized net operating losses and research and development credits. The Company does not anticipate significant changes to its uncertain tax positions through December 31, 2013.

Note 12. Related Party Transactions

The Company provides investment advisory services to an affiliate of a stockholder. During the years ended December 31, 2013 and 2012, the Company recognized approximately $120,000 and $3,000, respectively in revenue. Accounts received from the affiliate were approximately $75,000 and $3,000 as of December 31, 2013 and 2012.

As disclosed in Note 7, on September 6, 2013, the Company entered into a credit facility with an affiliate of a stockholder. As of December 31, 2013, the Company had $5,000,000 outstanding under the credit facility.

Note 13. Subsequent Events

Parnell Pharmaceuticals Holdings Pty Ltd.

On January 23, 2014, the Company entered into a credit agreement pursuant to which the lenders party thereto provided to Parnell Pharmaceuticals Holdings Pty Ltd., a leading global veterinary pharmaceutical business (“Parnell”), a term loan in the principal amount of $25,000,000. The Company provided $10,000,000 and clients of the Company provided the remaining $15,000,000 of the loan. The Company serves as the Agent, Sole Lead Arranger and Sole Bookrunner under the credit agreement and earned a $375,000 arrangement fee at closing. The loan matures on January 23, 2021.

Parnell is obligated to make payments calculated on its quarterly net sales and royalties until such time as the lenders receive a 2.0x cash on cash return. The revenue based payment is subject to certain quarterly and annual caps. The total amount payable is subject to adjustment under certain events including qualified partial payments, a change of control or full prepayment of the loan. The revenue based payment is made quarterly. All amounts applied under the revenue based payment will be made to each lender according to its pro-rata share of the loan.

Pursuant to the terms of the credit agreement, Parnell granted the lenders a first priority security interest in substantially all of Parnell’s assets. The credit agreement contains certain affirmative and negative covenants. Parnell’s U.S., U.K., Australian, New Zealand subsidiaries have guaranteed the obligations under the credit agreement. The obligations to repay the loan may be accelerated upon the occurrence of an event of default under the terms of the credit agreement.

Tribute

Pursuant to the credit agreement between Tribute and the Company, the Company provided the remaining $2,000,000 available under the credit agreement to Tribute on February 4, 2014.

F-56

Eisner Amper LLP
111 Wood Avenue South
Iselin, NJ 08830-2700
T 732.243.7000
F 732.951.7400
www.eisneramper.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Partners
Holmdel Pharmaceuticals, LP

We have audited the accompanying balance sheets of Holmdel Pharmaceuticals, LP (the “Company”) as of December 31, 2013 and 2012, and the related statements of operations, partners’ equity, and cash flows for the year ended December 31, 2013 and the period from December 12, 2012 (inception) to December 31, 2012. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Holmdel Pharmaceuticals, LP as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the year ended December 31, 2013 and the period from December 12, 2012 (inception) to December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

Iselin, New Jersey
March 28, 2014

New York | New Jersey | Pennsylvania | California | Cayman Islands

EisnerAmper is an independent member of PKF International Limited

F-57

Holmdel Pharmaceuticals, LP

Balance Sheets

	December 31, 2013	December 31, 2012

ASSETS

CURRENT ASSETS:
Cash	$63,379	$947,016
Royalties receivable - related party	2,473,063	—
Related party receivable	1,500	—
Prepaid expenses and other current assets	3,649	443,549

Total current assets	2,541,591	1,390,565

Intangible asset, net	11,197,799	12,640,000

TOTAL ASSETS	$13,739,390	$14,030,565

LIABILITIES AND PARTNERS’ EQUITY

CURRENT LIABILITIES:
Accrued expenses	$—	$162,096
Due to GlaxoSmithKline LLC	—	220,549
Distributions payable to partners	2,349,397	—

Total current liabilities	2,349,397	382,645

Commitments and contingencies

PARTNERS’ EQUITY:
General partner’s interest	1,140	1,365
Limited partners’ interest	11,388,853	13,646,555

Total partners’ equity	11,389,993	13,647,920

TOTAL LIABILITIES AND PARTNERS’ EQUITY	$13,739,390	$14,030,565

See accompanying notes to financial statements.

F-58

Holmdel Pharmaceuticals, LP

Statements of Operations

	For the year ended December 31, 2013	For the period from December 12, 2012 (inception) to December 31, 2012

NET REVENUES - related parties
InnoPran XL royalty	$7,135,981	$—
Primlev royalty	860,203	—
TOTAL NET REVENUES-related parties	7,996,184	—

COST AND EXPENSES:
Amortization of intangible assets	1,442,201	—
General and administrative	109,157	—
Acquisition expenses	—	1,352,158

OPERATING INCOME (LOSS)	6,444,826	(1,352,158)

OTHER INCOME, NET	914	78

NET INCOME (LOSS)	$6,445,740	$(1,352,080)

See accompanying notes to financial statements.

F-59

Holmdel Pharmaceuticals, LP

Statements of Partners’ Equity

For the year ended December 31, 2013 and the period from
December 12, 2012 (inception) to December 31, 2012

	General Partner	Limited Partners	Total
Balance - December 12, 2012 (inception)	$—	$—	$—

Net loss	(135)	(1,351,945)	(1,352,080)
Capital contributions	1,500	14,998,500	15,000,000

Balance - December 31, 2012	1,365	13,646,555	13,647,920

Net income	645	6,445,095	6,445,740
Distributions paid	(635)	(6,353,635)	(6,354,270)
Distributions declared and payable	(235)	(2,349,162)	(2,349,397)

Balance - December 31, 2013	$1,140	$11,388,853	$11,389,993

See accompanying notes to financial statements.

F-60

Holmdel Pharmaceuticals, LP

Statements of Cash Flows

	For the year ended December 31, 2013	For the period from December 12, 2012 (inception) to December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,445,740	$(1,352,080)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of intangible asset	1,442,201
Changes in assets and liabilities, net of affect of business acquired:
(Increase) decrease in:
Royalties receivable	(2,473,063)	—
Due from related party	(1,500)	—
Prepaid expenses and other current assets	439,900	(108,000)
Increase (decrease) in:
Accrued liabilities	(162,096)	162,096
Due to GlaxoSmithKline LLC	(220,549)	—
Net cash provided by (used in) operating activities	5,470,633	(1,297,984)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of InnoPranXL and related assets from GlaxoSmithKline LLC	—	(12,755,000)
Net cash used in investing activities	—	(12,755,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
General and limited partner capital contributions	—	15,000,000
Distributions paid to general and limited partners	(6,354,270)	—
Net cash (used in) provided by financing activities	(6,354,270)	15,000,000

(Decrease) increase in cash	(883,637)	947,016

Cash, beginning of period	947,016	—

Cash, end of period	$63,379	$947,016

Non-cash financing activities:
Distributions payable to partners	$2,349,397	$—
Due to GlaxoSmithKline LLC for acquisition	$—	$220,549

See accompanying notes to financial statements.

F-61

Holmdel Pharmaceuticals, LP

Notes to Financial Statements

Note 1. Nature of Operations

Holmdel Pharmaceuticals, LP (the “Partnership”, or “Holmdel”), was formed pursuant to a certificate of limited partnership filed with the Secretary of State of the State of Delaware on December 12, 2012. On December 20, 2012, Holmdel entered in to an Asset Purchase Agreement (“APA”) with GlaxoSmithKline LLC (“GSK”) and acquired the U.S. marketing authorization rights to InnoPran XL ®, a beta blocker pharmaceutical product indicated for the treatment of hypertension, for a total purchase price of approximately $13 million (“the Acquisition”), Holmdel was organized solely for the purpose of (i) consummating the Acquisition, (ii) owning the purchased assets, (iii) entering into a License and Supply Agreement, (iv) entering into a Sublicense and Distribution Agreement and (v) engaging in any other lawful act or activity that is ancillary or incidental to the foregoing. At December 31, 2013, HP General Partner LLC (the “General Partner”) owned a 0.010% general partner interest in Holmdel, through which it manages and effectively controls Holmdel. The General Partner is an equity method investment of SWK Holdings Corporation. As of December 31, 2013, SWK HP Holdings LP an affiliate of SWK Holdings Corporation and Holmdel Therapeutics, LLC (see below) owned limited partnership interests of 84.1% and 15.9%, respectively, which are subject to adjustment under the terms of the limited partnership agreement.

In connection with the Acquisition, and also on December 20, 2012. Holmdel entered into a license and supply agreement with Aptalis Pharmatech, Inc. (the “Aptalis Agreement”) pursuant to which Holmdel was granted a sole and exclusive royalty bearing license to the Aptalis extended release technology (“the Aptalis Technology”) and other technology (“the Holmdel Technology Rights”) to use in the manufacture of InnoPran XL (together, “the Product”). In addition, and also pursuant to the Aptalis Agreement, Aptalis agreed to manufacture and supply the Product to Holmdel (the ‘Manufacturing Agreement’).

Contemporaneously upon entering into the Aptalis Agreement, Holmdel entered into a Sublicense and Distribution Agreement (“the Mist Agreement”) with Mist Pharmaceuticals. LLC (“Mist”), a related party as described below, to grant to Mist (i) an exclusive right and sublicense to the Aptalis Technology, (ii) an exclusive right and license to the related intellectual property, and (iii) an exclusive assignment and delegation of Holmdel’s rights and obligations under the Aptalis license and supply agreement to grant one or more third parties co-promotion and distribution rights, to use the Aptalis Technology and other rights as defined in the Mist Agreement to market, sell and distribute InnoPran XL within the United States and its territories.

In consideration for the items above, Mist agreed to pay royalties, based on a percentage of net sales of the Product, starting at 56% of net sales and growing to 97% of net sales in 2017. With respect to any renewal period after 2017, Holmdel and Mist shall agree on a royalty amount. Mist shall be permitted to deduct cost of goods sold and an administrative fee of $240,000 per year which includes a yearly insurance premium. In addition, until Holmdel receives $ 15 million in the aggregate from the Mist Agreement, Mist shall pay to Holmdel all amounts related to the net sales of Primlev® received by Mist from Akrimax Pharmaceuticals, LLC (“Akrimax”), a related party as described below, pursuant to an agreement between Mist and Akrimax dated October 4, 2011. The initial term of this agreement is two years and shall be automatically renewed for successive periods of one year. The agreement may be terminated (i) by either party if the other party shall commit a material breach if not cured within 60 days written notice; (ii) by Mist if the trailing twelve months net sales are less than $16 million through the fiscal quarter ended June 30, 2014, upon 90 days’ written notice; or (iii) after the expiration of the initial term, by either party upon 180 days’ written notice.

On December 20, 2012, Mist entered into a co-promotion and distribution agreement with Akrimax (“the Akrimax Agreement”) whereby Mist assigned and delegated to Akrimax all of the rights and duties that were assigned or delegated to Mist under the Aptalis Agreement, including (i) the Aptalis manufacturing rights under the Manufacturing Agreement, and (ii) all of the Holmdel obligations delegated to Mist. In addition, Akrimax and Mist agreed that Aptalis shall be deemed a third party beneficiary of the Akrimax Agreement with all rights to enforce the Akrimax Agreement against Akrimax in Aptalis’ own name as if Aptalis were a signatory.

F-62

Holmdel Pharmaceuticals, LP

Notes to Financial Statements

Note 1. Nature of Operations (continued)

Holmdel Therapeutics LLC is owned and controlled by the same individuals who own and control Mist and Akrimax. As such, all transactions between Holmdel and Mist and/or Akrimax are considered related party transactions.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation: The financial statements reflect the accounts of Holmdel Pharmaceuticals, LP.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”), requires the Partnership’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dale of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties: The Partnership is subject to risks common to companies in the pharmaceutical industry including, but not limited to, dependence on key products, dependence on key customers and suppliers, and protection of intellectual property rights.

Cash: The Partnership maintains cash on deposit in a financial institution in amounts which, at times, may be in excess of insured limits.

Royalty Revenue: The Partnerships sole source of revenue is royalty revenue with a related party. As discussed above in Note 1, the Partnership currently has royalty agreements in place for which it receives quarterly royalty payments, based on the net sales of InnoPran XL and Primlev. The Partnership recognizes royalty revenue based upon amounts contractually due pursuant to the underlying royalty agreements. Specifically, revenue is recognized in accordance with the terms of the underlying royalty agreements when (i) persuasive evidence of an arrangement exists; (ii) the risks and rewards have been transferred; (iii) the royalty is fixed or determinable; and (iv) the collectability of the royalty is reasonably assured.

As discussed in Note 1 above, The Partnership recognizes and records royalty revenue based on a percentage of Akrimax’s reported net sales to the Partnership for InnoPran XL® and Primlev®, as defined in the agreement, and as reported to the Partnership by Akrimax, net of all costs incurred by Mist related to the Mist Agreement. The Partnership receives quarterly sales information from Akrimax and makes no adjustments to the amounts reported to it by Akrimax. The agreement provides for gross sales to be reduced by estimates of sales returns, credits and allowances, normal trade and cash discounts, and other costs as defined in the agreement and in accordance with GAAP, all of which are determined by Akrimax. See also Note 6.

Intangible Assets: The Partnership accounts for recognized intangible assets based on their estimated useful lives. Intangible assets with finite useful lives are amortized while intangible assets with indefinite useful lives are not amortized. The useful life is the period over which the assets are expected to contribute directly or indirectly to future cash flows. Straight-line amortization is used to expense recognized amortizable intangible assets. Intangible assets are not written off in the period of acquisition unless they become impaired during that period. The Partnership evaluates the remaining useful life of each intangible asset that is being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset is amortized prospectively over that revised remaining useful life.

F-63

Holmdel Pharmaceuticals, LP

Notes to Financial Statements

2. Summary of Significant Accounting Policies (continued)

Intangible assets with indefinite lives are tested for impairment if impairment indicators arise and, at a minimum, annually. However an entity is permitted to first assess qualitative factors to determine if a quantitative impairment test is necessary. Further testing is only required if the entity determines, based on the qualitative assessment, that it is more likely than not that an indefinite-lived intangible assets fair value is less than its carrying amount. Otherwise, no further impairment testing is required. The Partnership considers many factors in evaluating whether the value of its intangible assets with indefinite lives may not be recoverable including, but not limited to, expected growth rates and the cost of equity and debt capital.

The Partnership did not record any impairments of intangible assets for the year ended December 31, 2013 and for the period from December 12, 2012 (inception) to December 31, 2012.

Income Taxes: The Partnership is generally not subject to U.S. federal and most state income taxes. The partners of the Partnership are liable for income tax in regard to their distributive share of the Partnership’s taxable income. Such taxable income may vary substantially from net income (loss) reported in the accompanying financial statements.

The Partnership evaluates tax positions taken or expected to be taken in the course of preparing the Partnership’s tax returns and disallows the recognition of tax positions not deemed to meet a ‘more-likely-than-not’ threshold of being sustained by the applicable tax authority. The Partnership’s management does not believe it has any tax positions taken within its financial statements that would not meet this threshold. The Partnership’s policy is to reflect interest and penalties related to uncertain tax positions, when and if they become applicable. The Partnership has not recognized any potential interest or penalties in its financial statements for the year ended December 31, 2013 and for the period from December 12, 2012 (inception) to December 31, 2012. The Partnership’s federal and state tax returns for the tax years for which the applicable statutes of limitations have not expired, which is since inception, are subject to examination.

Recent Accounting Pronouncements: In January 2014 the FASB issued ASU 2014-02. ‘Intangibles-Goodwill and Other (Topic 350) Accounting for Goodwill’. These amendments permit a private company to subsequently amortize goodwill on a straight-line basis over a period of ten years, or less if the Partnership demonstrates that another useful life is more appropriate. It also permits a private company to apply a simplified impairment model to goodwill. Under the goodwill accounting alternative, goodwill should be tested for impairment when a triggering event occurs that indicates that the fair value of a company (or a reporting unit) may be below its carrying amount. A private company that elects the accounting alternative is further required to make an accounting policy election to test goodwill for impairment at either the Partnership level or the reporting unit level. The amendments are effective for annual periods beginning after December 15, 2014 and interim periods within annual periods beginning after December 15, 2015. Early adoption is permitted. The Partnership’s management is current assessing the impact, if any. of adoption of this standard on its financial statements.

In July 2012, the FASB Issued ASU 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. This ASU simplifies how entities test indefinite-lived intangible assets for impairment which improve consistency in impairment testing requirements among long-lived asset categories. These amended standards permit an assessment of qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying value. For assets in which this assessment concludes it is more likely than not that the fair value is more than its carrying value, these amended standards eliminate the requirement to perform quantitative impairment testing as outlined in the previously issued standards. The guidance is effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, early adoption is permitted. The adoption of this standard did not have a material impact on the Partnership’s financial statements.

Subsequent Events: The Partnership has evaluated events after December 31, 2013 and through March 28, 2014, which is the dale the financial statements were available to be issued. See Note 7.

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Holmdel Pharmaceuticals, LP

Notes to Financial Statements

Note 3. Acquisition

On December 20, 2012, Holmdel entered into the APA with GSK, and acquired the U.S. marketing authorization rights to InnoPran XL®, for a total purchase price of approximately $13 million. The Partnership has accounted for the Acquisition as a purchase whereby the acquired tangible and intangible assets and assumed liabilities are recorded at their estimated fair value. The Partnership funded the Acquisition with contributed capital from the General and Limited Partners. The Acquisition was consummated to be in line with the Partnerships strategic plan to take non-promoted and undervalued assets and actively market them to maximize their asset value.

The following table summarizes the consideration paid and estimated fair values of the assets acquired and liabilities assumed and incurred in connection with the transaction:

Fair Value of Consideration transferred:
Cash	$12,755,000
Payable to GSK	220,549
Total Fair Value of Consideration transferred	$12,975,549
Recognized amounts of identifiable assets acquired:
Inventory (included in other current assets)	$335,549
InnoPran XL license	12.640.000
Total identifiable net assets	$12,975,549
Net assets acquired	$12,975,549

The Partnership incurred $1,352,158 of acquisition expenses as a result of the Acquisition during the period from December 12, 2012 (inception) to December 31, 2012.

Under the terms of the APA, Holmdel acquired the rights to certain inventory ($335,549) for which title did not transfer until January 2013. As such, the fair value of this inventory which represents net realizable value for finished goods was valued at the selling price less the sum of costs to dispose and a reasonable profit allowance for the selling efforts, and is included in other current assets. Upon the sale of the inventory, the cost reduces net royalty revenues as the related inventory is sold pursuant to the Mist Agreement. The Partnership purchased no other inventory as all inventory is purchased as part of the Mist Agreement.

The valuation of the InnoPran XL license was estimated using the multi-period excess earnings method, a form of the income approach. Under this method, an intangible asset’s fair value is equal to the present value of the after-tax cash flows (excess earnings) attributable solely to the intangible asset. To calculate fair the value, the Partnership used probability-weighted cash flows discounted at an appropriate discount rate. The Partnership believes that the level and timing of cash flows appropriately reflect market participant assumptions. Based on the cash flow projections, the InnoPran XL license is being amortized on a straight-line basis over an approximate 9-year useful life.

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Holmdel Pharmaceuticals, LP

Notes to Financial Statements

Note 4. Intangible asset

The following reflects the details of the InnoPran XL license at December 31, 2013 and 2012:

	2013	2012

InnoPran XL license (estimated useful life of 9 years)	$12,640,000	$12,640,000
Less accumulated amortization	1,442,201	—
Intangible asset, net	$11,197,799	$12,640,000

Changes in the gross carrying amount of the InnoPran XL license consisted of the following:

Gross carrying amount
Balance at December 12, 2012 (inception)	$—
Acquisitions	12,640,000
Balance at December 31, 2012 and 2013	$12,640,000

Amortization expense for the year ended December 31, 2013 was $1,442,201. There was no amortization expense for the period from December 12, 2012 (inception) to December 31, 2012 as the Partnership did not receive all required regulatory approvals until January 2013.

The estimated future amortization for InnoPran XL license is as follows:

2014	$1,442,201
2015	1,442,201
2016	1,446,150
2017	1,442,201
2018	1,442,201
Thereafter	3,982,845

$11,197,799

There were no accumulated impairment losses at December 31, 2013 and 2012.

Note 5. Commitments and Contingencies

Pursuant to the Amended and Restated Limited Partnership Agreement dated December 20, 2012, all liquid assets of the Partnership, including royalty payments received in connection with product sales and all other proceeds of the Partnership, less an amount reasonably determined by the General Partner to cover operating expenses, shall be distributed no less frequently than quarterly to the Partners, pro rata in accordance with their respective partner percentages.

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Holmdel Pharmaceuticals, LP

Notes to Financial Statements

Note 6. Related Party Transactions

The Partnership has agreements in place with Mist based on the December 20, 2012 Sublicense and Distribution Agreement and with Akrimax as a result of the co-promotion and distribution agreement between Mist and Akrimax, which assigned and delegated to Akrimax all of the rights and duties that were assigned or delegated to Mist under the Aptalis Agreement

Pursuant to the Mist Agreement, Holmdel is entitled to a quarterly payment from Mist of the royalties earned, net of the fees for cost of products, the Aptalis royalty (under the Aptalis Agreement) and administrative fees Accordingly, Holmdel records the net amount from Mist as net revenues. As of December 31, 2013 net revenues included:

InnoPrann XL royalty based on a percentage of net sales as defined under the Mist Agreement	$8,971,162

Primlev royalty as defined under the Mist Agreement	860,203

Royalties based on a percentage of net sales as defined under the Mist Agreement	9,831,365

Cost of product	(632,998)

Administrative fee, including insurance premium	(240,000)

Aptalis royalty	(962,183)

Net revenue	$7,996,184

Royalties receivable - related party on the accompanying balance sheet of $2,473,063 represents amounts due to Holmdel from Mist for fourth quarter 2012 activity, which was paid in 2014. Payments of net revenues are made from Mist directly to the partners as distributions.

Included in 2012 acquisition expenses is approximately $740,000 paid to Akrimax as a finder’s fee.

Note 7. Subsequent Events

On February 4, 2014 the Partnership entered into an agreement with Cranford Pharmaceuticals LLC. (‘Cranford’), a Company with a minority ownership by the same individuals who own and control Mist and Akrimax and hence a related party, whereby Holmdel granted to Cranford an exclusive right and license to sublicense to Mist and other sub licensees, and to grant to one or more third parties, co-promotion and distribution rights, to use the Holmdel Technology Rights pursuant to the Aptalis Agreement discussed above in Note 1, to develop, market, sell and distribute within the United States and its territories, a product which Cranford wishes to develop and market as Inderal XL™ (propranolol hydrochloride) extended release capsules (a beta blocker) based on the formulation for InnoPran XL® (“the Cranford Agreement”).

Pursuant to the Cranford Agreement, Cranford will pay Holmdel a quarterly royalty payment based on a percentage of all net Sales of Inderal XL by Cranford, any co-promoter, Mist or any other sub licensee, sold during the applicable calendar quarter.

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Holmdel Pharmaceuticals, LP

Notes to Financial Statements

Note 7. Subsequent Events (continued)

Contemporaneously upon entering into the Cranford Agreement, Cranford entered into an agreement with Aptalis, and Holmdel amended its existing agreement with Mist resulting in Holmdel and Cranford having exclusive rights to use the Aptalis technology. Also pursuant to the amended Mist Agreement, Holmdel has acknowledged and agreed that it and its affiliates may not use the Aptalis Technology and the Holmdel Technology Rights for any other extended release product containing propranolol hydrochloride, other than the use of Holmdel Technology in connection with the manufacture, marketing, sale and distribution of Inderal XL and InnoPran XL, provided however, the parties acknowledge and agree that in the event Mist fails to meet a certain sales milestone for any calendar year, ranging from $22,600,000 in 2014 to $37,000,000 in 2021, then Holmdel no longer will be obligated by the covenant provided in this sentence. In the event Holmdel is no longer obligated by the covenant and Holmdel or any affiliate determines to use the Aptalis Technology and the Holmdel Technology Rights for any other extended release product containing propranolol hydrochloride, then Holmdel shall provide prompt written notice to Mist and Mist will have the right for a period of thirty (30) days following receipt of such notice to terminate the Mist Agreement upon written notice to Holmdel.

In addition, if payments paid to Holmdel for Net Sales with respect to the period from December 20, 2013 through December 20, 2014 are less than $11,500,000, then Akrimax will pay to Holmdel the difference between the amount of such payments and $11,500,000 and in the event that royalty payments for Net Sales paid to Holmdel with respect to the period from December 20, 2014 through December 20, 2015 are less than $16,700,000, then Akrimax will pay to Holmdel the difference between the amount of such payments and $16,700,000.

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14,534,884 Shares

Common Stock

PROSPECTUS

, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

SEC registration fees	$1,610
Legal fees and expenses	$300,000
Printing expenses	$16,000
Accounting fees and expenses	$33,000
Subscription agent fees and expenses	$100,000
Miscellaneous expenses	$25,000
Total	$475,610

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, our certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his or her fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

•	for any transaction from which the director derived an improper personal benefit.

In appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware General Corporation Law. These provisions in our certificate of incorporation do not eliminate a director’s fiduciary duty, nor do they affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article VII, Section 6 of our Bylaws provides for mandatory indemnification of directors and executive officers and indemnification of certain employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In addition, we have entered into separate indemnity agreements with each of our current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. These agreements require us to, among other things, indemnify the director or officer against expenses, including attorneys’ fees, judgments, fines and settlements paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against him or her individually with respect to which he or she individually may be entitled to indemnification by us.

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We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities, including public securities matters.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits required to be filed as part of this Registration Statement are listed in the Exhibit Index attached hereto and are incorporated herein by reference.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the F (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(1) For the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to rule 424(b)(1), or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 6 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dallas, State of Texas, on September 29, 2014.

SWK Holdings Corporation

/s/ J. Brett Pope
J. Brett Pope
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints J. Brett Pope and Charles M. Jacobson and each of them, his or her true lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement on Form S-1 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granted unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Brett Pope	Chief Executive Officer and Director	September 29, 2014
(J. Brett Pope)	(Principal Executive Officer)

/s/ Charles M. Jacobson	Chief Financial Officer	September 29, 2014
(Charles M. Jacobson)	(Principal Financial and Accounting Officer)

/s/ D. Blair Baker	Director	September 29, 2014
(D. Blair Baker)

/s/ Christopher W. Haga	Director	September 29, 2014
(Christopher W. Haga)

/s/ Edward B. Stead	Director	September 29, 2014
(Edward B. Stead)

/s/ Michael Weinberg (Michael Weinberg)	Director	September 29, 2014

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EXHIBIT INDEX

Exhibit Number	Description

3.1	Second Amended and Restated Certificate of Incorporation, as amended by the Certificate of Amendment dated April 18, 2000 (incorporated by reference to Exhibit 3.1 of the Form 8-K previously filed by the Company on May 4, 2000).
3.2	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation dated June 29, 2001 (incorporated by reference to Exhibit 4.02 of the Registration Statement on Form S-8 previously filed by the Company on July 3, 2001).
3.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation filed on December 11, 2001 (incorporated by reference to Exhibit 4.03 of the Registration Statement on Form S-3 filed by the Company on January 18, 2002).
3.4	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation dated November 21, 2005 (incorporated by reference to Exhibit 3.04 of the Registration Statement on Form 8-A filed by the Company on January 31, 2006).
3.5	Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Kana Software, Inc. (incorporated by reference to Exhibit 3.05 of Form 10-K previously filed by the Company on March 31, 2010).
3.6	Amended and Restated Bylaws, as amended on October 25, 2009 (incorporated by reference to Exhibit 3.1 of Form 8-K previously filed by the Company on October 27, 2009).
3.7	Certificate of Designation of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Delaware on January 27, 2006 (incorporated by reference to Exhibit 3.01 to Form 8-K previously filed by the Company on January 31, 2006).
4.1	Form of Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-1/A filed by the Company on September 21, 1999).
4.2	Form of Rights Certificate (incorporated by reference to Exhibit 4.01 of the Form 8-K previously filed by the Company on January 31, 2006).
4.3	Second Amended and Restated Rights Agreement, dated as of February 2, 2012 by and between SWK Holdings Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Form 8-K previously filed by the Company on February 2, 2012).
4.4	Common Stock Purchase Warrant to purchase 1,000,000 shares of the Company’s common stock dated September 6, 2013 issued to Double Black Diamond, L.P. (incorporated by reference to Exhibit 4.1 of the Form 8-K previously filed by the Company on September 9, 2013).
4.5**	Form of Standby Purchase Agreement
4.6** 4.7 4.8

Form of Rights Certificate

Amendment No. 1 to Rights Agreement, dated August 18, 2014, between SWK Holdings Corporation and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 of the Form 8-K previously filed by the Company on August 19, 2014).

Stockholders’ Agreement, dated August 18, 2014, among Double Black Diamond Offshore Ltd., Black Diamond Offshore Ltd., and SWK Holdings Corporation (incorporated by reference to Exhibit 10.2 of the Form 8-K previously filed by the Company on August 19, 2014).

5.1**	Opinion of Holland & Knight LLP
8.1**	Opinion of Holland & Knight LLP as to certain tax matters
10.1	Kana Software, Inc. 1999 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.01 of Form 10-Q previously filed by the Company on November 14, 2006).*

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10.2	2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.01 of Form 10-Q previously filed by the Company on November 9, 2010).*
10.3	SWK Holdings Corporation 2010 Equity Incentive Plan Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.02 of the Form 10-Q previously filed by the Company on November 9, 2010).*
10.4	Employment Agreement, dated August 18, 2014, between the Company and J. Brett Pope (incorporated by reference to Exhibit 10.4 of the Form 8-K previously filed by the Company on August 19, 2014).*
10.5	Employment Agreement, dated August 18, 2014, between the Company and Winston L. Black III (incorporated by reference to Exhibit 10.5 of the Form 8-K previously filed by the Company on August 19, 2014).*
10.6	Severance Compensation Agreement, dated May 14, 2012, between the Company and John F. Nemelka (incorporated by reference to Exhibit 10.03 of Form 10-Q previously filed by the Company on May 15, 2012)*
10.7	Severance Compensation Agreement, dated May 14, 2012, between the Company and Paul V. Burgon (incorporated by reference to Exhibit 10.04 of Form 10-Q previously filed by the Company on May 15, 2012)*
10.8	Purchase Agreement, among SWK Holdings Corporation, PBS Capital Management, J. Brett Pope and Winston L. Black III, dated May 14, 2012 (incorporated by reference to Exhibit 10.05 of Form 10-Q previously filed by the Company on May 15, 2012)*
10.9	Loan Agreement, dated as of September 6, 2013, among the Company, SWK Funding LLC, SWK Advisors LLC, SWK HP Holdings GP LLC, and Double Black Diamond, L.P. (incorporated by reference to Exhibit 10.1 of Form 8-K previously filed by the Company on September 9, 2013).
10.10	Pledge and Security Agreement, dated as of September 6, 2013, among the Company, SWK Funding LLC, SWK Advisors LLC, SWK HP Holdings GP LLC, and Double Black Diamond, L.P. (incorporated by reference to Exhibit 10.2 of Form 8-K previously filed by the Company on September 9, 2013).
10.11	Voting Agreement, dated as of September 6, 2013, among Double Black Diamond, L.P., Double Black Diamond Offshore Ltd., Black Diamond Offshore, Ltd. and the Company (incorporated by reference to Exhibit 10.3 of Form 8-K previously filed by the Company on September 9, 2013).
10.12	Registration Rights Agreement, dated as of September 6, 2013, among Double Black Diamond, L.P., Double Black Diamond Offshore Ltd., Black Diamond Offshore, Ltd. and the Company (incorporated by reference to Exhibit 10.4 of Form 8-K previously filed by the Company on September 9, 2013).
10.13**#	Royalty Agreement, dated April 2, 2013, among SWK Funding LLC, Bess Royalty, L.P. and InSite Vision Incorporated
10.14**#	Amended and Restated Limited Partnership Agreement of Holmdel Pharmaceuticals, L.P., dated December 20, 2012, among HP General Partner, LLC, Brett Pope, an individual, and the limited partners named therein.
10.15**#	First Amendment to Amended and Restated Limited Partnership Agreement of Holmdel Pharmaceuticals, L.P., effective as of December 20, 2012, among HP General Partner, LLC, SWK HP Holdings, LP and Holmdel Therapeutics, LLC.
10.16**#	Credit Agreement, dated January 23, 2014, among Parnell Pharmaceuticals Holdings PTY Ltd. and Parnell, Inc., as Borrowers, the subsidiaries of the Borrowers named therein, the lenders named therein and SWK Funding LLC.
10.17	Agreement dated August 27, 2012, between SWK Holdings Corporation and Pine Hill Group, LLC (incorporated by reference to Exhibit 10.13 of Form 10-K previously filed by the Company on March 31, 2014).

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10.18	Agreement dated February 19, 2013, between SWK Holdings Corporation and Pine Hill Group, LLC (incorporated by reference to Exhibit 10.14 of Form 10-K previously filed by the Company on March 31, 2014).
10.19**	Letter Agreement, dated January 2, 2014, between SWK Holdings Corporation and Georgeson, Inc.
10.20**	Subscription Agent Agreement, dated April 7, 2014, among SWK Holdings Corporation, Computershare Inc., and its wholly-owned subsidiary Computershare Trust Company, N.A.
10.21	Securities Purchase Agreement, dated August 18, 2014, between SWK Holdings Corporation and Carlson Capital, L.P. (incorporated by reference to Exhibit 10.1 of the Form 8-K/A previously filed by the Company on August 21, 2014).
10.22	Termination of Voting Agreement, dated August 18, 2014, among Double Black Diamond, L.P., Double Black Diamond Offshore Ltd., Black Diamond Offshore, Ltd. and SWK Holdings Corporation (incorporated by reference to Exhibit 10.3 of the Form 8-K previously filed by the Company on August 19, 2014).
10.23**#	Credit Agreement, dated July 30, 2014, between SWK Funding LLC and Response Genetics, Inc. (incorporated by reference to Exhibit 10.1 of the Form 8-K/A previously filed by the Company on August 21, 2014).
21.1**	List of Subsidiaries
23.1**	Consent of Burr Pilger Mayer, Inc., Independent Registered Public Accounting Firm
23.2**	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm
23.3**	Consent of Holland & Knight LLP (contained in Exhibits 5.1 and 8.1)
24.1†	Power of Attorney (included on signature page of the Registration Statement)
99.1**	Form of Instruction For Use of SWK Holdings Corporation Subscription Rights Certificates
99.2**	Form of Letter to Stockholders
99.3**	Form of Letter to Beneficial Holders
99.4**	Form of Letter to Clients
99.5**	Form of Nominee Holder Certification
99.6**	Beneficial Holder Election Form
101.INS**	XBRL Instance Document
101.SCH**	XBRL Taxonomy Extension Schema Document
101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document
*	Management contract or compensatory plan or arrangement.
†	Filed herewith
**	Previously filed
#	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

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